    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 2002
                          REGISTRATION NO. 333 -68618

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM S-3/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ECHOSTAR COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)


               Nevada                                           88-0336997
    (State or other jurisdiction                              (IRS Employer
  of incorporation or organization)                         Identification No.)

                            5701 South Santa Fe Drive
                            Littleton, Colorado 80120
                                 (303) 723-1000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive office)

                   ------------------------------------------

                            David K. Moskowitz, Esq.
              Senior Vice President, General Counsel and Secretary
                       EchoStar Communications Corporation
                            5701 South Santa Fe Drive
                            Littleton, Colorado 80120
                                 (303) 723-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

                            Raymond L. Friedlob, Esq.
                              John W. Kellogg, Esq.
                                RaLea Sluga, Esq.
                  Friedlob Sanderson Paulson & Tourtillott, LLC
                     1775 Sherman Street, Twenty-First Floor
                             Denver, Colorado 80203
                                 (303) 571-1400

                   ------------------------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(C)) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED            PROPOSED
                                                                      MAXIMUM             MAXIMUM           AMOUNT OF
                                                                      OFFERING           AGGREGATE         REGISTRATION
  TITLE OF EACH CLASS OF SECURITIES TO BE       AMOUNT TO BE         PRICE PER         OFFERING PRICE          FEE
                REGISTERED                       REGISTERED             NOTE                (1)                (2)
  ---------------------------------------       ------------         ---------         --------------       ------------
5 3/4% Convertible Subordinated Notes            $1,000,000,000           100%           $1,000,000,000         $250,000
due 2008
Class A Common Stock, $.01 par value                 23,100,023            --                        --               --

(1) Equals the aggregate principal amount of the securities being registered pursuant to Rule 457(9).

(2)  Previously paid.

(3) Represents the number of shares of Class A Common Stock that are issuable upon conversion of the convertible notes. Pursuant to Rule 416, the Registrant is also registering such indeterminate number of shares of Class A Common Stock as may be issuable upon conversion of the convertible notes as a result of the antidilution provisions of the convertible notes.

(4)  Pursuant to Rule 457(i), no registration fee is required for these shares.

                              --------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                                      (ii)

                       ECHOSTAR COMMUNICATIONS CORPORATION
                                 $1,000,000,000
                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008

--------------------------------------------------------------------------------

         This prospectus relates to the offer and sale from time to time by certain selling securityholders of our 5 3/4% Convertible Subordinated Notes due 2008 and the shares of our class A common stock into which the convertible notes are convertible. The convertible notes and shares will be sold at market prices prevailing at the time of sale or at privately negotiated prices. We will not receive any of the proceeds from the sale by the selling securityholders of the convertible notes or the shares into which they are convertible. THE CONVERTIBLE
NOTES:

o        Maturity: May 15, 2008

o Interest: The convertible notes will accrue interest as of the issue date, which will be payable semiannually in cash on May 15 and November 15, commencing on November 15, 2001

o Conversion: The convertible notes are convertible into shares of our class A common stock at any time after 90 days following the date of original issuance of the convertible notes at a conversion price of $43.29, subject to adjustment in certain events.

o Redemption: We can redeem the convertible notes on or after May 15, 2004. Holders of the convertible notes may also require us to redeem all or part of their convertible notes upon a change of control event.

o Ranking: The convertible notes are general unsecured obligations ranking junior to all of our existing and future senior debt. The convertible notes also effectively rank junior to all of our secured debts to the extent of the value of the assets securing such debts and to all of the existing and future debt and other liabilities of our subsidiaries. In addition, they rank equal to our other convertible notes. As of September 30, 2001, the convertible notes ranked junior to $3.0 billion of indebtedness and $1.5 billion of other liabilities of our subsidiaries, and ranked equal to $1.0 billion of our other convertible notes.

TRADING FORMAT:

o The convertible notes are eligible for trading in the Portal market of the National Association of Securities Dealers, Inc. The convertible notes are not expected to remain eligible for trading on the Portal system and a trading market may not develop for the notes. We do not intend to apply for listing of the convertible notes on any securities exchange or for quotation through any automated quotation system.

o Our class A common stock is quoted on the Nasdaq National Market under the symbol "DISH." On January 23, 2002, the last reported sale price of our class A common stock on the Nasdaq National Market was $27.33 per share.

         We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

 SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR CERTAIN RISKS YOU SHOULD CONSIDER
  BEFORE YOU PURCHASE ANY CONVERTIBLE NOTES OR SHARES OF CLASS A COMMON STOCK.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission, which is referred to as the SEC, nor any state securities commission has approved or determined whether this prospectus is truthful or complete, nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                        Prospectus dated January 25, 2002

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION...........................................3

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...............................4

PROSPECTUS SUMMARY............................................................6

THE ECHOSTAR ORGANIZATION....................................................11

RISK FACTORS.................................................................12

RATIO OF EARNINGS TO FIXED CHARGES...........................................42

DESCRIPTION OF CONVERTIBLE NOTES.............................................43

REGISTRATION RIGHTS..........................................................57

DESCRIPTION OF OUR CAPITAL STOCK.............................................59

SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS....................62

SELLING SECURITYHOLDERS......................................................68

PLAN OF DISTRIBUTION.........................................................78

LEGAL MATTERS................................................................79

INDEPENDENT ACCOUNTANTS......................................................79

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

         THE CONVERTIBLE NOTES AND SHARES OF CLASS A COMMON STOCK INTO WHICH THEY ARE CONVERTIBLE ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THEIR OFFER IS NOT PERMITTED.

         YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

         Our class A common stock is traded as "National Market Securities" on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(C)), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

         o        Our Annual Report on Form 10-K for the year ended December 31,
                  2000;

         o        Our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2001;

         o        Our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 2001;

         o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

         o Our Current Reports on Form 8-K dated May 22, 2001, May 24, 2001, June 14, 2001, July 12, 200, August 6, 2001, September
                  28, 2001, October 29, 2001, October 31, 2001, November 13,
                  2001, December 14, 2001, December 20, 2001, January 10, 2002
                  and January 23, 2002.

         o The description of our common stock set forth in our Registration Statement on Form 8-A filed on May 30, 1995.

         You may request free copies of these filings by writing or telephoning us at our principal offices, which are located at the following address:

                      EchoStar Communications Corporation
                           5701 South Santa Fe Drive
                           Littleton, Colorado 80120
                      Attention: David K. Moskowitz, Esq.
                                 (303) 723-1000

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described or that they will happen at all. You should read this prospectus and the documents incorporated by reference completely and with the understanding that actual future results may be materially different from what we expect. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties. The risks and uncertainties include, but are not limited to:

         o our proposed merger with Hughes Electronics Corporation may not occur as a result of: (1) the failure to obtain necessary Internal Revenue Service, which is referred to as the IRS, tax rulings, antitrust clearance, Federal Communications Commission, or FCC, approval or the requisite approval from General Motors' stockholders, (2) shareholder litigation challenging the merger, or
             (3) the failure to satisfy other conditions;

         o while we need substantial additional financing, we are highly leveraged and subject to numerous constraints on our ability to raise additional debt;

         o we may incur unanticipated costs in connection with the Hughes merger financing or any refinancings we must undertake or consents we must obtain to enable us to consummate the Hughes merger;

         o regulatory authorities may impose burdensome terms on us as a condition of granting their approval of the Hughes merger or the acquisition of Hughes' interest in PanAmSat, and legislative and regulatory developments may create unexpected challenges for us;

         o we may not realize the benefits and synergies we expect from, and may incur unanticipated costs with respect to, the Hughes merger due to delays, burdensome conditions imposed by regulatory authorities, difficulties in integrating the businesses or disruptions in relationships with employees, customers or suppliers;

        o we are party to various lawsuits which, if adversely decided, could have a significant adverse impact on our business;

        o we may be unable to obtain needed retransmission consents, FCC authorizations or export licenses;

        o our satellite launches may be delayed or fail, our satellites may fail prematurely in orbit, and we currently do not have traditional commercial insurance covering losses incurred from the failure of launches and/or satellites;

        o weakness in the global economy may harm our business generally, and adverse local political or economic developments may occur in some of our markets;

        o service interruptions arising from technical anomalies on some satellites, or caused by war, terrorist activities or natural disasters, may cause customer cancellations or otherwise harm our business;

        o we face intense and increasing competition from the cable television industry, new competitors may enter the subscription television business, and new technologies may increase competition;

        o future acquisitions, strategic partnerships and divestitures may involve additional uncertainties;

        o the September 11, 2001 terrorist attacks and changes in international political conditions as a result of these events may continue to affect the U.S. and the global economy and may increase other risks; and

        o we may face other risks described from time to time in periodic reports we file with the SEC.

        You should read carefully the section of this prospectus under the heading "Risk Factors" beginning on page 12. We assume no responsibility for updating forward-looking information contained or incorporated by reference in this prospectus.

                               PROSPECTUS SUMMARY

                       ECHOSTAR COMMUNICATIONS CORPORATION

         In this prospectus, the words "we," "our," and "us" refer to EchoStar Communications Corporation and its subsidiaries, unless the context otherwise requires. "EDBS" refers to EchoStar DBS Corporation and its subsidiaries and "EBC" refers to EchoStar Broadband Corporation. You should refer to the section entitled "The EchoStar Organization" for a simplified chart depicting our organizational structure. "Hughes" refers to Hughes Electronics Corporation, or a holding company that is expected to be formed to hold all of the stock of Hughes Electronics Corporation, and "PanAmSat" refers to PanAmSat Corporation, in each case including their respective subsidiaries, unless the context otherwise requires.

OUR BUSINESS

         We are a leading provider of direct broadcast satellite, or DBS, television services in the U.S. through our DISH Network business unit. We are also an international supplier of digital satellite receiver systems and a provider of other satellite services.

OUR BUSINESS STRATEGY

         Our primary objectives are to continue to expand our DISH Network subscriber base and to develop our interactive, Internet and high-speed data services. To achieve this objective, we plan to:

         o leverage our significant share of DBS spectrum capacity to offer more channels than any other video provider in the U.S., and to offer unique programming services that will differentiate us from our competition, including niche and foreign language programming services;

         o offer marketing promotions that will enhance our position as a leading provider of value-oriented programming services and receiver systems;

        o    expand and improve DISH Network distribution channels;

        o emphasize one-stop shopping for DBS services and equipment and superior customer service;

        o utilize our orbital assets and strategic relationships to provide interactive and high speed Internet access to DISH Network customers via one convenient source; and

        o    develop EchoStar Technologies Corporation and our other businesses.

OUR DISH NETWORK

         We started offering subscription television services on the DISH Network in March 1996. As of September 30, 2001, the DISH Network had approximately 6.4 million subscribers. From January 1, 2001 to September 30, 2001, we acquired over 57% of net new DBS customers. We now have six DBS satellites in orbit that enable us to offer over 500 video and audio channels, together with data services and high definition and interactive TV services, to consumers across the continental U.S. We believe that the DISH Network offers programming packages that have a better "price-to-value" relationship than packages currently offered by most other subscription television providers. As of September 30, 2001, there were approximately 17.7 million subscribers to DBS and other direct-to-home satellite services in the U.S. We believe that there are more than 85 million total pay television subscribers in the U.S., and that there continues to be significant unsatisfied demand for high quality, reasonably priced television programming services.

BROADBAND AND INTERACTIVE SERVICES

         We are continuing to expand our offerings to include interactive, Internet and high-speed data services. During 2001, we began offering DISH Network customers an interactive digital receiver with a built-in hard disk drive that permits viewers to pause and record live programs without the need for videotape. We now offer receivers capable of storing up to 35 hours of programming, and expect to increase storage capacity on future models to over 100 hours. We also are offering set-top boxes that can provide a wide variety of innovative interactive television services and applications.

         Together with StarBand Communications, our affiliate, we began offering to our customers in November 2000 "always on" two-way high-speed satellite Internet access along with DISH Network satellite television programming via a single dish. We are also seeking additional ways to expand our Internet and high-speed data services, including through partnerships with third parties who have particular expertise in the high-speed transmission of digital information. We believe we will be able to increase our subscriber base and our average revenue per subscriber by offering these and other similar services.

ECHOSTAR TECHNOLOGIES CORPORATION

         In addition to supplying our satellite receiver systems for the DISH Network, our EchoStar Technologies Corporation subsidiary supplies similar digital satellite receivers to international satellite TV service operations. In addition to the DISH Network, our two major customers are Via Digital, a subsidiary of Telefonica, Spain's national telephone company, and Bell ExpressVu, a subsidiary of Bell Canada, Canada's national telephone company.

OUR EXECUTIVE OFFICES

         Our principal executive offices are located at 5701 South Santa Fe Drive, Littleton, Colorado 80120 and our telephone number is (303) 723-1000.

                         THE PROPOSED MERGER WITH HUGHES

         On October 28, 2001, Hughes, General Motors, which is Hughes' parent corporation, and we signed definitive agreements relating to our merger into Hughes in a stock-for-stock transaction to occur after the separation of Hughes from GM by means of a split-off. Hughes is a leading provider of satellite-based entertainment information and communications services for the home and business markets, including video, data, voice, multimedia and Internet services. Through its DIRECTV subsidiary, Hughes is the largest provider of DBS services in the U.S. Hughes also owns an approximately 81% equity interest in PanAmSat, a leading global provider of video and data broadcasting services through 21 satellites it owns and operates.

         The surviving corporation in the merger will carry our name and will provide DBS services in the United States and Latin America, primarily under the DIRECTV brand name, global fixed satellite services and other broadband communication services. The merger is subject to the prior separation of Hughes from GM by way of a recapitalization of Hughes and split-off of Hughes from GM and other conditions and risks. We expect the merger with Hughes and related transactions to require at least $7.025 billion of cash. We expect that we will provide approximately $1.5 billion from available cash, approximately $689 million will come from the sale of 9 1/8% senior notes by EDBS, approximately $1.5 billion from the purchase of our series D preferred stock by Vivendi, and the remainder will come from new cash raised on or prior to the closing of the Hughes merger through public or private debt or equity offerings, bank debt or a combination thereof.

         If Hughes cannot complete the merger with us, we may be required to purchase Hughes' interest in PanAmSat, merge with PanAmSat or make a tender offer for all of PanAmSat's shares and may also be required to pay a $600 million termination fee to Hughes. If we purchase the Hughes interest in PanAmSat rather than undertaking the merger or the tender offer, we must make offers for all PanAmSat shares that remain outstanding. We expect that our acquisition of Hughes' interest in PanAmSat, which is at a price of $22.47 per share, together with our assumed purchase of the remaining outstanding PanAmSat shares and our payment of the termination fee to GM would require at least $3.4 billion of cash and approximately $600 million of our class A common stock. We expect that we will provide approximately $1.5 billion from the purchase of our series D preferred stock by Vivendi, approximately $689 million will come from the sale of 9 1/8% senior notes by EDBS, and the remainder will come from available cash.

         We and Hughes have obtained $5.525 billion in bridge financing commitments for the Hughes merger and related transactions. This commitment has been reduced to $3.325 billion as a result of the sale of $700 million of senior notes by EDBS on December 28, 2001 and the closing of the $1.5 billion equity investment in us as part of our strategic alliance with Vivendi Universal on January 22, 2002. Any other financing we complete prior to these transactions will reduce these commitments dollar-for-dollar. We discuss these commitments under "The Proposed Merger and Related Transactions -- Merger Financing."

         We currently expect the Hughes merger to occur in the second half of 2002, subject, among other things, to receiving FCC approval and antitrust clearance. The section of this prospectus entitled "The Proposed Merger and Related Transactions" contains a more complete description of these transactions.

         Information in this prospectus relating to potential business combinations with Hughes and/or PanAmSat is relevant only if we complete the Hughes merger or acquire Hughes' interest in PanAmSat. For a discussion of the uncertainties surrounding the completion of the merger or the acquisition by us and the potential resulting impact on us, see "Risk Factors - Risks Related to the Proposed Merger and Related Transactions." None of GM, Hughes or PanAmSat is responsible for the information contained in this prospectus. The completion of these transactions is not certain. You should consider all the alternative outcomes in connection with your investment in the convertible notes or our class A common stock, including the possibility that we complete neither the Hughes merger nor the acquisition of Hughes' interest in PanAmSat.

OUR REASONS FOR THE MERGER

         Our primary objective is to continue to provide a leading multi-channel subscription television service, to expand our DBS subscriber base, and to further develop as an integrated full service satellite company. Our planned merger with Hughes will help facilitate this objective. We plan to:

         Integrate DIRECTV and our networks: We intend to integrate DIRECTV and our networks to realize economies of scale and to offer enhanced services by:

        o eliminating duplicative programming and utilizing reclaimed broadcast spectrum to deliver more program and service offerings;

        o standardizing DIRECTV and our set-top boxes to offer a common service platform to customers and reduce the cost of set-top boxes;

        o    combining and improving the two distribution networks; and

        o consolidating satellite uplink, customer service and other facilities and infrastructure.

         Generate substantial cost and revenue synergies: We believe the combined companies can generate cost synergies by:

        o reducing subscriber acquisition costs through, among other things, standardizing and reducing the cost of set-top boxes;

        o reducing churn by offering increased services and creating increased customer loyalty;

        o reducing programming costs as a result of their larger subscriber base; and

        o    eliminating duplicative overhead.

         We also believe the combined companies can generate revenue synergies by:

        o    introducing local-to-local service in new markets;

        o expanding two-way high-speed satellite Internet consumer and business offerings by providing broadband Internet services at more attractive pricing;

        o expanding new high definition television, video-on-demand, pay-per-view, educational programming and other programming offerings; and

        o    generating new sources of local and national advertising revenue.

         Expand two-way high-speed satellite Internet access offerings: We plan to expand "always-on" two-way high-speed Internet access to consumers and businesses. Our broadband offering could play an important role in spanning the "digital divide" between urban and suburban customers with multiple choices for high-speed Internet access and rural customers with few or no choices for high-speed Internet access. We also believe this service will be successful in urban and suburban markets.

         Improve the operating performance of PanAmSat: We intend to increase PanAmSat's profitability by:

        o    increasing satellite capacity utilization;

        o creating comprehensive service packages including encryption, customer care and other services;

        o    exploring new markets; and

        o    implementing cost savings.

         Leverage Hughes' and our combined research and development efforts: We plan to leverage the engineering capabilities of the combined companies to expand the features and functionality of their satellite receiver systems. These features will include a wide variety of innovative interactive television services and applications. In addition, we will continue to enhance our satellite-based broadband communications platform.

                               RECENT DEVELOPMENTS

Strategic Alliance with Vivendi Universal and Sale of Series D Convertible Preferred Stock

         On December 14, 2001, Vivendi Universal and we announced an eight-year strategic alliance in which Vivendi Universal will develop and provide our DISH Network customers in the U.S. a variety of programming and interactive television services.

         As part of this agreement, Vivendi Universal plans to offer our DISH Network customers five new channels of basic and niche programming content. Vivendi Universal will also offer expanded pay-per-view and video-on-demand movies. These services are expected to begin in the fall of 2002. Customary fees per subscriber will be paid by us. Vivendi Universal and we will also work together on a new programming initiative to develop new satellite-delivered broadband channels featuring interactive games, movies, sports, education, and music to be launched within a three-year period following consummation of the agreement.

         Also as part of the agreement, we will integrate Vivendi Universal's advanced, interactive middleware technology, MediaHigway, a Canal+Technology, as a non-exclusive middleware solution that will provide DISH Network customers using personal video recorders unique interactive television services, such as movies from Vivendi Universal and music from Universal Music Group. The parties will look at the broadest possible use of MediaHighway.

          As part of this alliance, Jean-Marie Messier, Chairman and CEO of Vivendi Universal, has become a member of our Board of Directors, and he will continue as a director following our proposed Hughes merger.

         As part of this strategic alliance, on January 22, 2002, Vivendi Universal acquired 5,760,479 shares of our series D convertible preferred stock for $1.5 billion, or approximately $260.40 per share. Each share of the series D preferred stock has the same economic and voting rights as ten shares of class A common stock into which it is convertible and has a liquidation preference equal to approximately $260.40 per share. Immediately prior to the consummation of the Hughes merger, the series D preferred stock will convert into shares of our class A common stock, which will then be exchanged for shares of class A common stock of the surviving corporation in the Hughes merger.

         In connection with the purchase of the series D convertible preferred stock, Vivendi Universal also received contingent value rights, intended to provide protection for the price of the class A common stock to be issued. The maximum payment under the rights is $225 million if the Hughes merger is completed, or $525 million if the Hughes merger is not completed. Any amount owing under these rights would be settled three years after completion of the Hughes merger, except in certain limited circumstances. In addition, if the Hughes merger is not consummated, these rights will be settled 30 months after the acquisition of Hughes' 81% interest in PanAmSat or the termination of the merger agreement and the PanAmSat stock purchase agreement.

         The impacts of this strategic alliance on us are not reflected in this prospectus.

Sale by EDBS of 9 1/8% Senior Notes Due 2009

         On December 28, 2001, EDBS closed on the sale of $700 million of 9 1/8% Senior Notes due 2009, which are referred to as the 9 1/8% Notes. The proceeds from the 9 1/8% Notes will be used by EDBS to repay a portion of amounts owed to us, which we intend to use for one or more of the following: (1) to provide a portion of the financing for the Hughes merger; (2) if we do not consummate the Hughes merger, to provide a portion of the financing for our acquisition of Hughes' approximately 81% interest in PanAmSat, and (3) the construction, launch and insurance of additional satellites, strategic investments and acquisitions and other general corporate purposes. Despite the sale of the 9 1/8% Notes, we will need substantial additional financing to complete the Hughes merger from additional cash raised through public or private debt or equity offerings, bank debt or a combination thereof by us or our subsidiaries.

                            THE ECHOSTAR ORGANIZATION

The following chart illustrates the corporate structure where significant assets and rights are held.


                                    ------------------------------------------------------------
                                                 ECHOSTAR COMMUNICATIONS CORPORATION

                                                            NASDAQ: DISH
                                                   ISSUER OF THE CONVERTIBLE NOTES
                                    Issuer of the 4 7/8% Convertible Subordinated Notes Due 2007
                                    ------------------------------------------------------------
                                                                 |
                                        ----------------------------------------------------
                                                   ECHOSTAR BROADBAND CORPORATION

                                             Issuer of the 10 3/8% Senior Notes due 2007
                                        ----------------------------------------------------
                                                                |
                                                                |
                        -------------------------------------------------------------------------------
                        |                                                                             |
-----------------------------------------------------                         --------------------------------------------------
              ECHOSTAR DBS CORPORATION                                                 ECHOSTAR ORBITAL CORPORATION

  o   Issuer of the 9 1/4% Senior Notes due 2006                                  o   Contracts for the construction and
  o   Issuer of the 9 3/8% Senior Notes due 2009                                      launch of the EchoStar VII, EchoStar VIII
  o   Issuer of the 9 1/8% Senior Notes due 2009                                      and EchoStar IX satellites
-----------------------------------------------------                         --------------------------------------------------
                        |
                        |
            ----------------------------------------------------------------------------------------------------------
            |                           |                           |                       |                        |
   -------------------       -----------------------    ------------------------      ---------------------    ------------------
          |                            |                             |                          |                      |
        ECHOSTAR                  ECHOSPHERE                      ECHOSTAR                   ECHOSTAR                 DISH
      TECHNOLOGIES                CORPORATION              SATELLITE CORPORATION           INTERNATIONAL             NETWORK
      CORPORATION                                                                           CORPORATION        SERVICE CORPORATION
                              o   U.S. distribution of   o    DISH Network and
 o   U.S. distribution            DTH products and            Satellite services     o  International          o  Installation of
     of EchoStar receiver         EchoStar receiver      o    EchoStar I satellite      distribution of DTH       DBS products
     systems for DISH             systems for the        o    EchoStar II satellite     products
     Network and DTH              DISH Network to        o    EchoStar III satellite                           ------------------
     products to                  satellite retailers    o    EchoStar IV satellite    --------------------
     Echosphere                   and distributors       o    EchoStar V satellite
 o   Research and                                        o    EchoStar VI satellite
     development of DBS                                  o    11 frequencies
     stand-alone and                                          61.5(degrees) WL
     integrated products                                 o    29 frequencies
                                                              110(degrees) WL
  -----------------------    ------------------------    o    24 frequencies
                                                              148(degrees) WL
                                                         o    22 frequencies
                                                              175(degrees) WL
                                                         o    DBS programming
                                                              contracts
                                                         o    Wyoming digital
                                                              broadcast center
                                                         o    Arizona digital
                                                              broadcast center
                                                         o    Six customer service
                                                              centers
                                                        ------------------------

                                  RISK FACTORS

         Investing in the convertible notes or our class A common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before deciding whether to invest in the convertible notes or our class A common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently believe to be immaterial, also may become important factors that affect us.

         If any of the following events occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of the convertible notes or our class A common stock could decline and you may lose some or all of your investment.

                          RISKS RELATED TO OUR BUSINESS

WE WILL HAVE SUBSTANTIAL DEBT OUTSTANDING AFTER THE OFFERING AND MAY INCUR ADDITIONAL DEBT, SO WE MAY BE UNABLE TO PAY INTEREST OR PRINCIPAL ON THE CONVERTIBLE NOTES.

         As of September 30, 2001, on a pro forma basis after giving effect to the issuance of $700 million of senior notes by EDBS on December 28, 2001, our total debt, including the debt of our subsidiaries, would have been approximately $5.7 billion.

         If the Hughes merger is completed and necessary consents from holders of our existing notes and existing notes of our subsidiaries are obtained, the ultimate structure of the Hughes merger could include the purchase by or contribution to us of approximately 8.5 million subscribers. We expect that the subscribers and potential associated cash flow would result in significant additional capacity to pay dividends and make distributions and other restricted payments, and to incur additional debt.

         Our substantial debt could have significant consequences to you, including:

        o making it more difficult to satisfy our obligations with respect to the convertible notes;

        o increasing our vulnerability to general adverse economic conditions, including changes in interest rates;

        o limiting our ability to obtain additional financing, including financing to satisfy our obligations with respect to the convertible notes;

        o requiring us to devote a substantial portion of our available cash and cash flow to make interest and principal payments on our debt, thereby reducing the amount of available cash for other purposes;

        o limiting our financial flexibility in responding to changing economic and competitive conditions; and

        o placing us at a disadvantage compared to our competitors that have less debt.

RESTRICTIVE COVENANTS UNDER OUR INDEBTEDNESS MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS

         The indentures relating to the senior notes of our subsidiaries and our other long-term indebtedness contain restrictive covenants that may inhibit our ability to manage our business, engage in certain transactions that we believe to be beneficial to holders of common stock and the convertible notes and to react to changing market conditions. These restrictions, among other things, limit the ability of our subsidiaries to:

        o    incur additional indebtedness;

        o    issue preferred stock;

        o    sell assets;

        o    create, incur or assume liens;

        o    merge, consolidate or sell assets;

        o    enter into transactions with affiliates; and

        o    pay dividends and make other distributions.

         In particular, but without limitation, the indentures related to the outstanding senior notes of our wholly owned subsidiary, EBC, and EBC's wholly-owned subsidiary, EDBS, limit EBC's ability to pay dividends or make distributions to us and EDBS' ability to pay dividends or make distributions to EBC. Since we are a holding company with no significant net assets other than our ownership in our subsidiaries, we will be dependent on the receipt of funds from EBC, which is dependent on the receipt of funds from EDBS, to pay interest and principal on the convertible notes and these limitations could adversely affect our ability to make such payments on the convertible notes.

INCREASED SUBSCRIBER TURNOVER COULD HARM OUR FINANCIAL PERFORMANCE.

         Our percentage churn for the nine months ended September 30, 2001 increased compared to the same period during 2000. The increase resulted from the slowing economy, significant piracy of the products of the other DBS provider, bounty programs offered by competitors, our maturing subscriber base and other factors. As a result of all of these factors, we also expect our percentage churn for the remainder of 2001 to be higher than our historical average.

         Furthermore, impacts from our litigation with the networks in Florida, new FCC rules governing the delivery of superstations and other factors could cause us to terminate delivery of distant network channels and superstations to a material portion of our subscriber base, which could cause many of those customers to cancel their subscription to our other services. Any such terminations could result in a small reduction in average monthly revenue per subscriber and could result in an increase in our percentage churn.

         Commencing January 1, 2002, we were required to comply with the statutory requirement to carry all qualified over the air television stations by satellite in any market where we carry any local network channels by satellite. Any reduction in the number of markets we serve in order to comply with "must carry" requirements for other markets would adversely affect our operations and could result in a temporary increase in churn. While there can be no assurance, based among other things on the number of over the air television stations that have qualified for "must carry" to date and on other available satellite capacity, we currently believe we meet statutory "must carry" requirements. We cannot be sure that the FCC will not interpret or implement its "must carry" rules in ways that may require us to decrease the number of markets where we provide local channels. In combination, these resulting subscriber terminations would result in a small reduction in average monthly revenue per subscriber and could increase our percentage churn.

INCREASED SUBSCRIBER ACQUISITION COSTS COULD AFFECT OUR FINANCIAL PERFORMANCE.

         We subsidize the cost and installation of our receiver systems in order to attract new DISH Network subscribers. Our average subscriber acquisition costs were $403 per new subscriber during the nine months ended September 30, 2001. Subscriber acquisition costs exclude the costs of receiver system equipment under our Digital Home Plan lease program. Because we retain ownership of such equipment, we capitalize such costs and depreciate them over the equipment's useful life. Our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase to the extent that we continue or expand our current sales promotion activities, or introduce other more aggressive promotions. Any material increase in subscriber acquisition costs from current levels could have a material adverse effect on our business and results of operations.

WE MAY BE UNABLE TO MANAGE RAPIDLY EXPANDING OPERATIONS.

         If we are unable to manage our growth effectively, it could have a material adverse effect on our business and results of operations. To manage our growth effectively, we must continue to develop our internal and external sales forces, installation capability, customer service operations and information systems, and maintain our relationships with third-party vendors. We also need to continue to expand, train and manage our employee base, and our management personnel must assume even greater levels of responsibility. If we are unable to continue to develop our installation capability and customer service operations in a timely manner to effectively manage growth, we may experience a decrease in subscriber growth and an increase in churn, which could have a material adverse effect on our business and results of operations.

WE MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE, IN ORDER TO CONTINUE GROWING, TO INCREASE EARNINGS AND TO MAKE PAYMENTS ON THE CONVERTIBLE NOTES.

         Our ability to increase earnings and to make interest and principal payments on the convertible notes will depend in part on our ability to continue growing our business by maintaining and increasing our subscriber base. This may require significant additional capital that may not be available to us.

         Funds necessary to meet subscriber maintenance and acquisition costs will be satisfied from existing cash and investment balances to the extent available. We may, however, be required to raise additional capital in the future to meet these requirements. There can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future.

         In addition to our DBS business plan, we have conditional licenses and pending FCC applications for a two satellite FSS Ku-band satellite system and a two satellite FSS Ka-band satellite system. We will need to raise additional capital to construct, launch, and insure satellites and complete these systems. During February 2000,we announced agreements for the construction and delivery of three new satellites. We may need to raise additional capital to construct, launch and insure these satellites. There can be no assurance that additional financing will be available on acceptable terms, or at all.

WE EXPECT NET LOSSES THROUGH AT LEAST 2001 AND CANNOT BE CERTAIN THAT WE WILL ACHIEVE OR SUSTAIN PROFITABILITY.

         Due to the substantial expenditures necessary to complete construction, launch and deployment of our DBS system and to obtain and service DISH Network customers, we have sustained significant losses. If we do not have sufficient income or other sources of cash, our ability to service our debt and pay our other obligations could be affected. We had net losses of $650 million and $173 million for the year ended December 31, 2000 and for the nine months ended September 30, 2001, respectively. Improvements in our results of operations will depend largely upon our ability to increase our customer base while maintaining our price structure, effectively managing our costs and controlling churn. We cannot assure you that we will be effective with regard to these matters. Acquisition costs to obtain new DISH Network subscribers are responsible for a substantial portion of the negative effects of churn and may otherwise have a material adverse effect on our results of operations. We anticipate that we will continue to experience net losses through 2001. These net losses may continue beyond 2001.

OUR SATELLITES ARE SUBJECT TO RISKS DURING AND AFTER LAUNCH.

         Satellite launches are subject to significant risks, including launch failure, which may result in incorrect orbital placement or improper commercial operation. Approximately 15% of all commercial geostationary satellite launches have resulted in a total or constructive total loss.

         During February 2001, we announced an agreement with Lockheed Martin's International Launch Services division for it to provide launch services for the EchoStar VII and EchoStar VIII satellites. EchoStar VII is expected to launch on a Lockheed Martin Atlas IIIB launch vehicle from Cape Canaveral. EchoStar VIII is expected to launch on a Russian Proton K/Block DM launch vehicle from the Baikonur Cosmodrome in Kazakhstan.

         The EchoStar VII launch is expected to be the first flight for the Atlas IIIB rocket. The risk of launch delay and failure are usually greater when the rocket does not have a track record of previously successful flights.

         As a result of delays by the satellite manufacturer and insurance procurement issues resulting from market reticence with respect to Atlas III launches, particularly following the September 11th tragedy, the earliest scheduled launch of EchoStar VII is the first quarter of 2002 (subject to receiving FCC approval). We are evaluating alternative launch vehicles to potentially minimize the risk of further delays. EchoStar VIII is currently expected to launch during the first half of 2002 (subject to requesting and receiving FCC approval). Postponement of the launch of either of these satellites could result from delays in delivery of the satellite, from difficulties procuring adequate launch insurance, or from other factors.

         Meteoroid events pose a potential threat to all in-orbit geosynchronous satellites, including our DBS satellites. The probability that our satellites will be damaged by meteoroids increases significantly when the Earth passes through the particulate stream left behind by various comets. Due to the current peak in the 11-year solar cycle, increased solar activity is likely for the next year. Some of these solar storms pose a potential threat to all in-orbit geosynchronous satellites, including our DBS satellites. Additionally, some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft, including our DBS satellites. We may be required to perform maneuvers to avoid collisions and these maneuvers may prove unsuccessful. The loss, damage or destruction of any of our satellites as a result of an electrostatic storm, collision with space debris, malfunction or other event would have a material adverse effect on our business and results of operations.

OUR SATELLITES HAVE MINIMUM DESIGN LIVES OF 12 YEARS, BUT COULD FAIL OR SUFFER REDUCED CAPACITY BEFORE THEN.

         Our ability to earn revenue depends on the usefulness of our satellites. Each of our satellites has a limited useful life. A number of factors affect the useful lives of the satellites, including among other things the quality of their construction, the durability of their component parts, the efficiency of the launch vehicle used and their ability to continue to maintain proper orbit. The minimum design life of each of our satellites is 12 years. We can provide no assurance, however, as to the actual useful lives of the satellites. Our operating results would be adversely affected if the useful life of any of our satellites were significantly shorter than 12 years. The satellite construction contracts for our satellites contain no warranties if EchoStar I, EchoStar II, EchoStar III, EchoStar IV, EchoStar V or EchoStar VI fails following launch. The satellite construction contracts for EchoStar VII, EchoStar VIII and EchoStar IX, the satellites under construction, contain limited warranties if they fail following launch. Additionally, moving any of these satellites, either temporarily or permanently, to another orbital location decreases the orbital life of the satellite by up to six months per movement.

         During the second quarter 2000, two transponder pairs on EchoStar III malfunctioned. Including the three transponder pairs that malfunctioned during 1998, these anomalies have resulted in the failure of ten transponders on this satellite. While a maximum of 32 transponders can be operated at any time, the satellite was equipped with a total of 44 transponders to provide redundancy. As a result of this redundancy and because we are only authorized by the FCC to operate on a firm basis 11 transponders at the 61.5 degree orbital location (together with an additional six leased transponders), the transponder malfunctions have not impacted commercial operation of the satellite to date. We will continue to evaluate the performance of EchoStar III and may be required to modify our loss assessment as new events or circumstances develop.

         As a result of the failure of EchoStar IV solar arrays to fully deploy and the failure of 30 transponders to date, a maximum of approximately 14 of the 44 transponders on EchoStar IV are available for use at this time. Due to the normal degradation of the solar arrays, the number of available transponders will further decrease over time. In addition to the transponder and solar array failures, EchoStar IV experienced anomalies affecting its thermal systems and propulsion system. In January 2000, we reduced the total estimated useful life of EchoStar IV to approximately 4 years as of such date. There can be no assurance, however, that a total loss of use of this satellite will not occur in the more immediate future. See "-We currently have no traditional commercial insurance coverage on our satellites and we may be unable to settle outstanding claims with insurers."

         EchoStar V is equipped with a total of three momentum wheels, including one spare. During July 2001, EchoStar V experienced an anomaly resulting in the loss of one momentum wheel. While no further momentum wheel losses are expected, until the root cause of the anomaly is finally determined, there can be no assurance future anomalies will not cause further losses which could impact commercial operation of the satellite. The extent to which the loss of an additional momentum wheel would impair commercial operation has not yet been finally determined, but terms for in-orbit insurance, if procured, could be impacted. During August 2001, one of the thrusters on EchoStar V experienced an anomalous event resulting in a temporary interruption of service. The satellite is equipped with a substantial number of backup thrusters.

         EchoStar V is also equipped with a total of 48 transponders, including 16 spares. A total of two transponders were taken out of service and replaced by spares between the launch of the satellite and June 30, 2001. During the third quarter 2001, EchoStar V experienced anomalous telemetry readings on two additional transponders. One of those transponders experienced unusually high telemetry readings and as a precaution, during September 2001 we substituted that transponder with a spare. To the extent that EchoStar V experiences anomalous telemetry readings on additional transponders it may be necessary to utilize additional spare transponders. Until the root cause of the anomalies is finally determined, there can be no assurance future anomalies will not cause losses which could impact commercial operation of the satellite.

         EchoStar VI is equipped with a total of 48 transponders, including 16 spares. During April 2001, EchoStar VI experienced a series of anomalous events resulting in a temporary interruption of service. As a result of the anomaly, we believe that one stationkeeping thruster and a pair of transponders are unusable. The satellite is equipped with a substantial number of backup transponders and thrusters. EchoStar VI has also experienced anomalies resulting in the loss of two solar array strings. The satellite has a total of approximately 112 solar array strings and approximately 106 are required to assure full power availability for the 12-year design life of the satellite. Until the root cause of these anomalies is finally determined, there can be no assurance future anomalies will not cause further losses which could impact commercial operation of the satellite.

         In the event of a failure or loss of any of our satellites, we may relocate another satellite and use it as a replacement for the failed or lost satellite. Such a relocation would require prior FCC approval and, among other things, a showing to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. We cannot be certain that we could obtain such FCC approval. If we choose to use a satellite in this manner, we cannot assure you that this use would not adversely affect our ability to meet the operation deadlines associated with our authorizations. Failure to meet those deadlines could result in the loss of such authorizations, which would have an adverse effect on our operations.

WE CURRENTLY HAVE NO TRADITIONAL COMMERCIAL INSURANCE COVERAGE ON OUR SATELLITES AND WE MAY BE UNABLE TO SETTLE OUTSTANDING CLAIMS WITH INSURERS.

         In September 1998, we filed a $219.3 million insurance claim for a constructive total loss under the launch insurance policies covering EchoStar
IV. The satellite insurance consists of separate substantially identical policies with different carriers for varying amounts which, in combination, create a total insured amount of $219.3 million. Our insurance carriers offered us a total of approximately $88 million, or 40% of the total policy amount, in settlement of the EchoStar IV insurance claim. The insurers allege that all other impairment to the satellite occurred after expiration of the policy period and is not covered. We filed an arbitration claim against them for breach of contract, failure to pay a valid insurance claim and bad faith denial of a valid claim, among other things. There can be no assurance that we will receive the amount claimed or, if we do, that we will retain title to EchoStar IV with its reduced capacity. Based on the carriers' actions, we have added causes of action in our EchoStar IV demand for arbitration for breach of the duty of good faith and fair dealing, and unfair claim practices. Additionally, we filed a lawsuit against the insurance carriers in the U.S. District Court for the District of Colorado asserting causes of action for violation of Federal and State antitrust laws. During March 2001, we voluntarily dismissed our antitrust lawsuit without prejudice. We have the right to re-file an antitrust action against the insurers in the future.

         At the time we filed our claim in 1998, we recognized an impairment loss of $106 million to write-down the carrying value of the satellite and related costs, and simultaneously recorded an insurance claim receivable for the same amount. We may have to reduce the amount of the receivable if a final settlement is reached for less than this amount.

         The indentures related to the senior notes of EBC and EDBS contain restrictive covenants that require us to maintain satellite insurance with respect to at least half of the satellites we own or lease. Insurance coverage is therefore required for at least three of our six satellites currently in orbit. We procured normal and customary launch insurance for EchoStar VI, which expired on July 14, 2001. The in-orbit insurance policies for EchoStar I, EchoStar II and EchoStar III expired July 25, 2000. To date we have been unable to obtain insurance on EchoStar I, EchoStar II, EchoStar III, EchoStar V and EchoStar VI on terms acceptable to us. As a result, we are currently self-insuring EchoStar I, EchoStar II, EchoStar III, EchoStar IV, EchoStar V and EchoStar VI. To satisfy insurance covenants related to the outstanding senior notes of EDBS and EBC, we have reclassified an amount equal to the depreciated cost of three of our satellites from cash and cash equivalents to cash reserved for satellite insurance on our balance sheet. As of September 30, 2001, cash reserved for satellite insurance totaled approximately $128 million. The reclassifications will continue until such time, if ever, as we can again insure our satellites on acceptable terms and for acceptable amounts. We believe we have in-orbit satellite capacity sufficient to expeditiously recover transmission of most programming in the event one of our in-orbit satellites fails. However, the cash reserved for satellite insurance is not adequate to fund the construction, launch and insurance for a replacement satellite in the event of a complete loss of a satellite. Programming continuity cannot be assured in the event of multiple satellite losses.

         We may not be able to obtain commercial insurance covering the launch and/or in-orbit operation of EchoStar VII and EchoStar VIII at rates acceptable to us and for the full amount necessary to construct, launch and insure replacement satellites. In that event, we will be forced to self-insure all or a portion of the launch and/or in-orbit operation of each affected satellite. The manufacturers of EchoStar VII and EchoStar VIII are contractually obligated to use their reasonable best efforts to obtain commercial insurance for the launch and in-orbit operation of EchoStar VII and EchoStar VIII for a period of in-orbit operation to be determined and in an amount up to $225 million. There is no guarantee that they or we will be able to obtain commercial insurance for the launch and in-orbit operation of EchoStar VII and EchoStar VIII at reasonable rates and for the full replacement cost of those satellites. Any launch vehicle failure, or loss or destruction of EchoStar VII or EchoStar VIII for which we do not have commercial insurance for the full replacement cost of such satellites could have a material adverse effect on our ability to comply with "must carry" and other regulatory obligations and on our financial condition. See "-We need to increase satellite capacity to avoid potential disruptions in our service caused by 'must carry' requirements."

OUR BUSINESS DEPENDS SUBSTANTIALLY ON FCC LICENSES THAT CAN EXPIRE OR BE REVOKED OR MODIFIED AND APPLICATIONS THAT MAY NOT BE GRANTED.

         We have licenses to use 21 frequencies at the 119 degree orbital location, which expire in 2006; a license to operate 11 frequencies at the 61.5 degree orbital location, which expires in 2008; and licenses to operate 29 frequencies at the 110 degree orbital location, which we believe expire in 2009. Our authorization at the 148 degree orbital location requires us to utilize all of our FCC-allocated frequencies at that location by December 20, 2002, or risk losing those frequencies that we are not using. At the 61.5 degree orbital location we sublease six transponders (corresponding to six frequencies) from licensee Dominion in addition to our 11 licensed frequencies. For another 13 frequencies at the 61.5 degree orbital location we have special temporary authority, which the FCC may refuse to renew, and which is subject to several restrictive conditions. The FCC recently extended the permit to another company to construct and launch a satellite that would use most of these additional channels. If our special temporary authority to use the channels assigned to that other company does not expire sooner, it will be terminated if that company does actually construct and launch a satellite to the 61.5 degree orbital location. Third parties have opposed, and we expect them to continue to oppose, some of our authorizations or pending and future requests to the FCC for extensions, modifications, waivers and approvals. We have applied for authorization to launch EchoStar VII to the 119 degree orbital location. No party has filed a formal opposition against the application. Generally, all of our licenses are subject to expiration unless renewed by the FCC, and our special temporary authorizations are granted for periods of 180 days or less, subject again to possible renewal by the FCC.

         In early 2000, we moved EchoStar IV to the 119 degree orbital location. The move allowed us to transition some of the programming previously on EchoStar I and EchoStar II to EchoStar IV, which can provide service to Alaska and Hawaii. In connection with that plan, we have also petitioned the FCC to declare that we have met our due diligence obligations for the 148 degree orbital location. The State of Hawaii has opposed that request and there is no assurance that it will be granted by the FCC. If our request is not granted by the FCC, our license for the 148 degree orbital location may be revoked or canceled for any frequencies at the 148 degree orbital location that may not be used by the December 2002 operation milestone.

         We have received FCC authorization to operate EchoStar IV and EchoStar VI at the 119 degree orbital location. We have also moved EchoStar I from the 119 degree orbital location to the 148 degree orbital location. EchoStar VI commenced commercial service during October 2000. Given possible launch delays of EchoStar VII, we are operating EchoStar II at the 148 degree orbital location under special temporary authority from the FCC, in order to help comply with the January 1, 2002 "must carry" obligations. This renewable authority is for 30 days beginning on December 28, 2001. This special temporary authority has been opposed by Pegasus Development Corporation, and there can be no assurance that the FCC will not reconsider that temporary authorization and revoke it or refuse to extend it. While we have also applied to the FCC for modification authority to operate EchoStar II at the 148 degree orbital location on a more firm basis, this application remains pending and there can be no assurances that it will be granted by the FCC.

         In general, our plans involve the relocation of satellites either within or slightly outside the "cluster" of a particular orbital location, or from one orbital location to another where we have various types of authorizations. These changes require FCC approval, and we cannot be sure that we will receive all needed approvals for our current and future plans. Furthermore, the states of Alaska and Hawaii requested that the FCC impose conditions on the license for EchoStar VI, relating to certain aspects of our service such as prices and equipment. While the FCC denied these requests for conditions, it cautioned that it may impose similar requirements as a result of a pending rulemaking. Such requirements could be very onerous for us. In general, the states of Alaska and Hawaii have expressed views that our service to these states from various orbital locations does not comply with our FCC-imposed obligations to serve those states, and we cannot be sure that the FCC will not accept these views. Such actions would have a material adverse effect on our business. Moreover, because we cannot meet the geographic service requirements from the 148 degree orbital location, we had to request and obtain a conditional waiver of these requirements to allow operation of EchoStar I at that location. As a result, our current authorization to operate EchoStar I at the 148 degree orbital location is subject to several conditions that may be onerous. Furthermore, we have requested an extension of that waiver to also allow operation of EchoStar II at the same location, and we cannot be sure the FCC will grant that request.

         We have contracted for the construction of two additional DBS satellites, EchoStar VII and EchoStar VIII. We presently plan to operate these satellites at the 119 and 110 degree orbital locations, but the launch and operation of these satellites require FCC approval. We have filed an application for authority to launch EchoStar VII to the 119 degree orbital location, which was conditionally granted in an order released by the FCC on January 16, 2002. We have not yet applied for authorization to launch EchoStar VIII, and we cannot be sure that this request, when filed, will be timely granted or that it will be granted at all by the FCC.

         In 2000, the FCC approved the transfer of majority control over E-Sat, a non-geostationary mobile satellite service licensee, from us to another company, but warned that this approval is without prejudice to its investigation of complaints relating to E-Sat. We cannot be sure whether any such investigation will have implications for E-Sat, in which we now have a minority interest.

         On February 25, 2000, Kelly Broadcasting Systems, Inc. was acquired by us. We recently discovered that Kelly and we inadvertently failed to file with the FCC the necessary application to transfer control over certain earth stations licensed to Kelly. We have filed the necessary application for a transfer of control over these earth stations, and we have requested special temporary authority from the FCC to continue to operate these earth stations, while the application to transfer control is being processed by the FCC. We cannot be sure that the FCC will not deny either or both of these requests or that it will not commence an enforcement proceeding for our failure to file a timely transfer of control application, possibly resulting in fines or revocation of the licenses in question. Any such action that might prevent Kelly from operating these earth stations would impair our ability to receive certain types of programming and deliver it to customers.

         The telemetry, tracking and control operations of EchoStar I are in an area of the spectrum called the "C-band." Although the FCC granted us conditional authority to use these frequencies for telemetry, tracking and control, in January 1996, a foreign government raised an objection to EchoStar I's use of these frequencies. We cannot be certain whether that objection will subsequently require us to relinquish the use of such C-band frequencies for telemetry, tracking and control purposes. Further, EchoStar II's telemetry, tracking and control operations are in the "extended" C-band. Our authorization to use these frequencies expired on January 1, 1999. Although we have timely applied for extension of that authorization to November 2006, we cannot be sure that the FCC will grant our request. If we lose the ability to use these frequencies for controlling either satellite, we would lose the satellite. Recently, the FCC released a ruling that will allow commercial terrestrial services and hamper future satellite operations in the "extended" C-band frequencies. This ruling might have negative implications for us. Also, our request to operate EchoStar II at the 148 degree orbital location includes a request to use the extended C-band for TT&C at that orbital location. We cannot be sure that the FCC will grant that request.

         All of our FCC authorizations are subject to conditions imposed by the FCC in addition to the FCC's authority to modify, cancel or revoke them. In addition, all of our authorizations for satellite systems that are not yet operational are subject to construction and progress obligations, milestones, reporting and other requirements. We have not filed, or not timely filed, some of the required reports. The FCC has indicated that it may revoke, terminate, condition or decline to extend or renew such authorizations if we fail to comply with applicable Communications Act requirements. We have received conditional licenses from the FCC to operate satellites in the Ka-band and Ku-band and have an application pending for a system that would use extended Ku-band frequencies (although that application has remained pending for years). Use of those licenses and conditional authorizations are subject to certain technical and due diligence requirements, including the requirement to construct and launch satellites. The granting of those licenses has been challenged by parties with interests that are adverse to ours. Among other things, our conditional license for a Ku-band satellite system is subject to pending petitions for reconsideration and cancellation. The construction, completion and launch milestones for both Ku-band satellites have expired. We have filed a timely request for the extension of these milestones for our Ku-band system. With respect to our license for the Ka-band system, the FCC recently authorized our operation of inter-satellite links for the system and assigned milestone requirements for the construction, launch and operation of the satellite system. If we fail to file adequate reports or to demonstrate progress in the construction of our satellite systems, the FCC has stated that it may cancel our authorizations for those systems. Our license for our Ka-band system allows us to use only 500 MHZ of Ka-band spectrum in each direction, while other licensees have been authorized to use 1,000 MHZ in each direction. The FCC recently denied our modification application to use additional spectrum and granted certain Ka-band licenses to others that would preclude such expanded capacity for us.

         Instead of constructing Ka-band and Ku-band satellites for which we have a license at the 121 degree orbital location, we are in the process of constructing a "hybrid" Ku/Ka-band satellite. Launch and operation of this satellite requires prior FCC approval, which we requested. We cannot be sure that this request will be granted. That satellite does not currently incorporate inter-satellite links, and one company has argued to the FCC that this makes us subject to more expedited milestones for our system, some of which have lapsed. We have objected to this argument, but cannot be sure what action the FCC will take.

         During November 2000, one of our affiliates purchased a 49.9% interest in VisionStar, Inc. and in October 2001, the FCC approved our proposed acquisition of control over VisionStar. Upon consummation, this transaction will bring our total equity stake to 90%. VisionStar holds an FCC license and is constructing a Ka-band satellite to launch into the 113 degree orbital location. The total purchase price was approximately $2.8 million. Pegasus Development Corporation filed a petition for reconsideration of the FCC's approval of that transaction. There can be no assurance that the FCC will not reconsider its approval or otherwise revoke VisionStar's license, rendering our investment worthless. Furthermore, VisionStar's FCC license currently requires construction of the satellite to be completed by April 30, 2002 and the satellite to be operational by May 31, 2002. As a result of, among other things, changes in the VisionStar satellite design due to the recent failure of the Astrolink Ka-band satellite venture, it is unlikely that we will meet these milestones and we may need to request an extension from the FCC. Failure to meet these milestones will make the license invalid unless the milestones are extended by the FCC. In May 2001, the FCC already denied an earlier request by VisionStar to extend its milestones. In October 2001, upon approving the acquisition of VisionStar by us, the FCC conditioned the license transfer on our completing construction of the satellite by April 2002, launching the satellite by May 2002, and reporting any change in the status of the spacecraft contract. Failure to meet any of these conditions could result in the revocation of the Ka-band license at the 113 degree orbital location.

         Our projects to construct and launch Ku-band, extended Ku-band and Ka-band satellites are in the early stages of development and are currently being challenged by several companies with interests adverse to ours. There can be no assurance that the FCC will sustain these licenses, or grant the pending applications, or that we will be able to successfully capitalize on any resulting business opportunities.

         In general, many of our authorizations and pending applications are subject to petitions and oppositions filed against us by several companies, and we cannot be sure that our authorizations will not be cancelled, revoked or modified or that our applications will not be denied.

COMPLEX TECHNOLOGY USED IN OUR BUSINESS COULD FAIL OR BECOME OBSOLETE.

         New applications and adaptations of existing and new technology, including compression, conditional access, on screen guides, interactivity and other matters, and significant software development, are integral to our DBS system and may, at times, not function as we expect. Technology in the satellite television industry changes rapidly as new technologies are developed. We cannot assure you that we and our suppliers will be able to keep pace with technological developments. In addition, delays in the delivery of components or other unforeseen problems in our DBS system may occur that could adversely affect performance or operation of our DBS system and could have an adverse effect on our business. Furthermore, if a competitor's satellite receiver technology becomes commonly accepted as the standard for satellite receivers in the U.S., we would be at a significant technological disadvantage, which would in turn have an adverse effect on our business and results of operations.

WE DEPEND PRIMARILY ON A SINGLE RECEIVER MANUFACTURER.

         Sanmina-SCI Corporation (formerly known as SCI Systems, Inc.), a high-volume contract electronics manufacturer, is the primary manufacturer of our receiver systems. JVC also manufactures some of our receiver systems, and we have executed an agreement to have Thomson multimedia manufacture DISH Network compatible receivers commencing mid-2002. If any of these vendors are unable for any reason to produce receivers in a quantity sufficient to meet our requirements, it would impair our ability to add additional DISH Network subscribers and grow our technology business unit, and adversely affect our results of operations.

WE RELY ON KEY PERSONNEL.

         We believe that our future success will depend to a significant extent upon the performance of Charles W. Ergen, our chairman and chief executive officer. The loss of Mr. Ergen or of certain other key executives could have an adverse effect on our business. We do not maintain "key man" insurance. Although all of our executives have executed agreements limiting their ability to work for or consult with competitors if they leave us, we do not have any employment agreements with any of them.

WE ARE CONTROLLED BY ONE PRINCIPAL STOCKHOLDER.

         Charles W. Ergen, our chairman and chief executive officer, currently beneficially owns approximately 50% of our total equity securities and possesses approximately 91% of the total voting power. Thus, Mr. Ergen has the ability to elect a majority of our directors and to control all other matters requiring the approval of our stockholders. In addition, pursuant to a voting agreement among Mr. Ergen, News Corporation and MCI WorldCom, News Corporation and MCI WorldCom agreed commencing 1999 for five years to vote their shares of us in accordance with the recommendation of our Board of Directors. For Mr. Ergen's total voting power to go below 51% prior to the Hughes merger, his percentage ownership of our equity securities would have to go below 10%. If we consummate the Hughes merger as contemplated, Mr. Ergen would beneficially own 100% of the class B common stock of the surviving corporation, but control less than 50% of the total voting power of the surviving corporation.

FOREIGN OWNERSHIP RESTRICTIONS COULD AFFECT OUR BUSINESS PLAN.

         The Communications Act and the FCC's implementing regulations provide that when subsidiaries of a holding company hold certain types of FCC licenses, foreign nationals or their representatives may not own or vote more than 25% of the total equity of the holding company, except upon an FCC public interest determination. There is some ambiguity regarding the extent to which this foreign ownership prohibition applies to DBS. The FCC has ruled that the foreign ownership prohibition applies to DBS. The FCC has ruled that the foreign ownership limitations in the Communications Act do not apply to providers of subscription DBS services like us. On the other hand, the FCC has left open the question of whether the FCC's own rules impose on DBS the 25% foreign ownership limit. Furthermore, the World Trade Organization agreement facilitating certain foreign investments in telecommunications services does not extend to DBS, and the standards for waiving the DBS foreign ownership limit to the extent applicable are therefore unclear. While the FCC has granted us in the past a waiver to the extent required to allow an investment from a foreign company, we cannot be sure that the FCC will similarly grant such waiver requests to the extent required to allow other foreign investments that may implicate the alien ownership limits in the future. The foreign ownership limitations clearly will apply to our licenses for fixed satellite service if we hold ourselves out as a common carrier or if the FCC decides to treat us as such a carrier. The FCC has noted that we have proposed to operate one of our authorized fixed satellite service systems on a common carrier as well as a non-common carrier basis. We have recently informed the FCC that we have no common carrier plans with respect to that system. If the FCC decides to treat us as a common carrier for any of our operations or if we operate as one, we cannot be sure that the FCC will grant any request for a public interest determination that may be needed to allow any direct or indirect foreign ownership in excess of 25%.

         Currently, a subsidiary of News Corporation, an Australian corporation, owns approximately 2.1% of our total outstanding stock, less than 1% of our total voting power. In connection with the MCI WorldCom authorization that we received in connection with our transactions with News Corporation, the FCC has decided to waive any foreign ownership limitations to the extent applicable. In light of any subsequent FCC decisions or policy changes, we may in the future need a separate FCC determination that foreign ownership in excess of any applicable limits is consistent with the public interest in order to avoid a violation of the Communications Act or the FCC's rules.

WE COMPETE WITH OTHER SUBSCRIPTION TELEVISION SERVICE PROVIDERS, WHICH COULD AFFECT OUR ABILITY TO GROW AND INCREASE EARNINGS.

         We compete in the highly competitive subscription television service industry against cable television and other land-based and satellite-based system operators offering video, audio and data programming and entertainment services. Many of these competitors have substantially greater financial, marketing and other resources than we have. Our ability to increase earnings depends, in part, on our ability to compete with these operators.

         DIRECTV's satellite receivers are sold in a significantly greater number of consumer electronics stores than ours. Moreover, we do not have manufacturing agreements or arrangements with consumer products manufacturers other than JVC. As a result, our receivers, and our programming services, are less well known to consumers than those of DIRECTV. Due to this relative lack of consumer awareness and other factors, we are at a competitive marketing disadvantage compared to DIRECTV.

         Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Of the 97% of U.S. television households in which cable television service is currently available, approximately 67% currently subscribe to cable. Cable television operators have advantages relative to us by, among other things, providing service to multiple television sets within the same household at a lesser incremental cost to the consumer, by being able to provide local and other programming in a larger number of geographic areas, and through bundling their analog video service with expanded digital video services delivered terrestrially or via satellite, efficient 2-way high-speed internet access, and telephone service on upgraded cable systems. As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television operators.

         New technologies could have a material adverse effect on the demand for our DBS services. For example, new and advanced local multi-point distribution services are currently being implemented. In addition, entities such as regional telephone companies, which are likely to have greater resources than we have, are implementing and supporting digital video compression over existing telephone lines and digital "wireless cable." Moreover, mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, regional Bell operating companies and others may result in providers capable of offering bundled cable television and telecommunications services in competition with us. We may not be able to compete successfully with existing competitors or new entrants in the market for subscription televisions services.

          DIRECTV has launched six high powered DBS satellites and has 46 DBS frequencies that are capable of full coverage of the continental U.S. DIRECTV currently offers more than 300 channels of combined video and audio programming and, as of September 30, 2001, had approximately 10.3 million subscribers. If the merger with DIRECTV's parent is not completed, we believe DIRECTV could be in an advantageous position relative to our company with regard to programming packages, provision of local programming and, possibly, volume discounts for programming offers.

         In addition, other companies in the U.S. have conditional permits or have leased transponders for DBS assignments that can be used to provide service to portions of the U.S.

         The FCC has proposed to allocate additional expansion spectrum for DBS services, which could create significant additional competition in the market for subscription television services.

WE HAVE MADE SIGNIFICANT STRATEGIC INVESTMENTS WHICH MAY NOT BE REALIZABLE.

         We have made strategic equity investments in certain non-marketable investment securities including Wildblue Communications, StarBand Communications, VisionStar, Inc. and Replay TV. Through September 30, 2001, the original cost basis of our investments in these non-marketable investment securities totaled approximately $166 million. The securities of these companies are not publicly traded. During August 2001, SONICblue, a publicly-traded company, completed its acquisition of Replay TV. As such, during the quarter ended September 30, 2001, EchoStar reclassified this investment as an available-for-sale marketable investment security. Our ability to create realizable value for our strategic investments in companies that are not public is dependent on the success of their business plans. Among other things, there is relatively greater risk that those companies may not be able to raise sufficient capital to fully finance and execute their business plans. Since private markets are not as liquid as public markets, there is also increased risk that we will not be able to sell these investments, or that when we desire to sell them that we will not be able to obtain full value for them. StarBand and Wildblue cancelled their planned initial public stock offerings. As a result of the cancellation of those offerings and other factors, during the nine months ended September 30, 2001, we recorded a non- recurring charge, net of retroactive StarBand equity method accounting adjustments, of approximately $52 million to reduce the carrying value of certain of these non-marketable investment securities to their estimated fair values. As of September 30, 2001, the carrying value of all non-marketable investment securities totaled approximately $64 million, net of equity in losses of StarBand. If we become aware of any factors that indicate that the carrying value of certain of our non-marketable investment securities is impaired, we may be required to record an additional charge to earnings in future periods.

OUR BUSINESS RELIES ON INTELLECTUAL PROPERTY, SOME OF WHICH IS OWNED BY THIRD PARTIES, AND WE MAY INADVERTENTLY INFRINGE THEIR PATENTS AND PROPRIETARY RIGHTS.

         Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we offer. In general, if a court determines that one or more of our products infringes on intellectual property held by others, we may be required to cease developing or marketing those products, to obtain licenses from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, it may not allow us to use its intellectual property at any price, which could adversely affect our competitive position.

         We cannot assure you that we are aware of all intellectual property rights that our products may potentially infringe. In addition, patent applications in the U.S. are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which our products may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitively whether a claim of infringement is valid, absent protracted litigation.

         We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on net income, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results. We are currently being sued in five patent infringement actions by the following entities: Starsight Telecast, Inc.; Gemstar; Superguide Corp.; IPPV Enterprises, LLC; and MAAST, Inc. We cannot be certain the courts will conclude these entities do not own the rights they claim, our products do not infringe on these rights, that we would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement. Certain of some of these actions involve claims for damages in excess of $100 million.

         In December 2001, the International Trade Commission (ITC) held a 15 day hearing before an administrative judge. The hearing addressed, among other things, Gemstar's allegations of patent infringement and respondents' (EchoStar, SCI, Scientific Atlanta and Pioneer) allegations of patent misuse. A decision by the judge is expected by March 21, 2002 and a ruling by the full ITC is expected 60 days later. An adverse decision in this case could temporarily halt the import of our receivers and could require us to materially modify certain user-friendly electronic programming guides and related features we currently offer to consumers. In addition to the ITC case, Gemstar has filed two other cases against us alleging patent infringement. These cases are pending in federal district courts in North Carolina and Georgia but are stayed pending the resolution of the ITC case. Finally, there is an antitrust action filed by us against

Gemstar in the Federal District Court in Denver, Colorado. This antitrust action has been transferred to Atlanta for pre- trial proceedings.

SATELLITE PROGRAMMING SIGNALS HAVE BEEN PIRATED, WHICH COULD CAUSE US TO LOSE SUBSCRIBERS AND REVENUE.

         The delivery of subscription programming requires the use of encryption technology to assure that only those who pay can receive the programming. It is illegal to create, sell or otherwise distribute mechanisms or devices to circumvent that encryption. Theft of cable and satellite programming has been widely reported and our signal encryption has been pirated and could be further compromised in the future. We continue to respond to compromises of our encryption system with measures intended to make signal theft of our programming commercially uneconomical. We utilize a variety of tools to continue to accomplish this goal. Ultimately, if these measures are not successful, it could be necessary for us to incur significant expense to replace the credit card size card that controls the security of each consumer set-top box. If we cannot promptly correct a compromise in our encryption technology, it would adversely affect our revenue and our ability to contract for video and audio services provided by programmers.

WE FACE IMPEDIMENTS TO RETRANSMISSION OF DISTANT AND LOCAL BROADCAST SIGNALS AND OUR LOCAL AND DISTANT PROGRAMMING STRATEGY FACES UNCERTAINTY.

         The Copyright Act, as amended by the Satellite Home Viewer Improvement Act of 1999, or SHVIA, permits satellite retransmission of distant network channels only to "unserved households." Whether a household qualifies as "unserved" for the purpose of eligibility to receive a distant network channel depends, in part, on whether that household can receive a signal of "Grade B intensity" as defined by the FCC. In February 1999, the FCC released a report and order on these matters. Although the FCC declined to change the values of Grade B intensity, it adopted a method for measuring it at particular households. The FCC also endorsed a method for predicting Grade B intensity at particular households. In addition, SHVIA instructed the FCC to establish a predictive model based on the model it had endorsed in February 1999, and also directed the FCC to ensure that its predictive model takes account of terrain, building structures and other land cover variations. The FCC issued a report and order that does not adjust the model to reflect such variations for any VHF stations. Failure to account for these variations could hamper our ability to retransmit distant network and superstation signals.

         SHVIA has also established a process whereby consumers predicted to be served by a local station may request that this station waive the unserved household limitation so that the requesting consumer may receive distant signals by satellite. If the waiver request is denied, SHVIA entitles the consumer to request an actual test, with the cost to be borne by either the satellite carrier, such as us, or the broadcast station depending on the results. The testing process required by the statute can be very costly. The FCC staff has informally raised questions about how we implement that process. We can provide no assurance that the FCC will not find that our implementation of the process is not in compliance with these requirements. Furthermore, the FCC has identified a third party organization to examine and propose tester qualification and other standards for testing. We cannot be sure that this decision will not have an adverse effect on our ability to test whether a consumer is eligible for distant signals.

         In addition, SHVIA could adversely affect us in several other respects. The legislation prohibits us from carrying more than two distant signals for each broadcasting network and leaves the FCC's Grade B intensity standard unchanged without future legislation. The FCC released a report recommending that only minor changes be made to the Grade B standard, a recommendation that is unfavorable to us. While SHVIA reduces the royalty rate that we currently pay for superstation and distant network signals, it directed the FCC to require us by November 29, 2000 to delete substantial programming (including sports programming) from these signals. The FCC has released rules implementing that directive, which have become effective. Although we have implemented certain measures in our effort to comply with these rules, these requirements have significantly hampered, and may further hamper, our ability to retransmit distant network and superstation signals, and burdens from the rules upon us may become so onerous that we may be required to substantially alter, or stop retransmitting, many or all superstation signals. In addition, the FCC's sports blackout requirements, which apply to all distant network signals, may require costly upgrades to our system. We recently asked the FCC to reconsider several aspects of these rules to make the rules less burdensome, but we cannot predict whether the FCC will take any favorable action with respect to the request, and other parties have asked for reconsideration to the rules which would be adverse to our business. On reconsideration, the FCC may resolve certain outstanding issues unfavorably to us. Any changes to, or adverse interpretations of, the existing regulations may create additional burdens for us.

         SHVIA generally gives satellite companies a statutory copyright license to retransmit local-into-local network programming, subject to obtaining the retransmission consent of the local network station. Retransmission consent agreements are important to us because a failure to reach such agreements with broadcasters who elect retransmission consents instead of mandatory "must carry" carriage means we cannot carry these broadcasters' signals, and could have an adverse effect on our strategy to compete with cable and other satellite companies, which provide local signals. SHVIA requires broadcasters to negotiate retransmission consent agreements in good faith. The FCC has promulgated rules governing broadcasters' good faith negotiation obligation. These rules allow satellite providers to file complaints with the FCC against broadcasters for violating the duty to negotiate retransmission consent agreements in good faith. While we have been able to reach retransmission consent agreements with most of the local network stations we currently carry, any additional roll-out of local channels in more cities will require more agreements, and we cannot be sure that we will secure these agreements or that we will secure new agreements upon the expiration of our current retransmission consent agreements, some of which are short-term. We were unable to conclude long-term retransmission consent agreements with the NBC station in San Francisco and the ABC station in Nashville and discontinued transmission of those channels as a result. On March 1, 2001, we filed a retransmission consent complaint with the FCC against the owner of these stations, Young Broadcasting, Inc., asserting that Young failed to negotiate in good faith. The FCC's Cable Services Bureau ruled against us in this proceeding and also determined that we "failed in [our] duty of candor" to the FCC and abused the FCC's processes because we disclosed to the public some information subject to a pending request for confidential treatment that we had filed and did not immediately notify the FCC of this disclosure. While we believe that this determination by the FCC was factually and legally wrong because the FCC did not, and could not, make the underlying findings necessary to support such a determination, we have not formally appealed that order and have only informally expressed our views in a letter to the Cable Services Bureau. We cannot be sure that the FCC will agree with these views. In certain circumstances, lack of candor can bear on the FCC's evaluation of a company's fitness to be an FCC licensee. Since that time, Young has lost its NBC affiliation, and we have reached an agreement with the new NBC affiliate in San Jose to serve the San Francisco Bay area.

"MUST CARRY" WILL NEGATIVELY AFFECT OUR ABILITY TO OFFER LOCAL NETWORK STATIONS.

         Many other provisions of SHVIA could adversely affect us. Among other things, the law includes the imposition of "must carry" requirements on DBS providers. The FCC has implemented that requirement and adopted detailed and onerous "must carry" rules covering both commercial and non-commercial broadcast stations. Commencing in January 2002, these rules require us to carry all the local broadcast stations requesting carriage in a timely and appropriate manner in areas they choose to offer local programming, not just the four major networks. Since we have limited capacity, the number of markets in which we can offer local programming is reduced by the "must carry" requirement to carry large numbers of stations in each market we serve. The legislation also includes provisions which could expose us to material monetary penalties, and permanent prohibitions on the sale of all local and distant network channels, based on inadvertent violations of the legislation, prior law, or the FCC rules. Imposition of these penalties would have a material adverse effect on our business operations generally. Several "must carry" complaints by broadcasters against us are pending at the FCC. We cannot be sure that the FCC will not rule against us in those proceedings, resulting in carriage of many additional stations in the markets where we offer local stations. In addition, we cannot be sure that the FCC will not interpret or implement its rules in such a manner as to inhibit our current plan for compliance with the "must carry" requirements. In fact, the National Association of Broadcasters and Association of Local Television Stations filed an emergency petition on January 4, 2002 asking the FCC to modify or clarify its rules to prohibit or hamper our compliance plan. On January 8, 2002, the FCC placed the petition on public notice and stated that it may be able to resolve the issue by means of a declaratory ruling without the need for a rulemaking. Any FCC action modifying or clarifying the rules in accordance with the broadcasters' request could result in a decrease in the number of local areas where we offer local network programming. We are also exposed to court actions and damage claims if we are found by any court to have violated the "must carry" requirements.

         On December 7, 2001, the U.S. 4th Circuit Court of Appeals rejected the satellite industry's constitutional challenge to the "must carry" provisions of SHVIA and our appeal of the FCC's "must carry" rules, leaving in place the requirement that, beginning January 1, 2002, we carry all local stations in any market where we carry a single local broadcast station. While we believe that we technologically meet this mandate in the markets we currently serve, there can be no assurance that the FCC's interpretation of its "must carry" rules will not result in a future decrease in the number of local markets where we offer local network programming. In addition, while the FCC has decided for now not to impose dual digital/analog carriage obligations - i.e., additional requirements in connection with the carriage of digital television stations that go beyond carriage of one signal (whether analog or digital) for each station, the FCC has also issued a further notice of proposed rulemaking on this matter. We cannot be sure that this rulemaking will not result in further, even more onerous, digital carriage requirements.

WE NEED TO INCREASE SATELLITE CAPACITY TO AVOID POTENTIAL DISRUPTIONS IN OUR SERVICE CAUSED BY "MUST CARRY" REQUIREMENTS.

         The proposed merger, as well as adoption of "spot beam" technology on EchoStar VII and EchoStar VIII, are expected to increase our ability to carry local programming. As a result of delays by the satellite manufacturer and insurance procurement issues resulting from among other things market reticence with respect to Atlas III launches, particularly following the September 11th tragedy, the earliest scheduled launch of EchoStar VII is the first quarter of 2002. Echostar VIII is currently expected to launch during the first half of 2002. Future postponement of either satellite could result from delays in delivery of the satellite, from difficulties procuring adequate launch insurance, or from other factors. Commencing January 1, 2002, we were required to comply with the statutory requirement to carry substantially all over the air television stations by satellite in any geographic area where we carry any local network channels by satellite. Any reduction in the number of areas we serve in order to comply with "must carry" requirements for other markets, would adversely affect our operations and could result in a temporary increase in churn. Failure to comply with "must carry" requirements could result in substantial fines and other sanctions. While we currently believe we meet statutory "must carry" requirements, the FCC could interpret or implement its rules in such manner as to inhibit our current plan for compliance with the "must carry" requirements.

TV NETWORKS OPPOSE OUR STRATEGY OF DELIVERING DISTANT NETWORK SIGNALS.

         Until July 1998, we obtained distant broadcast network channels (ABC, NBC, CBS and FOX) for distribution to our customers through PrimeTime 24. In December 1998, the U.S. District Court for the Southern District of Florida entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant network channels to many of its customers, and henceforth to sell those channels to consumers in accordance with certain stipulations in the injunction.

         In December 1998, the networks filed a motion for a preliminary injunction directly against us. In September 2000, the District Court granted this motion and made several amendments to it. The injunction required us to terminate distant network programming to certain of our subscribers. The Eleventh Circuit Court of Appeals stayed the injunction pending our appeal. In September 2001, the Eleventh Circuit vacated the District Court's injunction, finding, among other things, that it was too broad and remanded the case back to the District Court for an evidentiary hearing. If after the trial or an evidentiary hearing the injunction is reinstated, it could force us to terminate delivery of distant network channels to a substantial portion of our distant network subscriber base, which could also cause many of these subscribers to cancel their subscription to our other services. Management has determined that such terminations would result in a small reduction in our reported average monthly revenue per subscriber and could result in a temporary increase in churn. If we lose the case at trial, the judge could, among other remedies, prohibit all future sales of distant network programming by us, which would have a material adverse effect on our business. In order, among other things, to plan for the potential re-implementation of the injunction, we may terminate the delivery of distant network channels to certain subscribers.

WE DEPEND ON THE CABLE ACT FOR ACCESS TO OTHERS' PROGRAMMING.

         We purchase a substantial percentage of our programming from cable-affiliate programmers. Any change in the Cable Act and the FCC's rules that permit the cable industry or cable-affiliated programmers to discriminate against competing businesses, such as ours, in the sale of programming could adversely affect our ability to acquire programming at all or to acquire programming on a cost-effective basis. Under the Cable Act and the FCC's rules, cable-affiliated programmers generally must offer programming they have developed to all multi-channel video programming distributors on non-discriminatory terms and conditions. The Cable Act and the FCC's rules also prohibit some types of exclusive programming contracts involving cable affiliated programming. This prohibition on exclusivity will sunset in October 2002 unless the FCC acts to extend it. The FCC has commenced a proceeding to determine whether to extend it. We purchase a substantial percentage of our programming from cable-affiliated programmers. We cannot be sure that the FCC will not allow the prohibition to sunset, which would mean that many popular programs may become unavailable to us. While we have filed several complaints with the FCC alleging discrimination, exclusivity, or refusals to deal, we have only had limited success in convincing the FCC to grant us relief. The FCC has denied or dismissed many of our complaints, and we believe has generally not shown a willingness to enforce the program access rules strictly. As a result, we may be limited in our ability to obtain access (or non-discriminatory access) to cable-affiliated programming. In January 2001, we appealed to the FCC denial of our complaint regarding certain cable-affiliated sports programming in the Philadelphia area to the U.S. Court of Appeals for the District of Columbia Circuit. Our appeal was opposed by the FCC. Comcast Corporation, which controls the programming at issue, intervened on the side of the FCC opposing our appeal. Briefing has been completed and oral argument regarding our appeal is scheduled for February 2002. We cannot predict the outcome of this appeal, or how the outcome may affect our ability to obtain access to cable affiliated programming.

WE ARE SUBJECT TO EXTENSIVE REGULATORY REQUIREMENTS, AND CHANGE TO THE EXISTING REGULATORY REGIME COULD AFFECT US ADVERSELY.

         The FCC imposes different rules for "subscription" and "broadcast" services. We believe that because we offer a subscription programming service, we are not subject to many of the regulatory obligations imposed upon broadcast licensees. However, we cannot be certain whether the FCC will find in the future that we should comply with regulatory obligations as a broadcast licensee with respect to our current and future operations, and certain parties have requested that we be treated as a broadcaster. If the FCC determined that we are a broadcast licensee, it could require us to comply with all regulatory obligations imposed upon broadcast licensees, which are generally subject to more burdensome regulation than subscription service providers like us.

         Under a requirement of the Cable Act, the FCC imposed public interest requirements on DBS licensees, such as us, to set aside four percent of channel capacity exclusively for noncommercial programming for which we must charge programmers below-cost rates and for which we may not impose additional charges on subscribers. This could displace programming for which we could earn commercial rates and could adversely affect our financial results. The FCC has not reviewed our methodology for computing the channel capacity we must set aside or for determining the rates that we charge public interest programmers, and we cannot be sure that, if the FCC were to review these methodologies, it would find them in compliance with the public interest requirements.

         Under a requirement of the Telecommunications Act of 1996, the FCC recently imposed upon broadcasters and certain multichannel video programming distributors, including us, the responsibility of providing video description for visually impaired persons. Video description involves the insertion into a television program of narrated descriptions of settings and actions that are not otherwise reflected in the dialogue, and is typically provided through the Secondary Audio Programming (SAP) channel. Commencing April 12, 2002, we will be required to provide video description for a minimum of 50 hours per calendar quarter (roughly four hours per week) of prime time and/or children's programming on each of any of the top five national non-broadcast networks we carry. In addition, we will be required to "pass through" any video description we receive from a broadcast station or non-broadcast network if we have technical capability necessary to do so associated with the channel on which we distribute the programming with video description. While the FCC acknowledged that programming networks, and not multichannel video programming distributors, may actually describe the programming, it declared that for ease of enforcement and monitoring compliance it would hold distributors responsible for compliance. These requirements may impose a material burden on us.

         The FCC has also commenced an inquiry into distribution of high-speed Internet access services and a rulemaking concerning interactive television services. In these proceedings, the FCC is considering whether to impose on distributors, including satellite distributors like us, various types of "open access" obligations (such as required carriage of independent content providers). We cannot be sure that the FCC will not ultimately impose such obligations, which could be very onerous, and could create a significant strain on our capacity and ability to provide other services.

         The FCC has commenced a rulemaking which seeks to streamline and revise its rules governing DBS operators. The rulemaking involves many proposed DBS rules. There can be no assurance about the content and effect on any new DBS rules passed by the FCC, and the rules may include expanded geographic service requirements for Alaska, Hawaii and Puerto Rico. The FCC has also released a notice of proposed rulemaking regarding the current restrictions on the flexibility of DBS operators to provide services other than DBS, and may change these restrictions.

         The FCC has adopted a proposal to allow non-geostationary orbit fixed satellite services to operate on a co-primary basis in the same frequency as DBS and Ku-based FSS services, and is currently finalizing rules to govern these services. These satellite operations could provide global high-speed data services. In addition to possible interference concerns, this would, among other things, create additional competition for satellite and other services. In the same rulemaking, the FCC has been considering a terrestrial service that would retransmit local television or other video and data services to DBS subscribers or others in the same DBS spectrum that we use throughout the U.S. Furthermore, the SHVIA required the FCC to make a determination by November 29, 2000 regarding licenses for facilities that will retransmit broadcast signals to underserved markets by using spectrum otherwise allocated to commercial use, possibly including DBS spectrum. Northpoint Technology, Ltd. had already been allowed by the FCC to conduct experimental operations in Texas and Washington, D.C.

         We have submitted numerous pleadings jointly with DIRECTV to the FCC objecting to the Northpoint request, which in our view may cause harmful and substantial interference to the service provided to DBS customers. Furthermore, other entities have now filed applications similar to the one filed by Northpoint, and at least one other entity has also obtained a license from the FCC to conduct experimental operations. If Northpoint or other entities become authorized to use our spectrum, they could cause harmful and substantial interference with our service.

         The FCC released a Report and Order and Further Notice of Proposed Rulemaking in this proceeding that concluded that a terrestrial "point-to-midpoint" service can share the spectrum with DBS on a no interference basis - a conclusion that may have a significant adverse impact on our operations. At the same time, the FCC initiated a further notice of proposed rulemaking to determine the appropriate interference standards and technical rules with which such a terrestrial service must comply. The FCC also requested proposals on how to process applications for licenses for the new service, and tentatively proposed excluding satellite companies from such licenses. We have filed a petition for reconsideration of the FCC's conclusion and comments on its proposals.

         In addition, recent appropriations legislation required independent testing of the Northpoint technology, and created a rural loan guarantee program for providers of certain types of services. The tests mandated by that law have been completed. MITRE, the independent testing entity, concluded that new terrestrial service "poses a significant interference threat to DBS operation in many realistic operation situations"; "a wide variety of mitigation techniques exist that ... can greatly reduce, or eliminate, the geographical extent of the regions of potential. . . interference into DBS"; and that "bandsharing appears feasible if and only if suitable mitigation measures are applied." The independent study left open the question of whether the potential costs of such mitigation measures together with the impact of residual interference outweighed the benefit of allowing the new terrestrial service in the band used by DBS. We and DIRECTV have asserted to the FCC that MITRE's findings constitute additional grounds for reconsidering the FCC's conclusion on sharing, while Northpoint had argued that MITRE conforms Northpoint's ability to share with DBS. We cannot be sure whether and when these processes will result in the licensing of Northpoint and/or companies proposing a similar service to operate in the spectrum licensed to us, what interference standards will be, and how significant the interference into our operations will be. On December 3, 2001, we and DIRECTV filed with the FCC a request that it assign spectrum to these new proposed terrestrial systems other than that currently allocated for use by DBS. We cannot be sure whether the FCC will take any action on this request, or whether the request will be granted.

WE DEPEND ON OTHERS TO PRODUCE PROGRAMMING.

         We depend on third parties to provide us with programming services. Our programming agreements have remaining terms ranging from less than one and up to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms or at all, and these agreements may be canceled prior to expiration of their original term. If we are unable to renew any of these agreements or the other parties cancel the agreements, we cannot assure you that we would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to our existing programming. In particular, the cost of sports programming has been rising rapidly. Our competitors currently offer much of the same programming that we do. Our ability to compete successfully will depend on our ability to continue to obtain desirable programming and offer it attractively to our customers at competitive prices.

THE SEPTEMBER 11, 2001 ATTACKS HAVE HARMED THE U.S. ECONOMY AND MAY AMPLIFY OTHER RISKS WE FACE.

         On September 11, 2001, terrorists attacked the World Trade Center in New York, New York and the Pentagon outside of Washington, D.C. In addition to the tragic loss of life and suffering occasioned by these attacks, there has been a disruption of commercial and leisure activities across the nation. The terrorist attacks and subsequent uncertainty surrounding the continuing conflict have negatively affected, and are expected to continue to negatively affect, the U.S. economy generally. These and other developments arising out of the attacks may make the occurrence of one or more of the "Risk Factors" discussed in this prospectus more likely to occur.

          RISKS RELATED TO THE PROPOSED MERGER AND RELATED TRANSACTIONS

THE FINANCIAL AND OPERATING IMPACTS OF OUR AGREEMENT TO MERGE WITH HUGHES OR ACQUIRE ITS INTEREST IN PANAMSAT IS COMPLEX AND DIFFICULT TO PREDICT.

         Our agreement to merge with Hughes or acquire its interest in PanAmSat will have complex consequences for us that are difficult to predict. The consummation of these transactions is subject to extensive conditions relating to regulatory and other matters beyond our direct control. These transactions also require substantial new cash financing. Our agreements with Hughes and GM and EDBS' and EBC's existing debt instruments place significant restrictions on which corporate entities can raise new financing and the types of financing they may raise. To provide some of this financing, we may incur additional unsecured debt and, if we obtain consents from the holders of EBC's and EDBS' outstanding senior notes, secured debt that would effectively rank senior to the convertible notes to the extent of the collateral securing it. If we consummate our merger with Hughes, the amount of this additional secured debt would be limited to $2.7 billion plus the greater of $500 million or up to 1.25 times our 12-month trailing cash flow, depending on our credit rating. Moreover, if we consummate the merger, we plan to combine some portion of Hughes' operations with ours in ways that may have a significant impact on our business, cash flow and profitability.

WE MAY BE UNABLE TO CONSUMMATE THE HUGHES MERGER AS A RESULT OF SHAREHOLDER LITIGATION OR THE INABILITY TO SATISFY ONE OR MORE CONDITIONS TO THE MERGER AND THE RELATED TRANSACTIONS.

         The proposed Hughes merger is subject to numerous conditions beyond our direct control. These conditions include, but are not limited to, the absence of a court order barring the recapitalization, split-off or the merger, the requisite GM stockholder approval, GM's receipt of an IRS ruling, antitrust clearance, FCC approval, financing and the surviving corporation's ability to issue a minimum amount of capital stock immediately after the Hughes merger without breaching agreements designed to preserve the tax-free status of the split-off. In addition, each of the parties to the Hughes merger agreement may terminate that agreement in various circumstances. As a result, whether we will merge with Hughes and whether we will have an opportunity to realize the benefits we expect to realize from the Hughes merger are both highly uncertain. See "The Proposed Merger and Related Transactions - The Merger."

ANY DELAY OR FAILURE TO CONSUMMATE THE PROPOSED HUGHES MERGER MAY REDUCE OR ELIMINATE THE BENEFITS WE EXPECT.

         The proposed Hughes merger is subject to a number of conditions beyond our direct control that may prevent, delay or otherwise adversely affect its consummation. A majority of each class of GM shareholders - GM $1-2/3 and GM Class H - voting both separately as distinct classes, and also together as a single class based on their respective per share voting power under the GM restated Certificate of Incorporation, must approve various proposed transactions that are conditions to the merger. In addition, the proposed Hughes merger is subject to regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act, or the HSR Act, and approval by the FCC. The parties must also receive a favorable ruling from the IRS relating to the tax-free status of the split-off and related transactions. We intend to vigorously pursue all required approvals, but we cannot predict when or whether they can be obtained. To obtain these clearances and approvals, the surviving corporation may agree to divestitures or other onerous conditions that would make the proposed merger less attractive and could have an adverse affect on our business. We cannot predict when these clearances and approvals can be obtained, if at all, and the requirement for such clearances and approvals could delay the consummation of the proposed merger for a significant period of time or prevent it from occurring. Any delay or failure to consummate the merger could cause us not to achieve some or all of the cost savings or revenue synergies that we expect to benefit our business if we successfully complete the merger and integrate our business with parts of the Hughes business.

         GM, Hughes and we filed an application for FCC approval of the merger on December 3, 2001. On December 21, 2001, the FCC placed the application on public notice and invited petitions against the application, oppositions and other comments by third parties. Specifically, petitions and comments are due on February 4, 2002, and oppositions and responses are due on February 25, 2002. We believe that the application for FCC approval of the Hughes merger will be strongly opposed by many parties. The FCC may fail to approve the Hughes merger application on a timely basis. It may also agree with the views of parties opposing the application and deny its approval of the Hughes merger or impose onerous conditions.

         On December 14, 2001, we and Vivendi Universal S.A. announced a transaction in which Vivendi Universal will, among other things, develop and provide to our DISH Network customers on a non-exclusive basis a variety of programming and interactive television services. In addition, on January 22, 2002, Vivendi Universal made a $1.5 billion equity investment in us, which we intend to use to provide a portion of the funding for our proposed merger with Hughes. See "Hughes/EchoStar Merger Financing and Related Matters-Other Financings." We have filed with the FCC a letter in connection with the application informing the FCC of the Vivendi transaction and we are updating the record accordingly. While we do not believe that the Vivendi transaction itself requires FCC approval, we cannot be sure that the transaction will not be scrutinized by the FCC in connection with its consideration of our proposed merger with Hughes or that it will not cause delay in the evaluation of the application.

         On January 15, 2002, Pegasus Communications Corporation filed a petition requesting suspension of the pleading cycle on the ground that the applicants need to submit additional information about our transaction with Vivendi, and the National Association of Broadcasters has supported that petition. The FCC denied the petition, but noted that, should it determine that the Vivendi investment presents issues not raised in the application or supplementary documents filed by the applicants, it will request additional information from the applicants, and, if appropriate, initiate a new comment period to allow other parties to submit additional information. We cannot be sure that such actions will not delay the FCC's evaluation of the Hughes merger proceeding.

EVEN IF WE COMPLETE THE PROPOSED HUGHES MERGER, WE MAY NOT REALIZE THE EXPECTED BENEFITS.

         We expect that portions of Hughes' operations will be integrated with our business if the Hughes merger is completed. We may not be able to successfully integrate these operations and realize the full cost savings we anticipate. The difficulties of combining the operations of two previously separate businesses include the necessity of coordinating geographically separated organizations, integrating personnel with diverse business backgrounds, and combining different corporate cultures. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the integration of the two companies' operations could have an adverse effect on our business, results of operations or financial condition.

WE MAY INCUR SIGNIFICANT INTEGRATION-RELATED EXPENSES IN CONNECTION WITH THE PROPOSED HUGHES MERGER.

         We expect after the consummation of our merger with Hughes to incur substantial expenses in connection with the integration of some of Hughes' operations with our business. It is difficult to predict the extent of these expenses. These expenses could, particularly in the near term, exceed the savings we expect from the elimination of duplicative expenses as well as the realization of other efficiencies related to the integration of the businesses following the consummation of the Hughes merger.

THE ADDITIONAL FINANCING WE OBTAIN TO CONSUMMATE THE HUGHES MERGER MAY CONTAIN TERMS THAT INHIBIT OUR ABILITY TO CONDUCT OUR BUSINESS.

         The consummation of the proposed Hughes merger and related transactions will require at least $7.025 billion of cash. We expect that we will provide approximately $1.5 billion from available cash, approximately $689 million will come from the sale of 9 1/8% senior notes by EDBS, approximately $1.5 billion from the purchase of our series D preferred stock by Vivendi, and the remainder will come from new cash raised on or prior to the closing of the Hughes merger through public or private debt or equity offerings, bank debt or a combination thereof. It may not be possible to obtain the remainder of the required financing on acceptable economic terms without agreeing to significant additional restrictions on our ability to obtain any further needed financing and to operate our business. These restrictions could also prevent us from taking advantage of strategic opportunities that would otherwise have been open to us.

THE MERGER AGREEMENT SIGNIFICANTLY RESTRICTS OUR FLEXIBILITY TO RAISE EQUITY CAPITAL THAT WE MIGHT NEED.

         Our agreement with GM and Hughes places substantial restrictions on its and our ability to raise equity capital prior to the consummation of the Hughes merger and for a period ending two years after consummation of the split-off. We recently raised $1.5 billion of equity capital as part of our transaction with Vivendi Universal, the proceeds of which we expect to use as part of the financing for the proposed Hughes merger and for general corporate purposes. We expect that we would use the proceeds of any additional equity capital that we raise prior to the Hughes merger as part of the financing for the Hughes merger. As a result of the $1.5 billion equity investment by Vivendi Universal and the restrictions in our agreement with GM and Hughes, we may not be able to raise any further equity capital for a considerable period of time.

TO ENABLE US TO COMPLETE THE HUGHES MERGER, WE MAY HAVE TO INCUR SIGNIFICANT COSTS TO REFINANCE OUTSTANDING NOTES OR OBTAIN CONSENTS TO AMEND INDENTURES GOVERNING THEM.

         We agreed in the Hughes merger agreement either to use commercially reasonable efforts to amend the indentures relating to certain of our debt instruments and our subsidiaries so that the Hughes merger and related transactions would not constitute a change of control requiring us to make an offer to repurchase these notes, to obtain additional committed financing, on terms reasonably satisfactory to Hughes, sufficient to refinance the notes outstanding under the indentures for which we are unable to obtain consents by May 26, 2002, or to present to Hughes a plan, taking into account the prevailing market conditions for the relevant notes, designed so that at and after the effective time of the Hughes merger, the surviving corporation and its subsidiaries would not be in breach of their obligations under these indentures. Our financing costs may increase significantly as a result of obtaining these consents or refinancing these notes.

THE PROPOSED HUGHES MERGER, IF CONSUMMATED, WILL INCREASE THE SIZE OF OUR OPERATIONS AND THE RISKS DESCRIBED IN THIS PROSPECTUS.

         The completion of the proposed Hughes merger may intensify some of the other risks described in this prospectus. There will also be the additional risks associated with managing a significantly larger company, including, among other things, the application of company-wide controls. The incurrence of additional debt may cause the rating agencies to lower our debt ratings and thus increase our cost of financing or even impair our ability to obtain additional financing in the future.

THE PROPOSED HUGHES MERGER MAY PREVENT US FROM PURSUING OTHER OPPORTUNITIES.

         In the merger agreement, we agreed not to merge or consolidate with any other entity, or acquire assets or capital stock of any other entity which are material to us and our subsidiaries as a whole prior to the effectiveness of the proposed Hughes merger or earlier termination of the merger agreement. This commitment may preclude us from pursuing attractive business opportunities, should any arise prior that time.

THE FAILURE TO CONSUMMATE THE PROPOSED HUGHES MERGER AS PLANNED COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         In the merger agreement, we have agreed to acquire Hughes' approximately 81% interest in PanAmSat if our merger with Hughes is not completed under certain circumstances. In that event, we could also be required to pay

Hughes a termination fee and expense reimbursement of $600 million in cash. See "The Proposed Merger and Related Transactions." In addition to these financial burdens on us, which may affect our ability to raise new capital that we might need for our business, we will have devoted substantial management resources to the proposed Hughes merger without realizing the anticipated benefits.

                RISKS PRIMARILY RELATED TO THE CONVERTIBLE NOTES

THE CONVERTIBLE NOTES ARE SUBORDINATED TO OTHER DEBT AND NOT SECURED BY ANY OF OUR ASSETS.

         The convertible notes are general unsecured obligations ranking junior to all our existing and future "Senior Debt," as that term is defined in the indenture. See "Description of Convertible Notes -- Definitions." In addition, the convertible notes are effectively junior to all our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. As a result of such subordination, in the event of our bankruptcy, liquidation or reorganization or certain other events, our assets will be available to pay obligations on the convertible notes only after all of our Senior Debt and all of our secured debt, to the extent of the value of the assets securing that debt, has been paid in full. Consequently, there may not be sufficient assets remaining to pay amounts due on any or all of the convertible notes then outstanding. In addition, to the extent our assets cannot satisfy in full the secured indebtedness, the holders of the secured indebtedness would have a claim for any shortfall that would rank senior in right of payment with respect to the convertible notes, if such secured debt were "Senior Debt," or would rank equally in right of payment with the convertible notes if such secured debt were not so classified. The indenture governing the convertible notes does not prohibit or limit our or our subsidiaries' incurrence of additional debt, including Senior Debt or secured debt, and the incurrence of any such additional indebtedness could adversely affect our ability to pay our obligations on the convertible notes. As of September 30, 2001, on a pro forma basis after giving effect to the issuance of $700 million of senior notes by EDBS on December 28, 2001, the convertible notes ranked junior to $3.7 billion of indebtedness and $1.5 billion of other liabilities of our subsidiaries, and ranked equal to $1.0 billion of our other convertible notes.

WE HAVE SUBSTANTIAL INDEBTEDNESS AND ARE DEPEND ON OUR SUBSIDIARIES' EARNINGS TO MAKE PAYMENTS ON OUR INDEBTEDNESS.

         We have substantial debt service requirements which make us vulnerable to changes in general economic conditions. The indentures governing our subsidiaries' debt restrict their ability to incur additional debt. Thus, it is, and will continue to be, difficult for us to obtain additional debt if required or desired in order to implement our business strategy.

         Since we conduct substantially all of our operations through our subsidiaries, our ability to service our debt obligations is dependent upon the earnings of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or other payments. We have no significant net assets other than the capital stock of our subsidiaries. Our subsidiaries are separate legal entities and they have not guaranteed repayment of the convertible notes. Furthermore, our subsidiaries are not obligated to make funds available to us, and creditors of our subsidiaries have a superior claim to our subsidiaries' assets. In addition, our subsidiaries' ability to make any payments to us depends on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. The outstanding EBC senior notes currently restrict EBC's ability to pay any dividends or make other distributions to us and the outstanding EDBS senior notes currently restrict EDBS' ability to pay any dividends or make other distributions to EBC. We cannot assure you that EBC, EDBS or our other subsidiaries will be able to pay dividends or otherwise distribute or contribute funds to us in an amount sufficient to pay the principal of or interest on the indebtedness owed by us.

OUR SUBSIDIARIES HAVE SUBSTANTIAL INDEBTEDNESS WHICH EFFECTIVELY RANKS SENIOR TO THE CONVERTIBLE NOTES.

         As of September 30, 2001, on a pro forma basis after giving effect to the issuance of $700 million of senior notes by EDBS on December 28, 2001, our subsidiaries had outstanding debt of approximately $3.7 billion and also had $1.5 billion of other liabilities. Our subsidiaries may incur significant indebtedness in the future. In the event of bankruptcy, liquidation or dissolution of any of our subsidiaries, the claims of debtholders and other creditors of such subsidiary would effectively rank senior to our claims as a stockholder of such subsidiary with respect to such subsidiary's assets. Accordingly, such debts and other obligations would have to be satisfied in full prior to any payments being made to us, and there might be insufficient assets available to satisfy your claims as a holder of the convertible notes.

FUTURE SALES OF OUR CLASS A COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

         Sales of a substantial number of our shares of class A common stock in the public market in connection with this offering, or other offerings by us, could cause the market price of our class A common stock to decline. During October 1999, we filed a registration statement registering for sale up to 68,824,928 shares of our class A common stock by News America Incorporated and MCI WorldCom Network Services, Inc. During December 1999, News America Incorporated and MCI WorldCom Network Services, Inc. sold 27.6 million of these shares pursuant to an underwritten offering. Within the past year, News America and MCI WorldCom sold a total of 26.8 million additional shares on the open market, pursuant to SEC Rule 144. As of the date of this prospectus, News America can sell approximately 13.5 million shares of class A common stock. Any sale of shares by News America or other large stockholders subsequent to the date of this prospectus may affect the market price of our class A common stock.

WE MAY BE UNABLE TO REPAY OR REPURCHASE THE CONVERTIBLE NOTES UPON A CHANGE OF CONTROL.

         There is no sinking fund with respect to the convertible notes, and the entire outstanding principal amount of the convertible notes will become due and payable at maturity. If we experience a change of control, as defined in the indenture, you may require us to repurchase all or a portion of your convertible notes prior to maturity. See "Description of Convertible Notes -- Repurchase at the option of holders." Neither the proposed merger of us with Hughes nor the acquisition by us of Hughes' interest in PanAmSat would constitute a change of control under the indenture governing the convertible notes. We may not have sufficient funds or be able to arrange for additional financing to repay the convertible notes at maturity or to repurchase convertible notes tendered to us following a change of control.

         The terms of EDBS' and EBC's outstanding senior notes and our outstanding convertible notes may require us or them to offer to repurchase those securities upon a change of control of us, limiting the amount of funds available to us, if any, to repurchase the convertible notes. If we have insufficient funds to redeem all convertible notes that holders tender for purchase upon the occurrence of a change of control, and we are unable to raise additional capital, an event of default could occur under the indenture governing the convertible notes. An event of default could cause any other debt that we have to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the convertible notes. We cannot assure you that additional capital would be available on acceptable terms, or at all.

THERE MAY BE NO PUBLIC MARKET FOR THE CONVERTIBLE NOTES.

         The convertible notes are a new issue of securities with limited trading activity. Although the initial purchasers have advised us that they currently intend to make a market in the convertible notes, they have no obligation to do so and may discontinue any market making at any time without notice. In addition, any market making activity is subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934 and may be limited during the pendency of any registration statement. Accordingly, we cannot assure you that any market for the convertible notes will develop or, if it does develop, that it will be maintained. If a trading market is established, various factors could have a material adverse effect on the trading of the convertible notes, including fluctuations in the prevailing interest rates. We expect the convertible notes will be eligible for trading in the Portal Market. We do not intend to apply for a listing of any of the convertible notes on any security exchange or for quotation through the Nasdaq National Market.

OUR STOCK PRICE MAY BE VOLATILE.

         The price at which our class A common stock trades may be volatile and may fluctuate substantially due to competition and changes in the subscription television industry, regulatory changes, launch and satellite failures, operating results below expectations, our strategic investments and acquisitions, and other factors. In addition, price and volume fluctuations in the stock market may affect market prices for our class A common stock for reasons unrelated to our operating performance.

THE SHARES OF CLASS A COMMON STOCK RECEIVED UPON CONVERSION OF THE CONVERTIBLE NOTES HAVE LIMITED VOTING RIGHTS.



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



         Our equity securities consist of common stock and preferred stock. Our common stock has been divided into three classes with different voting rights. Holders of class A common stock, which is the class issuable upon conversion of the convertible notes, and holders of class C common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of class B common stock are entitled to ten votes per share. Holders of series D convertible preferred stock are entitled to ten votes per share on any matter on which holders of class A common stock are entitled to vote. No class C common stock or other series of preferred stock is currently outstanding. However, upon a change of control of us, any holder of class C common stock would be entitled to ten votes per share. Holders of common stock generally vote together as a single class on matters submitted to stockholders. Although the class A common stock represents approximately 50% of our total common and preferred shares outstanding, it represents only 9% of our total voting power. Holders of class A common stock received upon conversion of the convertible notes will therefore not be able to meaningfully participate in our affairs absent a restructuring of our capital stock or the conversion of the outstanding class B common stock into class A common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have never declared or paid any cash dividends on any class of our common stock and we do not expect to declare dividends on our common stock in the foreseeable future. Payment of any future dividends will depend upon our earnings and capital requirements, restrictions in our debt facilities and other factors our Board of Directors considers appropriate. We currently intend to retain our earnings, if any, to support future growth and expansion. We may also, in the future, enter into arrangements that limit our ability to pay dividends.

                  THE PROPOSED MERGER AND RELATED TRANSACTIONS

         The following is a summary description of the Hughes merger and related transactions and the acquisition of Hughes' approximately 81% interest in PanAmSat. Whether or not either of these transactions is consummated, and whether or not we successfully integrate Hughes' and our business if the Hughes merger is consummated, the financing requirements of these transactions may have a significant impact on our business and our ability to repay the convertible notes. The completion of these transactions is not certain. You should consider all the alternative outcomes in connection with your investment in the convertible notes, including the possibility that we complete neither the Hughes merger nor the acquisition of the Hughes' interest in PanAmSat.

         Information in this prospectus relating to potential business combinations with Hughes or PanAmSat is relevant only if we complete the Hughes merger or acquire Hughes' interest in PanAmSat. For a discussion of the uncertainties surrounding the completion of the Hughes merger or the acquisition by us and the potential resulting impact of these transactions on us, see "Risk Factors - Risks Related to the Proposed Merger and Related Transactions." None of GM, Hughes or PanAmSat has guaranteed or is otherwise responsible in any way for the convertible notes, or any other securities that we may issue or for the information contained in this prospectus.

         The following description of the Hughes merger and related transactions and the PanAmSat interest acquisition summarizes the terms of a series of detailed agreements. We filed copies of these agreements with the SEC on October 31, 2001 on a Current Report on Form 8-K. Under "Where You Can Find More Information" we explain how you can obtain copies of these documents. This summary does not contain all of the information concerning the Hughes merger, the acquisition of Hughes' interest in PanAmSat and related transactions that you should consider before investing in the convertible notes.

INTRODUCTION

         The Hughes merger and related transactions principally comprise:

         o the recapitalization of Hughes through the payment of a dividend in consideration of a reduction of GM's retained economic interest in Hughes and the issuance of class C common stock to GM;

         o        the split-off of Hughes from GM, which includes:

                  o the distribution of Hughes' class C common stock by GM to the holders of GM's class H common stock in redemption of and in exchange for their class H common stock;

                  o to the extent that any shares of Hughes' class C common stock remain outstanding after the distribution to holders of GM's class H common stock, the retention by GM of these shares or the distribution by GM of some or all of these shares to the holders of its $1-2/3 common stock;

                  o the exchange of new Hughes' preference stock for any then outstanding shares of GM series H 6.25% automatically convertible preference stock; and

         o        the Hughes merger.

         GM has submitted a request to the IRS for rulings to the effect that, among other things, the split-off will not result in recognition of gain or loss for tax purposes to GM, its affiliates, Hughes or their stockholders. GM, Hughes and we have also agreed to use commercially reasonable efforts to cause the Hughes merger to qualify as a tax-free reorganization. For the split-off to qualify as tax-free under applicable IRS rules, among other things, certain of the historic shareholders of Hughes must account for a more than 50% each of the voting and economic interests in the surviving corporation until the second anniversary of the split-off. The common stock of Hughes into which our common stock will convert at the time of the Hughes merger, as well as any other common or preferred stock, securities convertible into or exercisable or exchangeable for common or preferred stock or any other equity securities that we, Hughes or the surviving corporation may issue during this period will be counted for purposes of this calculation as shares that are not held by the historic shareholders of Hughes. To assure the satisfaction of this test while preserving



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



some capacity for the surviving corporation to issue equity securities after the Hughes merger, the merger agreement contains an equity headroom condition, which we describe in more detail below under "- Equity Headroom Condition."

         If the merger agreement is terminated under certain circumstances we describe under "-The PanAmSat Acquisition," we may be required to purchase Hughes' approximate 81% interest in PanAmSat, merge with PanAmSat or make a tender offer for all of its shares, and, in some cases, may also be required to pay Hughes a $600 million termination fee. If we purchase only the Hughes interest in PanAmSat, we must make an offer to acquire all other PanAmSat shares that remain outstanding. We expect that our acquisition of Hughes' interest in PanAmSat together with our assumed purchase of the remaining outstanding PanAmSat shares and our payment of the termination fee to GM would require at least $3.4 billion of cash and approximately $600 million of our class A common stock. See "-The PanAmSat Acquisition."

THE HUGHES RECAPITALIZATION

         To prepare for the split-off, Hughes must first change its capital structure according to the separation agreement it has entered into with GM. In the recapitalization, Hughes will pay GM a cash dividend of up to $4.2 billion in consideration of a reduction in GM's retained economic interest in Hughes in a commensurate amount and issue shares of its class C common stock to GM. To the extent of any shortfall in funds available to pay the cash dividend, Hughes may substitute a demand note, which would be due upon completion of the Hughes merger, in the amount of the shortfall.

         If, after taking into account any reduction in the amount of the GM debt/equity exchanges described below under "- GM Debt/Equity Exchanges," the equity headroom condition to the Hughes merger (described below) is not satisfied or the amount of the cash dividend would exceed the amount of GM's retained economic interest in Hughes at the time of the consummation of the recapitalization the cash dividend by the lowest of:

         o        $700 million;

         o the excess exchange amount, which means the product of (a) the aggregate fair market value of the debt exchanged divided by the number of shares issued in the GM debt/equity exchanges prior to the Hughes recapitalization and (b) the amount, if any, by which the number of shares issued in these exchanges prior to the split-off exceeds 60 million; and

         o the minimum amount necessary to satisfy the equity headroom condition or the condition that the amount of the cash dividend to GM not exceed the amount of GM's retained economic interest in Hughes at the time of the consummation of the recapitalization, which will be determined by multiplying the number of "notional" shares representing GM's retained economic interest in Hughes (determined in accordance with the terms of the separation agreement) by the volume weighted average trading price of the GM class H common stock over the five consecutive trading days immediately prior to the recapitalization.

         GM may unilaterally reduce the amount of the cash dividend further to enable either of these last conditions to be satisfied, but it is not required to do so. If the equity headroom condition is not satisfied, GM may elect not to proceed with the recapitalization and split-off and the Hughes merger will not be consummated.

         The recapitalization is subject to a number of conditions. These include:

         o receipt by GM of a ruling from the IRS that the split-off will be tax-free to GM, Hughes and their respective shareholders and a tax opinion drawing the same conclusions from GM's outside counsel; and

         o approval of the recapitalization, split-off and related transactions pertaining to the separation of Hughes from GM by a majority of GM's class H common stockholders and $1-2/3 common stockholders, each voting as a separate class and voting together as a single class.

         Without our consent, GM and Hughes may not waive any of these conditions or amend the agreements governing the recapitalization and other transactions in any way that could reasonably be foreseen to have an adverse effect on Hughes, shift liabilities to Hughes or impair or delay the consummation of the Hughes merger.



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



         Hughes will use commercially reasonable efforts to cause PanAmSat to refinance and repay a $1.725 billion note that it owes to Hughes prior to the recapitalization.

THE SPLIT-OFF

         Immediately after the recapitalization and immediately prior to the merger, GM will effect the split-off of Hughes as follows:

         o it will exchange one share of Hughes' class C common stock for each outstanding share of GM's class H common stock, which it will redeem and cancel;

         o it will either retain or distribute to holders of its $1-2/3 common stock all or a portion of the remaining shares of Hughes' class C common stock representing its deemed economic interest in Hughes, depending upon the outcome of the IRS ruling request; and

         o it will distribute shares of Hughes' preference stock in exchange for its outstanding shares of series H 6.25% automatically convertible preference stock, if any.

         We and Hughes have agreed with GM not to take actions that would prevent the split-off from otherwise qualifying as a tax-free split-off to GM, its affiliates, Hughes and their respective shareholders. This agreement restricts Hughes' and our ability to issue common or preferred stock, options or securities convertible into or exercisable or exchangeable for stock or other equity securities during the two-year period following the split-off. Hughes has agreed to indemnify GM and its affiliates for any tax-related losses from any action taken by Hughes or us that, or any failure by Hughes or us to take any action within its control which, could cause the split-off to fail to be tax-free to GM, its affiliates or their stockholders. If triggered, this indemnity could amount to several billion dollars.

         The parties also agreed that:

         o prior to the Hughes split-off, GM and Hughes are expected to implement a reorganization that would result in the creation of a Delaware holding company to hold all of the capital stock of Hughes, and such holding company would be split-off from GM and merge with us in the Hughes merger; and

         o prior to the effective time of the Hughes merger, GM and Hughes will consult with us regarding any change, amendment or waiver to be made to any of the major transaction agreements, and will not make material changes to these agreements unless we consent.

THE MERGER

         Under the merger agreement, we will merge with Hughes or a newly-created corporation that will own all of Hughes' shares, as described above. The surviving corporation will carry our name and will provide DBS services under the DIRECTV brand name. The consummation of the merger is subject to the fulfillment or waiver of a number of conditions, including:

         o the absence of any order, decree, statute, rule or regulation barring the Hughes merger;

         o antitrust approval from the U.S. Department of Justice of Federal Trade Commission under the HSR Act and any applicable foreign antitrust authorities;

         o        FCC approval;

         o completion of the recapitalization of Hughes and the separation of Hughes from GM by means of a tax-free split-off and related transactions;

         o satisfaction of the conditions to the consummation of the financing for the Hughes merger;

         o the equity headroom condition, which is designed to ensure that the surviving corporation has adequate financial flexibility at the time of the closing so that it can issue more stock after the closing of the Hughes merger; and

         o approval for listing on the New York Stock Exchange or quotation on the Nasdaq market of the class A and class C common shares of the surviving entity that will be outstanding after the Hughes merger.

         The board of directors of the surviving corporation will consist of eleven members, as mutually agreed to by Hughes and us. Charles W. Ergen will be chairman of the board of directors and chief executive officer. Mr. Ergen controls a family trust that holds all of our outstanding class B common stock.

         The agreements relating to the proposed transactions require GM, Hughes and us to cooperate and take a number of affirmative steps towards assuring completion of the Hughes merger, and limits Hughes' and our ability prior to the Hughes merger to take specified actions not in the ordinary course of business. The agreement does not require the parties to agree to any divestiture, hold separate any business or assets or take any other similar action if doing so would result in the expected synergies of the merger being no longer meaningful or if the action is not conditioned on the consummation of the Hughes merger. We and Hughes have agreed not to issue additional equity securities, including capital stock or options or securities convertible into or exchangeable for capital stock prior to the Hughes merger or to pay dividends on or redeem or purchase any equity securities, except for limited grants of employee stock options, financings permitted under "Merger Financing" below, conversions of our outstanding convertible securities and the exchange of Hughes' preference stock for GM series H 6.25% automatically convertible preference stock.

         We have also agreed, on or prior to May 26, 2002, either to use commercially reasonable efforts to amend the indentures relating to certain debt instruments of us and our subsidiaries to provide that the merger and related transactions would not constitute a change of control requiring us or them to make an offer to repurchase certain outstanding notes, to obtain additional committed financing, on terms reasonably satisfactory to Hughes, sufficient to refinance the notes outstanding under the indentures for which consents are not obtained. Alternatively, we may present to Hughes a plan, taking into account the prevailing market conditions for the relevant notes, designed so that at and after the effective time of the merger, the surviving corporation and its subsidiaries would not be in breach of their obligations under these indentures.

         The surviving corporation will continue specified Hughes severance plans for two years after the merger, maintain coverage on the contributory potion of Hughes' defined benefit pension plan or a successor plan for five years and provide specified retiree health benefits. Satisfying its obligations under these Hughes plans could cost the surviving corporation hundreds of millions of dollars.

         The merger agreement provides that we and Mr. Ergen, our chief executive officer, will enter into an employment agreement when the merger becomes effective on terms agreed upon by Mr. Ergen and the chief executive officer of Hughes. The independent directors of the board of directors of the surviving corporation must ratify the terms of this agreement.

TERMINATION OF THE MERGER AND TERMINATION FEES

         We and Hughes may agree to terminate the merger agreement at any time. Either we or Hughes may terminate the Hughes merger if:

         o any permanent injunction or other order preventing the Hughes merger and the related transactions becomes final and nonappealable.

         o we and Hughes have not completed the Hughes merger by January 21, 2003, unless our and Hughes' respective boards of directors agree to extend this outside date or, before that date, we and Hughes have entered into a consent decree or other settlement with the Department of Justice or Federal Trade Commission, which is referred to as the FTC, permitting the Hughes merger;

         o GM fails to receive the requisite GM stockholder approvals for the recapitalization, split-off and related transactions pertaining to the separation of Hughes from GM;

         o the other party breaches any of its representations or any covenants or agreements contained in the merger agreement or the implementation agreement for the recapitalization and those breaches would result in the failure of a specified condition to the Hughes merger and in each case cannot be cured by January 21, 2003; or

         o an event, change, circumstance or effect occurs with respect to the other party that has or is reasonably likely to have a material adverse effect on its and the combined companies' business, operations, assets, liabilities or financial condition (other than as a result of economic factors generally affecting the economy or financial markets as a whole or the DBS industry, the recapitalization and split-off in respect of Hughes only, the announcement of the Hughes merger and related transactions or the preparatory steps the parties have agreed to take).

         In addition, Hughes may terminate the merger agreement if:

         o the applicable waiting period under the HSR Act has not expired or been terminated at least 15 business days before January 21, 2003, unless the Department of Justice or FTC has agreed to a consent decree or other settlement permitting the Hughes merger in which case Hughes will not be able to terminate the merger agreement unless the applicable waiting period under the HSR Act has not expired or been terminated on or prior to five business days before January 21, 2003;

         o all materials orders and approvals of the FCC have not been obtained and become final at least ten business days before January 21, 2003 such that the condition to closing relating to FCC approvals is incapable of being fulfilled, unless the Department of Justice or FTC has agreed to a consent decree or other settlement permitting the Hughes merger prior to the fifteenth business day before January 21, 2003, in which case Hughes will not be able to terminate the merger agreement unless all material orders and approvals of the FCC have not been obtained and become final within three business days after the date the consent decree or other settlement permitting the Hughes merger is filed in court;

         o the IRS notifies GM that the tax ruling has been withdrawn, invalidated or modified in an adverse manner or the IRS or outside tax counsel determines that there is more than an immaterial possibility that the split- off will not be tax-free and, assuming the matter is capable of being resolved by a subsequent ruling of the IRS, the IRS has informed GM and Hughes that it will not issue a subsequent ruling;

         o the required parties do not enter into definitive agreements for the bridge financing by April 26, 2002;

         o GM notifies us that its board of directors has determined in good faith and upon the advice of legal counsel that in accordance with its fiduciary duties it cannot or will not be able to recommend the GM transactions to its stockholders for approval or must withdraw, revoke or adversely modify its recommendation, or a notice of non-recommendation, except under certain limited circumstances; or

         o GM proposed to enter into an agreement or arrangement with respect to a business combination involving Hughes and another party or acquisition by another party of the capital stock of Hughes, including GM's class H common stock, or any material portion of the assets of Hughes or its subsidiaries, after having complied with its no-solicitation covenant and after having paid the termination fee.

         We may also terminate the merger agreement if:

         o GM agrees to, or its board of directors approves or recommends, a business combination involving Hughes and another party or an acquisition by another party of the capital stock of Hughes, including GM's class H common stock, or any material portion of the assets of Hughes or its subsidiaries; or

         o GM delivers to us a notice of non-recommendation, including by reason of GM failing, in accordance with the obligations under the implementation agreement, to confirm to us that its board of directors continues to recommend the GM transactions and has a good faith intention and is prepared to submit the GM transactions to its common stockholders, and continues to take all actions towards that end and is in compliance with its no-solicitation covenant in the implementation agreement, except under limited circumstances.



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



         Hughes must pay us a termination fee and expense reimbursement of $600 million if we terminate the merger agreement because GM failed to obtain stockholder approval and under certain circumstances enters into an agreement with respect to a competing transaction or if we or Hughes terminate the merger agreement pursuant to the relevant provisions relating to a notice of non-recommendation and GM's agreeing to a competing transaction. We must pay Hughes a termination fee and expense reimbursement of $600 million if either we or Hughes terminates the merger agreement as a result of a permanent injunction or final and nonappealable order prohibiting the merger in an action brought by a U.S. federal, state or local authority under U.S. antitrust laws or FCC regulations, or if Hughes terminates the merger agreement because we fail to obtain U.S. antitrust or FCC approval within specified time periods. We would not have to pay this fee if we were prepared to accept a settlement or compromise proposed by the antitrust authorities or the FCC.

MERGER FINANCING

         We and Hughes have obtained a commitment letter for $5.525 billion to finance the Hughes recapitalization, to refinance other outstanding indebtedness in connection with the merger and to finance the surviving corporation for a limited period of time after the Hughes merger. The commitment has been reduced to $3.325 million as a result of the 9 1/8% notes sold by EDBS on December 28, 2001 and $1.5 billion from the purchase of our class D preferred stock by Vivendi Universal on January 22, 2002. Any other financing we complete prior to these transactions will reduce these commitments dollar-for-dollar. Hughes may terminate the merger agreement if we and Hughes do not enter into definitive agreements for the bridge financing covered by this commitment letter by April 26, 2002. Prior to the Hughes merger, we may raise up to $885 million in equity financing if the IRS rules that the disposition of GM's series H 6.25% automatically convertible preference stock and any securities into which it is exchanged or converted will not be treated as part of a plan that includes the split-off which would further reduce the $5.525 billion commitment.

EQUITY HEADROOM CONDITION

         An important condition to the Hughes merger is the requirement that the surviving corporation be able to issue a minimum amount of capital stock immediately after the merger without breaching agreements designed to preserve the tax-free status of the split-off. That minimum is capital stock having an aggregate fair market value of the greater of (a) $250 million if the IRS rules that the disposition of GM's series H 6.25% automatically convertible preference stock and any securities into which it is exchanged or converted will not be treated as part of a plan that includes the split-off or $135 million if the IRS does not so rule and (b) $1 billion less the value of Hughes' common stock into or for which our equity securities issued between the date of the merger agreement and the time of the merger would be convertible, exercisable or exchangeable. For this purpose, our equity securities will include not only capital stock we issue during this period but also, under certain circumstances, capital stock that would be issued upon the exercise, conversion or exchange of options or securities that are convertible or exchangeable for our capital stock. Calculation of the equity headroom requires a complex set of assumptions about the fair market value of each class of stock of the surviving corporation after the Hughes merger and whether various securities would be treated as part of the split-off plan. One of these assumptions is that the surviving corporation would issue shares of class C common stock in exchange for the outstanding minority interest in PanAmSat, and that these shares would be treated as part of a plan that includes the split-off.

GM DEBT/EQUITY EXCHANGES

         We have agreed that GM may issue and distribute up to an aggregate of 100 million shares of its class H common stock (before the Hughes merger) and/or Hughes' class C common stock (after the Hughes merger) at any time between the date of the agreement and the date that is six months after the Hughes merger in one or more exchanges with holders of GM's debt. The separation agreement between GM and Hughes restricts the number of shares of Hughes' class C common stock that GM may distribute in connection with its planned debt/equity exchanges after the Hughes merger. To the extent necessary to satisfy the equity headroom condition, the maximum number of shares of Hughes' class C common stock that GM may distribute in exchanges after the Hughes merger will be reduced by the lowest of:

         o        40 million shares;

         o 100 million shares less the number of shares of GM's class H common stock GM has issued prior to the Hughes merger in debt/equity exchanges; and

         o the minimum number of shares necessary for the equity headroom condition to be satisfied.

         If, after GM obtains the requisite GM stockholder approvals and IRS ruling required for the split-off, we decide to make an underwritten offering of our class A common stock as part of the Hughes merger financing, we may block GM from making any of these debt/equity exchanges for up to 90 days. During the first six months following the Hughes merger, however, GM may block the surviving corporation from selling its class A or class C common stock or securities convertible into these shares of common stock for a period of up to 90 days if it has not completed these debt/equity exchanges. Hughes, and during the first six months following the Hughes merger the surviving corporation, must use commercially reasonable efforts to register the shares of common stock to be issued in any debt/equity exchanges under the Securities Act.

THE PANAMSAT ACQUISITION

         We have agreed to purchase all of the shares of PanAmSat held by Hughes and its subsidiaries for approximately $2.7 billion, or $22.47 per share, in a combination of cash, stock and/or notes, if the merger agreement is terminated because:

         o a court or governmental authority permanently enjoins or issues an order preventing the Hughes merger in an action brought by a federal, state or local governmental authority under the U.S. antitrust laws or FCC regulations or in an action brought by any other person other than a governmental authority under the antitrust laws or FCC regulations, and in each case the injunction or order has become final and nonappealable;

         o the applicable waiting period under the HSR Act has not expired or been terminated at least 15 business days before January 21, 2003, unless the Department of Justice or FTC has agreed to a consent decree or other settlement permitting the Hughes merger in which case Hughes will not be able to terminate the merger agreement unless the applicable waiting period under the HSR Act has not expired or been terminated on or prior to five business days before January 21, 2003;

         o all material orders and approvals of the FCC have not been obtained and become final at least ten business days before January 21, 2003 such that the condition to closing relating to FCC approvals is incapable of being fulfilled, unless the Department of Justice or FTC has agreed to a consent decree or other settlement permitting the Hughes merger prior to the fifteenth business day before January 21, 2003, in which case all material orders and approvals of the FCC have not been obtained and become final within three business days after the date the consent decree or other settlement permitting the Hughes merger is filed in court; or

         o we do not enter into definitive agreements for the Hughes merger financing before April 26, 2002 or we or Hughes terminates the merger agreement on or after January 21, 2003 because the conditions to completion of the Hughes merger financing have not been satisfied by such time.

         Our obligation to purchase the PanAmSat shares is subject to the satisfaction or waiver of a number of conditions, including:

         o all applicable waiting periods under the HSR Act shall have expired or been terminated, all government approvals shall have been obtained, and filings with governmental authorities shall have been made;

         o the absence of any order, decree, statute, rule or regulation barring the purchase;

         o        FCC approval;

         o the absence of any material adverse effect with respect to PanAmSat; and

         o PanAmSat shall not have issued more than 7% of its capital stock prior to the acquisition of Hughes' approximately 81% interest in PanAmSat unless such issue would not materially impair our ability to acquire the remaining shares of PanAmSat.

         The form of consideration that we may be required to pay for the PanAmSat shares will depend upon the reasons why the merger with Hughes was not consummated.

         The PanAmSat stock purchase agreement terminates automatically upon consummation of the Hughes merger or upon our satisfaction of its obligations to purchase the PanAmSat shares in a tender offer or merger as described above. We or Hughes may also terminate this agreement if:

         o we do not consummate the sale of the PanAmSat shares within nine months of termination of the merger agreement for any of the reasons listed in the first paragraph under "-PanAmSat Acquisition" unless extended by mutual agreement of the parties;

         o a court or other governmental body permanently enjoins or issues an order preventing the transaction and the injunction or order has become final and nonappealable;

         o the merger agreement terminates for any reason not listed in the first paragraph above;

         o the other party materially breaches the agreement and in the case of a breach by Hughes, the breach has resulted in a material adverse effect on PanAmSat; or

         o by mutual written consent authorized by the respective boards of directors.

         Hughes may also terminate the PanAmSat purchase agreement during the 30-day period following termination of the merger agreement if we have not entered into definitive agreements for the Hughes merger financing before April 26, 2002 or if the Hughes merger has not been consummated before January 21, 2003 because we fail to obtain the Hughes merger financing.

         We have agreed that, unless we have previously consummated a tender offer involving all of the outstanding PanAmSat shares or a merger, we will commence an exchange offer for all PanAmSat shares that remain outstanding following the consummation of the acquisition of Hughes' interest in PanAmSat. This offer must be for an amount per share, at the option of the holder, either in cash in an amount equal to the purchase price per share as paid to Hughes, or a number of shares of our class A common stock having an aggregate fair market value equal to the purchase price per share we pay to Hughes, and we have agreed to use commercially reasonable efforts to ensure that the structure of the exchange offer will be tax-free to the PanAmSat stockholders.

         The commitment letter for the bridge financing also covered the financing we would have needed if we purchase the PanAmSat shares. As a result of the proceeds from the sale of the 9 1/8% senior notes by EDBS and the series D convertible preferred stock to Vivendi Universal, however, we have the financing we would need to purchase the PanAmSat shares, and the commitment for the bridge financing with respect to PanAmSat has terminated.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                             Nine months
                                                                                                Ended
                                            Year Ended December 31,                           September
                       ------------------------------------------------------------------        30,
                          1996          1997          1998          1999          2000          2001
                       ----------    ----------    ----------    ----------    ----------    ----------
Ratio of
earnings to
fixed charges                  --            --            --            --            --            --
                       ==========    ==========    ==========    ==========    ==========    ==========

Deficiency of
available
earnings to
fixed charges          $ (185,066)   $ (346,947)   $ (272,862)   $ (512,986)   $ (615,291)   $ (161,136)
                       ==========    ==========    ==========    ==========    ==========    ==========


         For purposes of computing the ratio of earnings to fixed charges, and the deficiency of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness and the imputed interest component of rental expense under non-cancelable operating leases. For the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and the nine months ended September 30, 2001, earnings were insufficient to cover the fixed charges.

                        DESCRIPTION OF CONVERTIBLE NOTES

GENERAL

         The convertible notes were issued under an indenture, to which we and U.S. Bank Trust National Association, as trustee, are parties. The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the convertible notes. Copies of the indenture and the registration rights agreement are available to you upon request.

         You can find the definitions of certain terms used in this description under the subheading "Definitions." In this section of the prospectus entitled "Description of Convertible Notes" when we use the terms "we," "us," "our" or similar terms, we are referring only to EchoStar Communications Corporation, the issuer of the convertible notes, and not to any of our subsidiaries.

         The convertible notes are our general unsecured obligations, subordinated in right and priority of payment to all of our existing and future Senior Debt as described under the subheading "Subordination of Convertible Notes" and convertible into our class A common stock as described under the subheading "Conversion." The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Debt, the incurrence of other obligations, including debt, ranking equal to the convertible notes or issuance or repurchase of our securities. The indenture contains no covenants or other provisions to afford protection to holders of the convertible notes in the event of a highly leveraged transaction, except to the extent described under the subheading "Repurchase at the Option of Holders." The convertible notes are not guaranteed by any of our subsidiaries.

         We conduct substantially all of our operations through our subsidiaries. We are dependent upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the convertible notes. As a result, the convertible notes are subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries with respect to the cash flow and assets of those subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

         We issued convertible notes with a maximum aggregate principal amount of $1,000,000,000. The convertible notes will mature on May 15, 2008. Interest on the convertible notes will accrue at a rate of 5 3/4% per annum from the date of original issuance and will be payable semiannually in cash on May 15 and November 15, commencing on November 15, 2001. We will make each interest payment to the holders of record of the convertible notes on the immediately preceding May 1 and November 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. All references herein to a payment of principal shall include any premium that may be payable.

         We are required to pay special interest on the convertible notes under certain circumstances, all as further described under the caption "Registration Rights." All references herein to interest on the convertible notes shall include any such special interest that may be payable.

         The convertible notes are payable both as to principal and interest on presentation of such convertible notes if in certificate form at our offices or agencies maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the convertible notes at their respective addresses listed in the register of holders of convertible notes or, if a holder who holds an aggregate principal amount of at least $5.0 million of convertible notes so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to us and the trustee. Until we designate otherwise, our office or agency is the office of the trustee maintained for this purpose. The convertible notes have been issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

CONVERSION

         The holder of any convertible note has the right, exercisable at any time after 90 days following the date of their original issuance and prior to maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of our class A common stock at a conversion price of $43.29 per share, subject to adjustment as described below, we is referred to as the Conversion Price, except that if a convertible note is called for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption.

         If any convertible notes are converted during the period after any record date but before the next interest payment date, interest on such convertible notes will be paid on the next interest payment date, notwithstanding such conversion, to the holder of record on the record date of those convertible notes. Any convertible notes that are, however, delivered to us for conversion after any record date but before the next interest payment date must, except as described in the next sentence, be accompanied by a payment equal to the interest payable on such interest payment date on the principal amount of convertible notes being converted. We will not require the payment to us described in the preceding sentence if, during that period between a record date and the next interest payment date, a conversion occurs on or after the date that we have issued a redemption notice and prior to the date of redemption. If any convertible notes are converted after an interest payment date but on or before the next record date, no interest will be paid on those convertible notes. No fractional shares will be issued upon conversion, but a cash adjustment will be made for any fractional shares.

         The conversion price is subject to adjustment upon the occurrence of certain events, including:

         (1) the issuance of shares of class A common stock as a dividend or distribution on our common stock;

         (2) the subdivision or combination of our outstanding class A common stock;

         (3) the issuance to substantially all holders of our class A common stock of rights or warrants to subscribe for or purchase class A common stock (or securities convertible into class A common stock) at a price per share less than the then current market price per share, as defined in the indenture;

         (4) the distribution of shares of our capital stock (other than class A common stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in paragraph 5 below) to all holders of our class A common stock;

         (5) the distribution, by dividend or otherwise, of cash to all holders of our class A common stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of our class A common stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments (see the subheading "Definitions") in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for our class A common stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the current market price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of our class A common stock outstanding on that date;

         (6) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by us or any of our subsidiaries for our class A common stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a Conversion Price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for our class A common stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the current market price per share on the expiration of such tender offer or the consummation of such other negotiated transaction, as the case may be, times the number of shares of our class A common stock outstanding on that date; and

         (7) the distribution to substantially all holders of our class A common stock of rights or warrants to subscribe for securities (other than those referred to in paragraph 3 above). In the event of a distribution to substantially all holders of our class A common stock of rights to subscribe for additional shares of our capital stock (other than those referred to in paragraph 3 above), we may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a convertible note who converts that convertible note after the record date for such distribution and prior to the expiration or redemption of such rights will be entitled to receive upon such conversion, in addition to shares of class A common stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price, as last adjusted.

         If we reclassify or change our outstanding class A common stock, or consolidate with or merge into or transfer or lease all or substantially all of our assets to any person, or are a party to a merger that reclassifies or changes our outstanding class A common stock, the convertible notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the convertible notes would have owned immediately after the transaction if the holders had converted their convertible notes immediately before the effective date of the transaction.

         The indenture provides that if rights, warrants or options expire unexercised, the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

         In the indenture, the "current market price" per share of class A common stock on any date means the average of the daily market prices for the shorter of (i) ten consecutive business days ending on the last full trading day on the exchange or market referred to in determining such daily market prices prior to the time of determination (as defined in the indenture) or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the time of determination.

         We are permitted to make such reductions in the Conversion Price as we, in our discretion, determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock which we make to our stockholders will not be taxable to the recipients.

SUBORDINATION OF CONVERTIBLE NOTES

         The convertible notes are subordinated in right and priority of payment to all of our existing and future Senior Debt. The indenture does not prohibit or limit the amount of indebtedness, including Senior Debt and secured debt, that we or any of our subsidiaries may incur. As of September 30, 2001, the convertible notes ranked junior to $3.0 billion of indebtedness and $1.5 billion of other liabilities of our subsidiaries, and ranked equal to $1.0 billion of our other convertible notes. The convertible notes also rank junior to the 9 1/8% senior notes issued by EDBS on December 28, 2001.

         The payment of the principal of, interest on or any other amounts due on the convertible notes is subordinated in right and priority of payment to the prior payment in full of all of our Senior Debt. No payment on account of principal of, redemption of, interest on or any other amounts due on the convertible notes, including, without limitation, any payments on the Change of Control Offer, as that term is defined in the indenture, and no redemption, purchase or other acquisition of the convertible notes may be made unless (i) full payment of amounts then due on all Senior Debt have been made or duly provided for under the terms of the instrument governing such Senior Debt, and
(ii) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Debt or any agreement pursuant to which any Senior Debt has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Debt being declared due and payable. In addition, the indenture provides that if we and the trustee are notified by any of the holders of any issue of Senior Debt, which is referred to as the Payment Blockage Notice, that a default has occurred giving the holders of such Senior Debt the right to accelerate the maturity thereof, no payment on account of principal, redemption, interest, special interest, if any, or any other amounts due on the convertible notes and no purchase, redemption or other acquisition of the convertible notes will be made for the period, which is referred to as the Payment Blockage Period, commencing on the date notice is received and ending on the earlier of (A) the date on which such event of default shall have been cured or waived or (B) 180 days from the date notice is received. Notwithstanding the foregoing, only one Payment Blockage Notice with respect to the same event of default or any other events of default existing and unknown to the person giving such notice at the time of such notice on the same issue of Senior Debt may be given during any period of 360 consecutive days unless such event of default or such other events of default have been cured or waived for a period of not less than 90 consecutive days. No new Payment Blockage Period may be commenced by the holders of

Senior Debt during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived.

         Upon any distribution of our assets in connection with any dissolution, winding-up, liquidation or reorganization or acceleration of the principal amount due on the convertible notes because of any event of default, all Senior Debt must be paid in full before the holders of the convertible notes are entitled to any payments whatsoever.

         As a result of these subordination provisions, in the event of our insolvency, holders of the convertible notes may recover ratably less than our general creditors.

         If the payment of the convertible notes is accelerated because of an event of default, we or the trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration. We may not pay the convertible notes until five days after such holders or trustee(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the convertible notes only if the subordination provisions of the indenture otherwise permit payment at that time.

         If the trustee or any holder of convertible notes receives any payment or distribution of our assets of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the convertible notes before all Senior Debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holder of Senior Debt.

         We are the exclusive obligors on the convertible notes. Since our operations are conducted wholly through our subsidiaries, our ability to service debt, including the convertible notes, is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. The payment of dividends to us and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, is dependent upon the earnings of those subsidiaries and may be subject to various business considerations. The outstanding senior notes of EBC currently restrict EBC from paying dividends or making distributions to us. EBC is an intermediate holding company and its ability to pay dividends or make other distributions to us is dependent upon the earnings of its subsidiary, EDBS. The outstanding senior notes of EDBS currently restrict EDBS from paying dividends or making other distributions to EBC.

         Any right that we have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the convertible notes to participate in those assets) is effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

         The indenture does not prohibit or limit the amount of additional indebtedness and other liabilities, including Senior Debt, which we can create, incur, assume or guarantee, nor does the indenture prohibit or limit the amount of indebtedness and other liabilities which any subsidiary can create, incur, assume or guarantee.

OPTIONAL REDEMPTION

         We may not redeem the convertible notes prior to May 15, 2004. Thereafter, the convertible notes are subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices set forth below, expressed as percentages of principal amount plus accrued and unpaid interest thereon, in each case, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year                       Percentage
----                       ----------
2004                       103.286%
2005                       102.464%
2006                       101.643%
2007                       100.821%
2008                       100.000%

MANDATORY REDEMPTION AND REPURCHASE

         We are not required to make mandatory redemption or sinking fund payments with respect to the convertible notes. We are, however, required to make a Change of Control Offer with respect to a repurchase of the convertible notes under the circumstances described under the subheading "Repurchase at the Option of Holders."

SELECTION AND NOTICE

         If less than all of the convertible notes are to be redeemed at any time, selection of convertible notes for redemption will be made by the trustee in compliance with the requirements of any securities exchange on which the convertible notes are listed. In the absence of any requirements of any securities exchange or if the convertible notes are not listed, selection of the convertible notes to be redeemed will be made on a pro rata basis, provided that no convertible notes of $1,000 or less may be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of convertible notes to be redeemed at its registered address. If any convertible note is to be redeemed in part only, the notice of redemption that relates to that convertible note shall state the portion of the principal amount thereof to be redeemed. A new convertible note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original convertible note. On and after the redemption date, interest ceases to accrue on convertible notes or portions of them called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

         If a Change of Control, as that term is defined below, occurs, each holder of convertible notes will have the right to require us to repurchase all or any part of that holder's convertible notes equal to $1,000 or an integral multiple of $1,000, pursuant to the Change of Control Offer at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, as of the date of repurchase. The payment will be referred to as the Change of Control Payment. Within 40 days following any Change of Control, we will mail a notice to each holder, stating:

         (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all convertible notes tendered will be accepted for payment;

         (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed. This date is referred to as the "Change of Control Payment Date";

         (3) that interest will continue to accrue on any convertible notes not tendered, as provided in the convertible notes;

         (4) that, unless we default in the payment of the Change of Control Payment, with respect to all convertible notes accepted for payment pursuant to the Change of Control Offer, interest will cease to accrue after the Change of Control Payment Date, as that term is defined in the indenture;

         (5) that holders electing to have any convertible notes purchased pursuant to a Change of Control Offer will be required to surrender the convertible notes, with the form entitled Option of Holder to Elect Purchase on the reverse of the convertible notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day, as that term is defined in the indenture, preceding the Change of Control Payment Date;

         (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter stating the name of the holder, the principal amount of convertible notes delivered for purchase, and a statement that the holder is withdrawing the election to have such convertible notes purchased; and

         (7) that holders whose convertible notes are being purchased only in part will be issued new convertible notes equal in principal amount to the unpurchased portion of the convertible notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple of $1,000.

         We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the convertible notes in connection with a Change of Control.

         On the Change of Control Payment Date, we will, to the extent lawful:

         (1) accept for payment convertible notes or portions of convertible notes tendered pursuant to the Change of Control Offer;

         (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all convertible notes or portions of convertible notes so tendered; and

         (3) deliver or cause to be delivered to the trustee the convertible notes so accepted together with an officer's certificate stating the convertible notes or portions of convertible notes that have been tendered.

         The paying agent shall promptly mail to each holder of convertible notes so accepted, or, if a holder requests, wire transfer immediately available funds to an account previously specified in writing by the holder to us and the paying agent, payment in an amount equal to the purchase price for such convertible notes. The trustee shall promptly authenticate and mail to each holder a new convertible note equal in principal amount to any unpurchased portion of the convertible notes surrendered, if any, provided that each new convertible note shall be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         Except as described above with respect to a Change of Control, the indenture does not contain any other provision that permits the holders of the convertible notes to require that we repurchase or redeem the convertible notes in the event of a takeover, recapitalization or similar restructuring. The Change of Control Offer requirement of the convertible notes may, in certain circumstances, make it more difficult or discourage a takeover, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

         Our ability to pay cash to the holders of convertible notes pursuant to a Change of Control Offer may be limited by our then existing financial resources. See "Risk Factors." Any future credit facilities or other agreements relating to our or our subsidiaries' indebtedness may contain prohibitions or restrictions on our ability to effect a Change of Control Payment or may also require a similar offer to which we or our subsidiaries may be required to allocate resources, such as with EBC's and EDBS' outstanding senior notes. If a Change of Control occurs at a time when such prohibitions or restrictions are in effect, we could seek the consent of our lenders to the purchase of convertible notes and other indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain such prohibitions or restrictions. If we do not obtain such consents or repay such borrowings, we will be effectively prohibited from purchasing the convertible notes. In such case, our failure to purchase tendered convertible notes would constitute an event of default under the indenture. Moreover, the events that constitute a Change of Control under the indenture may constitute events of default under our future debt instruments or credit agreements of us or our subsidiaries, and certain events that constitute a Change of Control under our subsidiaries indebtedness may not constitute a Change of Control under the indenture. Such events of default may permit the lenders under those debt instruments or credit agreements to accelerate the debt and, if the debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of our subsidiaries. Therefore, our ability to raise cash to repay or repurchase the convertible notes may be limited.

         "Change of Control" means:

         (1) any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that the Principal and his Related Parties or an entity controlled by the Principal and his Related Parties, which terms are defined below (and not controlled by any person other than the Principal or his Related Parties), sell, transfer or otherwise dispose of more than 50% of the total Equity Interests (see the subheading "Definitions") in us beneficially owned (as defined in Rule 13(d)(3) under the Exchange Act, but without including any Equity Interests which may be deemed to be owned solely by reason of the existence of any voting arrangements) by such persons on the date of the indenture (as adjusted for stock splits and dividends and other distributions payable in Equity Interests);

         (2) the first day on which a majority of the members of our Board of Directors are not Continuing Directors (see the subheading "Definitions"); or

         (3) the sale, lease or transfer of all or substantially all of our assets to any person or "group," within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than the Principal and his Related Parties.

         Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred if, in case of a merger, consolidation, tender offer, share exchange, sale, lease or transfer of all or substantially all of our assets or similar transaction or group of related transactions, which are each, a "Transaction", not less than 70% of the consideration in the Transaction (excluding cash payments for fractional shares issued in connection with the Transaction, and excluding debt and other liabilities assumed in the Transaction) constituting the Change of Control as defined in (a), (b) and (c) above, consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such Change of Control) and as a result of such transaction or transactions, the convertible notes become convertible into such common stock or remain convertible into class A common stock.

         "Principal" means Charles W. Ergen.

         "Related Party" means, with respect to the Principal, (a) the spouse and each immediate family member of the Principal and (b) each trust, corporation, partnership or other entity of which the Principal beneficially holds an 80% or more controlling interest.

COVENANTS

Sale of assets

         The indenture provides that we may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in any one or more related transactions to another corporation, person or entity unless:

         o the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the U.S., any state thereof or the District of Columbia;

         o the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all obligations pursuant to a supplemental indenture, in a form reasonably satisfactory to the trustee, under the convertible notes and the indenture; and

         o immediately after such transaction no default or event of default exists.

Limitation on status as investment company

         The indenture provides that we will not, and will not permit any subsidiary to, conduct our or its business in a fashion that would cause us to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended).

Reports

         Whether or not required by the rules and regulations of the SEC, so long as any convertible notes are outstanding, we will furnish to the holders of convertible notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report by our certified independent accountants.

EVENTS OF DEFAULT AND REMEDIES

         The indenture provides that each of the following constitutes an event of default:

         (1) default for 30 days in the payment when due of interest on the convertible notes;

         (2) a default in the payment of principal of any convertible note when due at its stated maturity, upon optional redemption, in connection with a Change of Control Offer, upon declaration, or otherwise;

         (3) our failure to comply for 30 days after notice with any of our obligations under the covenants described under "Repurchase at the Option of Holders" and "Sale of Assets" (in each case, other than a failure to purchase convertible notes in connection with a Change of Control Offer);

         (4) our failure for 60 days after notice to comply with certain other covenants and agreements contained in the indenture or the convertible notes;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our subsidiaries that is a Significant Subsidiary, as that term is defined in the subheading "Definitions", or any group of two or more subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or the payment of which is guaranteed by us or any of our subsidiaries that is a Significant Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the issuance date, which default:

                  (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness, which payment default continues beyond any applicable grace period; or

                  (b) results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50 million or more;

         (6) failure by us or any subsidiary of ours that is a Significant Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Significant Subsidiary to pay final judgments for the payment of money (other than any judgment as to which a reputable insurance company has accepted liability subject to customary terms) aggregating in excess of $75 million, which judgments are not paid, wired, discharged or stayed within 60 days after their entry;

         (7) certain events of bankruptcy or insolvency with respect to us or any subsidiary of ours that is a Significant Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; and

         (8) the approval by our shareholders of any merger, amalgamation or consolidation by us (whether or not we are the surviving corporation) and whether or not such merger, amalgamation or consolidation is in one or more related transactions if, (i) the successor corporation, person or entity (A) does not assume all the obligations, pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee, under the convertible notes and the indenture (to the extent any such supplemental indenture may be necessary, in the opinion of the trustee, to evidence our continuing obligations under the indenture) and (B) is not a corporation, person or entity organized or existing under the laws of the U.S., any state thereof or the District of Columbia or (ii) immediately after the transaction, any default or event of default exists.

         If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding convertible notes may declare all the convertible notes to be due and payable immediately, subject to the provisions limiting payment described under the subheading "Subordination of Convertible Notes." Notwithstanding the foregoing, if a default occurs from (i) the events described in paragraph 8 above regarding merger, amalgamation or consolidation or (ii) certain events of bankruptcy or insolvency, with respect to us or any Significant Subsidiary, all outstanding convertible notes will become immediately due and payable without further action or notice. Holders of the convertible notes may not enforce the indenture or the convertible notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding convertible notes may direct the trustees in its exercise of any trust or power. The trustee may withhold from holders of the convertible notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

         If the convertible notes are accelerated because an event of default has occurred and is continuing as a result of the acceleration of any Indebtedness described in paragraph 5 above, the acceleration shall be automatically annulled if:

         o the holders of any Indebtedness described in such paragraph 5, above, have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days after the date of such declaration;

         o the annulment of the acceleration of the convertible notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

         o all existing events of default, except for nonpayment of principal of or interest on the convertible notes that became due solely because of the acceleration of the convertible notes, have been cured or waived.

         The holders of a majority in aggregate principal amount of the then outstanding convertible notes by notice to the trustee may on behalf of all of the holders waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest on or the principal of the convertible notes.

         We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying that default or event of default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

         No director, officer, employee, incorporator or shareholder of ours, as such, shall have any liability for any of our obligations under the convertible notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the convertible notes by accepting a convertible note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the convertible notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.

UNCLAIMED MONEY; PRESCRIPTION

         If money deposited with the trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the trustee and the paying agent shall pay the money back to us at our written request. After that, holders of convertible notes entitled to the money must look to us for payment unless an abandoned property law designates another person and all liability of the trustee and the paying agent shall cease. Other than as described in this paragraph, the indenture does not provide for any prescription period for the payment of interest and principal on the convertible notes.

BOOK ENTRY



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



         The convertible notes were issued in the form of a global security issued in reliance on Rule 144A under the Securities Act and a global security issued in reliance on Regulation S under the Securities Act. Upon the issuance of a global security, the depository or its nominee credited the accounts of persons holding through it with the respective principal amounts of the convertible notes represented by such global security. Such accounts were designated by the initial purchaser with respect to convertible notes placed by the initial purchaser for us. Ownership of beneficial interests in a global security are limited to persons that have accounts with the depository, which are referred to as "participants," or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global security are shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository for such global security. Ownership of beneficial interests in such global security by persons that hold through participants are shown on, and the transfer of that ownership interest through such participant are effected only through, records maintained by such participant. The foregoing may impair the ability to transfer beneficial interests in a global security.

         Payment of all amounts due on convertible notes represented by any such global security are made to the depository or its nominee, as the case may be, as the sole holder of the convertible notes represented thereby for all purposes under the indenture. None of us, the trustee, any of our agents or the initial purchaser have any responsibility or liability for any aspect of the depository's records relating to or payments made on account of beneficial ownership interests in any global security representing any convertible notes or for maintaining, supervising or reviewing any of the depository's records relating to such beneficial ownership interests.

         We have been advised by the depository that, upon receipt of any payment on any global security, the depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depository. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

         A global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any such nominee to a successor of such depository or a nominee of such successor. If the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us or the depository within 90 days, we will issue convertible notes in definitive form in exchange for the global security. In either instance, an owner of a beneficial interest in the global security will be entitled to have convertible notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such convertible notes in definitive form. Convertible notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. Amounts due on the convertible notes will payable, and the convertible notes may be presented for registration of transfer or exchange, at the offices of the trustee.

         So long as the depository for a global security, or its nominee, is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole holder of the convertible notes represented by such global security for the purposes of receiving payment on the convertible notes, receiving notices and for all other purposes under the indenture and the convertible notes. Beneficial interests in convertible notes are evidenced only by, and transfers thereof are effected only through, records maintained by the depository and its participants. Cede & Co. has been appointed as the nominee of the depository. Except as provided above, owners of beneficial interests in a global security are not entitled to certificates and are not considered the holders thereof for any purposes under the indenture. Accordingly any such person owning a beneficial interest in such a global security must rely on the procedures of the depository, and, if any such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The indenture will provide that the depository may grant proxies and otherwise authorize participants to give or to take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in such a global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depository would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         The Depository Trust Company, which is referred to as "DTC," has been appointed as the initial depository. DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         Beneficial interests in any global security may be exchanged for beneficial interests in any other global security only in connection with a transfer of such interest. Such transfers are subject to compliance with customary certification requirements which are set forth in the indenture.

         Any beneficial interest in one of the global securities that is exchanged for an interest in any other global security will cease to be an interest in such global security and will become an interest in such other global security. Accordingly, such interest will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other global security for as long as it remains such an interest. Any exchange of a beneficial interest in one global security for a beneficial interest in any other global security will be effected by DTC by means of an instruction originated by the trustee through its Deposit/Withdraw at Custodian system. Accordingly, in connection with any such exchange, appropriate adjustments will be made in the records of the registrar to reflect a decrease in the principal amount of such global security and a corresponding increase in the principal amount of such other global security.

PAYMENTS OF PRINCIPAL AND INTEREST

         The indenture requires that payments in respect of the convertible notes held of record by DTC or its nominee (including convertible notes evidenced by the global securities) be made in same day funds. Payments in respect of the convertible notes held of record by holders other than DTC may, at our option, be made by check and mailed to such holders of record as shown on the register for the convertible notes.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next succeeding paragraph, the indenture or the convertible notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding convertible notes, as applicable, including consents obtained in connection with a tender offer or exchange offer for the convertible notes, and any existing default or compliance with any provision of the indenture or the convertible notes may be waived with the consent of the holders of a majority in aggregate principal amount of then outstanding convertible notes, including consents obtained in connection with a tender offer or exchange offer for the convertible notes.

         Without the consent of each holder affected, an amendment or waiver may not:

         o reduce the amount of convertible notes whose holders must consent to an amendment, supplement or waiver;

         o reduce the principal of or change the fixed maturity of any convertible note or alter the provisions with respect to the redemption of the convertible notes, except for provisions, including relevant definitions, relating to repurchases of the convertible notes pursuant to the covenant described above under the subheading "Repurchase at the Option of Holders;"

         o reduce the rate of or change the time for payment or accrual of interest on any convertible note;

         o waive a default in the payment of principal of or interest on any convertible notes, except a rescission of acceleration of the convertible notes by the holders of at least a majority in aggregate principal amount of the convertible notes and a waiver of the payment default that resulted from such acceleration;

         o make any convertible note payable in money other than that stated in the convertible notes;

         o make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of convertible notes to receive payments of principal of or interest on the convertible notes;

         o waive a redemption payment with respect to any convertible note;

         o impair the right to convert the convertible notes into class A common stock;

         o modify the conversion or subordination provision of the indenture in a manner adverse to the holders of the convertible notes; or

         o make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any holder of convertible notes, we and the trustee may amend or supplement the indenture or the convertible notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated convertible notes in addition to or in place of certificated convertible notes, to provide for the assumption of our obligations to holders of the convertible notes in the case of a merger or consolidation or certain transfers or leases, to make any change that would provide any additional rights or benefits to the holders of the convertible notes or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act.

GOVERNING LAW AND JUDGMENTS

         The convertible notes and the indenture are governed exclusively by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

         We will submit to the jurisdiction of the U.S. federal and New York state courts located in the borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the convertible notes and indenture.

CONCERNING THE TRUSTEE

         The indenture contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign.

         The holders of the majority in aggregate principal amount of the then outstanding convertible notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture, subject to certain exceptions. The indenture provides that in case an event of default shall occur, which shall not be cured or waived, the trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of convertible notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

DEFINITIONS

         The following are selected defined terms that are used in the indenture. Reference is made to the indenture for a full definition of all terms, as well as certain other terms used in this description of the convertible notes for which no definition is provided.

         "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, including, without limitation, partnership interests.

         "Continuing Director" means, as of any date of determination, any member of our Board of Directors who:

         (a) was a member of such Board of Directors on the date of the indenture; or

         (b) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or was nominated for election or elected by the Principal and his Related Parties.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock.

         "Excess Payment" means the excess of (A) the aggregate of the cash and value of other consideration paid by us or any of our subsidiaries with respect to our shares acquired in a tender offer or other negotiated transaction over
(B) the market value of such acquired shares after giving effect to the completion of a tender offer or other negotiated transaction.

         "Exchange Rate Contract" means, with respect to any person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date and are applied on a consistent basis.

         "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

         "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), or representing the balance deferred and unpaid of the purchase price of any property (which purchase price is due more than six months after the placing into service or delivery of such property) including pursuant to capital leases and sale-and-leaseback transactions, or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than obligations under an Exchange Rate Contract or an Interest Rate Agreement, would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount. Indebtedness shall not include liabilities for taxes of any kind.

         "Interest Rate Agreement" means, with respect to any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.

         "Issuance Date" means the date on which the convertible notes are first authenticated and issued.

         "Senior Debt" means the principal of, interest on and other amounts due on (i) our Indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by us, for money borrowed from banks or other financial institutions; (ii) Indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by us; (iii) our Indebtedness under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements; unless, in the instrument creating or evidencing or pursuant to which Indebtedness under (i) or (ii) is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the convertible notes. Senior Debt includes, with respect to the obligations described in clauses (i) and (ii) above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) Indebtedness of or amounts owed by us for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services; and (b) Indebtedness which we owe to any of our subsidiaries.

         "Significant Subsidiary" means any subsidiary of ours which is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act, as such regulation is in effect on the date of the indenture.

                               REGISTRATION RIGHTS

         The following summary of the registration rights provided in the registration rights agreement and the convertible notes is not complete. You should refer to the registration rights agreement and the convertible notes for a full description of the registration rights that apply to the convertible notes and the class A common stock issuable upon conversion thereof.

         Pursuant to a registration rights agreement we have agreed for the benefit of the holders of the convertible notes, that (i) we will, at our cost, within 90 days after the closing of the sale of the convertible notes, which we refer to as the "Closing," file a shelf registration statement, which we refer to as the "Shelf Registration Statement," with the SEC with respect to resales of the convertible notes and the class A common stock issuable upon conversion thereof, (ii) we will use our best efforts to cause such Shelf Registration Statement to be declared effective by the SEC within 270 days after the Closing, and (iii) we will use our best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until, subject to certain exceptions specified in the registration rights agreement, the second anniversary of the date of the Closing. We will be permitted to delay the filing of the Shelf Registration Statement (for a period not to exceed 60 days), which delay shall not be considered a "Registration Default," as defined below, or suspend use of the prospectus that is part of the Shelf Registration Statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the SEC and similar events as determined in our sole discretion, which suspension shall not be considered a "Registration Default," as defined below, unless it continues for a period in excess of 90 consecutive days. Except as provided above, if (a) we fail to file the Shelf Registration Statement required by the registration rights agreement on or before 90 days after Closing, (b) such Shelf Registration Statement is not declared effective by the SEC on or prior to 270 days after Closing, which is referred to as the "Effectiveness Target Date," or (c) the Shelf Registration Statement is effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities (as defined below) during the periods specified in the registration rights agreement (each such event referred to in clauses (a) through (c)) above is a "Registration Default"), then we will pay special interest to each holder of convertible notes, with respect to the first 90 consecutive-day period immediately following the occurrence of such Registration Default, an amount equal to an increase in the annual interest on the convertible notes of 0.25% and with respect to each subsequent 90 consecutive-day period, an amount equal to an increase in the annual interest rate on the convertible notes of 0.25% until all Registration Defaults have been cured up to a maximum increase in the annual rate of interest on the convertible notes equal to 1.0%. All accrued special interest will be paid by us on each subsequent interest payment date in cash. Such payment will be made to the holder of the convertible note by wire transfer of immediately available funds or by federal funds check. Following the cure of all Registration Defaults, the accrual of special interest will cease.

         For purposes of the foregoing, "Transfer Restricted Securities" means each convertible note and the class A common stock issuable upon conversion thereof until (i) the date on which such convertible note or the class A common stock issuable upon conversion thereof has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (ii) the date on which such convertible note or the class A common stock issuable upon conversion thereof is distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in effect) or is saleable pursuant to Rule 144(k) under the Act or (iii) the date on which such convertible note or the class A common stock issuable upon the conversion thereof ceases to be outstanding.

         If we expect to file and obtain the effectiveness of a Shelf Registration Statement within 30 days of the effective date of the Registration Rights Agreement, which we refer to as an "Expedited Filing," we shall (x) mail, as promptly as reasonably practicable after the effective date of the Registration Rights Agreement to the holders of Transfer Restricted Securities, a Notice and Questionnaire, in substantially the form attached hereto as Appendix A, which we refer to as a "Notice and Questionnaire," with a response deadline of 30 days from the date of such notice, which we refer to as the "Expedited Filing Questionnaire Deadline," and (y) as promptly as practicable after the response deadline but in any event no later than 30 days thereafter, prepare a prospectus supplement (and if required file an amendment or a supplement to the Shelf Registration Statement) or take such other measures, if any, as are necessary to include in the Shelf Registration Statement the Transfer Restricted Securities of Electing Holders (as defined below). If we do not intend to make an Expedited Filing, we shall mail the Notice and Questionnaire to the holders of Transfer Restricted Securities not less than 20 business days prior to the time we intend in good faith to have the Shelf Registration Statement declared effective, which we refer to as the "Effective Time." No holder of Transfer Restricted Securities shall be entitled



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to be named as a selling security holder in the Shelf Registration Statement as of the effective time of such Shelf Registration Statement (or in the first prospectus supplement filed thereafter in the case of the Expedited Filing), and no holder of Transfer Restricted Securities shall be entitled to use the prospectus forming a part thereof for offers and resales of Transfer Restricted Securities at any time, unless such holder has returned a completed and signed Notice and Questionnaire to us by the deadline for response set forth therein.

         We shall not be required to take any action to name such holder as a selling securityholder in the Shelf Registration Statement until such holder has returned a completed and signed Notice and Questionnaire to us. Following our receipt of such Notice and Questionnaire, we will as promptly as possible, but not prior to the next required amendment or supplement to the Shelf Registration Statement, include the Transfer Restricted Securities covered thereby in the Shelf Registration Statement (if not previously included). The term "Electing Holder" shall mean any holder of Transfer Restricted Securities that has returned a completed and signed Notice and Questionnaire to us in accordance with the preceding two paragraphs.

         We will provide to each registered holder of convertible notes, or the class A common stock issuable upon conversion of the convertible notes, who is named in the prospectus and who so requests in writing, copies of the prospectus which will be a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement for the convertible notes or the class A common stock issuable upon conversion of the convertible notes has become effective and take certain other actions as required to permit unrestricted resales of the convertible notes or the class A common stock issuable upon conversion of the convertible notes. A holder of the convertible notes or the class A common stock issuable upon conversion of the convertible notes that sells such securities pursuant to a Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder, including certain indemnification and contribution rights and obligations.

         Upon the initial sale of convertible notes or class A common stock issuable upon conversion of the convertible notes, each selling holder will be required to deliver a notice of such sale to the trustee and us. The notice will, among other things, identify the sale as a transfer pursuant to the Shelf Registration Statement, certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with, and certify that the selling holder and the aggregate principal amount of securities owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.



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                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL

         Our authorized capital stock currently consists of:

         o 3,200,000,000 shares of common stock, of which 1,600,000,000 shares are designated class A common stock, 800,000,000 shares are designated class B common stock and 800,000,000 shares are designated class C common stock; and

         o        20,000,000 shares of preferred stock

         As of January 23, 2002, 241,136,634 shares of class A common stock were issued and outstanding and held of record by 6,092 stockholders, 238,435,208 shares of class B common stock were issued and outstanding and held of record by Charles W. Ergen, our chairman and chief executive officer, and no shares of class C common stock were issued and outstanding. As of January 23, 2002, 5,760,470 shares of series D convertible preferred stock were issued and outstanding and held of record by a wholly-owned subsidiary of Vivendi Universal. All outstanding shares of the class A common stock, class B common stock and series D convertible preferred stock are fully paid and nonassessable. A summary of the powers, preferences and rights of the shares of each class of common stock and each outstanding series of preferred stock is described below.

         The transfer agent for our capital stock, including the class A common stock, is Computershare Investor Services, formerly known as American Securities Transfer & Trust, Inc.

CLASS A COMMON STOCK

         Each holder of class A common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. Except as otherwise required by law, the class A common stock votes together with the class B common stock and the class C common stock on all matters submitted to a vote of stockholders. Subject to the preferential rights of any outstanding series of preferred stock and to any restrictions on the payment of dividends imposed under the terms of our indebtedness, the holders of class A common stock are entitled to such dividends as may be declared from time to time by our Board of Directors from legally available funds and, together with the holders of the class B common stock, are entitled, after payment of all prior claims, to receive pro rata all of our assets upon a liquidation. Holders of class A common stock have no redemption, conversion or preemptive rights.

CLASS B COMMON STOCK

         Each holder of class B common stock is entitled to ten votes for each share of class B common stock on all matters submitted to a vote of stockholders. Except as otherwise required by law, the class B common stock votes together with the class A common stock and the class C common stock on all matters submitted to a vote of the stockholders. Each share of class B common stock is convertible, at the option of the holder, into one share of class A common stock. The conversion ratio is subject to adjustment from time to time upon the occurrence of certain events, including: (i) dividends or distributions on class A common stock payable in class A common stock or certain other capital stock; (ii) subdivisions, combinations or certain reclassifications of class A common stock; and (iii) issuances of rights, warrants or options to purchase class A common stock at a price per share less than the fair market value of the class A common stock. Each share of class B common stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the class A common stock and class C common stock.

CLASS C COMMON STOCK

         Each holder of class C common stock is entitled to one vote for each share of class C common stock on all matters submitted to a vote of stockholders. Except as otherwise required by law, the class C common stock votes together with class A common stock and the class B common stock on all matters submitted to a vote of stockholders. Each share of class C common stock is convertible into class A common stock on the same terms as the class B common stock. Each share of class C common stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the class A common stock and class B common stock. Upon a change of control of our company,



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each holder of outstanding shares of class C common stock is entitled to cast ten votes for each share of class C common stock held by such holder. We do not currently intend to issue any shares of class C common stock. Under current National Association of Securities Dealers rules, we are not able to issue class C common stock so long as the class A common stock is quoted on the Nasdaq National Market.

PREFERRED STOCK

         Our Board of Directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions of the series, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. Our Board of Directors may, without stockholder approval, issue additional preferred stock of existing or new series with voting and other rights that could adversely affect the voting power of the holders of common stock and could have certain anti-takeover effects.

Series C Preferred Stock

         Effective July 6, 2001, we redeemed, for cash, all of our remaining outstanding 6 3/4% Series C Cumulative Convertible Preferred Stock at a redemption price of $51.929 per share.

Series D convertible preferred stock

         Each share of series D convertible preferred stock is convertible into ten shares of class A common stock: (i) at the option of the holder at any time and from time to time and (ii) unless previously converted, automatically: (1) immediately prior to the effectiveness of our proposed merger with Hughes; (2) on the first date on which the aggregate number of shares of class A common stock that Vivendi Universal may receive upon conversion of series D convertible preferred stock held or received upon prior conversions of series D convertible preferred stock is less than 29,378,443 (as such number may be adjusted from time to time as necessary to reflect appropriately any stock splits, subdivisions, combinations and similar changes to our capital stock); (3) upon any purported sale, assignment, transfer or disposition of a share of series D convertible preferred stock or the beneficial ownership thereof to any person other than Vivendi Universal or any direct or indirect wholly-owned subsidiary of Vivendi Universal; or (4) on January 22, 2007. The number of shares of the series D convertible preferred stock is subject to adjustment from time to time as necessary to reflect appropriately any subdivisions, combinations and similar changes to our common stock.

         The aggregate liquidation preference for the series D convertible preferred stock is approximately $1.5 billion, or approximately $260.40 per share, plus any declared and unpaid dividends. The series D convertible preferred stock ranks senior to our common stock upon liquidation and equal to all other series and classes of our capital stock which are not specifically made senior or junior to the series D convertible preferred stock.

         The series D convertible preferred stock is entitled to receive, when and as declared by our Board of Directors, dividends or distributions on each date that they are payable on our class A common stock, in an amount per share equal to ten times that amount per share payable to the class A common stock.

         Upon a change of control, as defined below, holders of the series D convertible preferred stock shall be entitled to be paid in full the liquidation preference per share plus any declared and unpaid dividends to the date of the change of control. For purposes of the series D convertible preferred stock, a "change of control" is any transaction or series of related transactions the result of which is that the holders of our voting stock outstanding immediately prior to such transaction or series of related transactions have less than 50% of the voting power in the election of members of our Board of Directors immediately after such transaction or series of related transactions.

         Each share of series D convertible preferred stock is entitled ten votes per share on any matter on which holders of class A common stock are entitled to vote. In addition, the vote or consent of the holders of a majority of the series D convertible preferred stock is required for certain matters that would adversely affect the rights, privileges and preferences of the series D convertible preferred stock of such holders.



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LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         Our articles of incorporation provide that our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by Nevada corporate law. The provision has no effect on any non-monetary remedies that may be available to us or our stockholders and does not relieve us or our directors from complying with federal or state securities laws. Our articles of incorporation and by-laws provide for indemnification, to the fullest extent permitted by Nevada corporate law, of any person who is or was involved in any manner in any investigation, claim or other proceeding by reason of the fact that such person is or was a director or officer of our company, or is or was serving at our request as a director or officer of another corporation, against all expenses and liabilities actually and reasonably incurred by such person in connection with the investigation, claim or other proceeding. However, no indemnification may be made for any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to us.

NEVADA LAW AND LIMITATIONS ON CHANGES IN CONTROL

         The Nevada Revised Statutes prevent an "interested stockholder" defined generally as a person owning 10% or more of a corporation's outstanding voting stock, from engaging in a "combination" with a publicly-held Nevada corporation for three years following the date such person became an interested stockholder unless, before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approves the combination.

         The provisions authorizing our Board of Directors to issue preferred stock without stockholder approval and the provisions of the Nevada Revised Statutes relating to combinations with interested stockholders could have the effect of delaying, deferring or preventing a change in our control or the removal of our existing management. Each of the indentures relating to the senior notes of EBC and EDBS and the indentures relating to the previously issued convertible notes and the convertible notes in this offering also contain provisions with respect to a change of control. The series C preferred stock certificate of designation also contains certain change of control provisions.

         Charles W. Ergen, our chairman and chief executive officer, owns 238,435,208 shares of class B common stock, which constitute all of the outstanding class B shares. These shares are transferable to other persons, subject to securities laws limitations. If Mr. Ergen transferred a substantial portion of his shares of class B common stock, a change in control of us would result and Mr. Ergen would receive any premium paid for control of our company. In addition, any such change in control would result in an obligation on the part of EBC and EDBS to offer to purchase at a premium all of their outstanding senior notes and for us to purchase the previously issued convertible notes and the convertible notes offered in this offering.



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



            SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the purchase, ownership and disposition of the convertible notes and the class A common stock into which the convertible notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary deals only with holders that hold convertible notes and class A common stock as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons holding the convertible notes as part of a hedging or conversion transaction, a straddle or a constructive sale, persons whose functional currency is not the U.S. dollar, and holders of convertible notes that did not acquire the convertible notes in the initial distribution thereof at their original issue price. In addition, this discussion does not consider the effect of any estate, gift or other tax laws.

         As used in this summary:

         o A "United States Holder" means a beneficial owner of the convertible notes or the class A common stock into which the convertible notes may be converted, who or that:

                  o        is a citizen or resident of the U.S.;

                  o is a corporation, partnership or other entity created or organized in or under the laws of the U.S. or political subdivision thereof;

                  o        is an estate the income of which is subject to U.S.
                           federal income taxation regardless of its source; or

                  o is a trust if (a) a U.S. court is able to exercise supervision over the administration of the trust and one or more U.S. fiduciaries have authority to control all substantial decisions of the trust, or
                           (b) the trust has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. Person;

         o A "Foreign Holder" is a beneficial owner of convertible notes or class A common stock that is not a United States Holder;

o "Code" means the U.S. Internal Revenue Code of 1986, as amended to date; and


o        "IRS" means the U.S. Internal Revenue Service.

         THE DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS BELOW IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, THE APPLICABLE TREASURY REGULATIONS PROMULGATED AND PROPOSED UNDER THE CODE, JUDICIAL DECISIONS AND ADMINISTRATIVE INTERPRETATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL NON-U.S. OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

UNITED STATES HOLDER

Convertible notes

         Stated interest. A United States Holder will be required to include in gross income the stated interest on a convertible note at the time that such interest accrues or is received, in accordance with the United States Holder's regular method of accounting for federal income tax purposes.

         Sale, exchange or redemption of the convertible notes. A United States Holder's tax basis in a convertible note will be its cost. A United States Holder generally will recognize gain or loss on the sale, exchange or retirement (including a redemption by us) of a convertible note in an amount equal to the difference between the amount of cash



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plus the net fair market value of any property received, other than any such amount received in respect to accrued interest (which will be taxable as such if not previously included in income), and the United States Holder's tax basis in the convertible note. Gain or loss recognized on the sale, exchange or retirement of a convertible note generally will be a capital gain or loss. In the case of a non-corporate United States Holder, the federal tax rate applicable to capital gains will depend upon the United States Holder's holding period for the convertible notes, with a preferential rate available for convertible notes held for more than one year, and upon the United States Holder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

Conversion of the convertible notes

         A United States Holder generally will not recognize any income, gain, or loss upon conversion of a convertible note into class A common stock (except with respect to cash received in lieu of a fractional share of class A common stock). Such United States Holder's basis in the class A common stock received on conversion of a convertible note will be the same as such United States Holder's tax basis in the convertible note at the time of conversion (reduced by any basis allocable to a fractional share interest as described below), and the holding period for the class A common stock received on conversion will include the holding period of the convertible note.

         Cash received in lieu of a fractional share of class A common stock will be treated as a payment in exchange for the fractional share interest in the class A common stock. Accordingly, the receipt of cash in lieu of a fractional share of class A common stock will generally result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's basis in the fractional share).

Constructive dividends

         The conversion price of the convertible notes is subject to adjustment under specified circumstances. Under Section 305 of the Code and applicable treasury regulations, adjustments or the failure to make adjustments to the Conversion Price of the convertible notes may result in a taxable constructive dividend to United States Holders, resulting in ordinary income to the extent of our earnings and profits, if, and to the extent that, the adjustments in the Conversion Price increase the proportionate interest of a United States Holder of a convertible note in our fully diluted stock, class A common stock, whether or not the United States Holder ever converts the convertible notes into our class A common stock.

Dividends on class A common stock

         Dividends paid on class A common stock generally will be includible in the income of a United States Holder as ordinary income to the extent of our current or accumulated earnings and profits. Subject to certain limitations, a corporate taxpayer holder of class A common stock that receives dividends thereon generally will be eligible for a dividends-received deduction equal to 70% of the dividends received.

Sale, exchange or redemption of class A common stock

         Upon the sale, exchange or redemption of class A common stock, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and the United States Holder's adjusted basis in the class A common stock. In the case of a non-corporate United States Holder, the federal tax rate applicable to capital gains will depend upon the United States Holder's holding period for the class A common stock, with a preferential rate available for class A common stock held for more than one year, and upon the United States Holder's marginal tax rate for ordinary income. The deductibility of capital loss is subject to limitations.

FOREIGN HOLDERS

Convertible notes

         Stated Interest. Payments of interest on a convertible note to a Foreign Holder will not be subject to U.S. federal withholding tax provided that:



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     o    the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote (treating, for such purpose, convertible notes held by a holder as having been converted into our class A common stock);

     o the holder is not a controlled foreign corporation that is related to us through stock ownership; and

     o either (a) the beneficial owner of the convertible note, under penalties of perjury, provides us or our agent wit its name and address and certifies that it is not a U.S. person or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities i the ordinary course of its trade or business (a "financial institution") certifies to us or our agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes to us or our agent a copy thereof.

         For purposes of this summary, we refer to this exemption from U.S. federal withholding tax as the "Portfolio Interest Exemption." Under U.S. treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, the certification under penalties of perjury described above may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

         The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a U.S. trade or business will be subject to U.S. federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding.

         A Foreign Holder will generally be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the U.S. and, if an applicable tax treaty so provides, such gain is attributable to a U.S. permanent establishment maintained by the Foreign Holder. Such effectively connected income received by a Foreign Holder, which is a corporation, may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

         To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Foreign Holder must provide a properly executed U.S. Treasury Form W-8 BEN or Form W-8 ECI (or a suitable substitute form), as applicable, prior to the payment of interest. These forms must be periodically updated. U.S. treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, require Foreign Holders or, under certain circumstances, a qualified intermediary to file a withholding certificate with our withholding agent to obtain the benefit of an applicable tax treaty providing for a lower rate of withholding tax. Such certificate must contain, among other information, the name and address of the Foreign Holder.

         Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

         Sale, exchange or redemption of the convertible notes. A Foreign Holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale or exchange of convertible notes unless (1) the holder is an individual who was present in the U.S. for 31 days or more during the calendar year and for an aggregate of 183 days during a three year period ending in the current calendar year (which 183 day period includes all days present in the current calendar year, one-third of the days present in the preceding calendar year, and one-sixth of the days present in the second preceding calendar year), and certain other conditions are met ("U.S. Resident"), (2) the gain is effectively connected with the conduct of a trade or business of the holder in the U.S. and, if an applicable tax treaty so provides, such gain is attributable to a U.S. permanent establishment maintained by such holder ("Effectively Connected Income") or (3) we are or have been a "U.S. real property holding corporation" (a "USRPHC") within a specified time period, as described below under "-- Sale, exchange or redemption of class A common stock," and the holder owns or has owned (actually or constructively) more than 5% of the total value of the convertible notes at any time during the shorter of the five-year period preceding the date of the disposition or the holder's holding period (in which case the gain will be treated as Effectively Connected Income). Effectively Connected Income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty



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rate. Additionally, for USRPHC purposes, it is possible that a Foreign Holder that initially owns 5% or less of the total value of the convertible notes may subsequently be considered to own more than 5% of the total value of the convertible notes due to other holders' conversion of convertible notes into class A common stock. Regardless of whether a disposition of any convertible note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the convertible notes or a financial intermediary involved in any such transaction.

Conversion of the convertible notes

         In general, no U.S. federal income tax or withholding tax will be imposed upon the conversion of a convertible note into class A common stock by a Foreign Holder except (1) to the extent the class A common stock is considered attributable to accrued interest not previously included in income, which may be taxable under the rules set forth in "Foreign Holders -- Stated Interest," (2) with respect to the receipt of cash in lieu of fractional shares by Foreign Holders upon conversion of a convertible note, in each case (and in the case of both (1) and (2) the Foreign Holder is a U.S. Resident or the income is Effectively Connected Income), or (3) we are a USRPHC as discussed below, the Foreign Holder owns or has owned (actually or constructively) more than 5% of the value of the convertible notes at any time during the shorter of the five-year period preceding the date of conversion of the Foreign Holder's holding period, and certain other conditions apply. For purposes of (3), it is possible that a Foreign Holder that initially owns 5% or less of the total value of the convertible notes may subsequently be considered to own more than 5% of the total value of the convertible notes due to other holders' conversion of convertible notes into class A common stock. Regardless of whether a conversion of any convertible note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applied to us or a financial intermediary involved in any such transaction.



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Sale, exchange or redemption of class A common stock

         A Foreign Holder will generally not be subject to U.S. federal income tax or withholding tax on the sale or exchange of class A common stock unless either of the conditions described in (1) or (2) above under "Foreign Holders -- Sale, exchange or redemption of the convertible notes" is satisfied or we are or have been a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Foreign Holder's holding period. We do not believe we are, nor do we believe we have ever been a USRPHC. Further, we do not expect in the foreseeable future to become a USRPHC. If we are, or become, a USRPHC, so long as the class A common stock continues to be regularly traded on an established securities market within the meaning of Section 897(c)(3) of the Code, only a Foreign Holder who holds or held directly, indirectly or constructively, at any time during the shorter of the five-year period preceding the date of disposition or the Foreign Holder's holding period, more than 5% of the class A common stock will be subject to U.S. federal income tax on the disposition of the class A common stock. For purposes of the ownership test described above, a Foreign Holder of convertible notes will be considered as constructively owning the class A common stock into which such convertible notes are convertible. Regardless of whether a disposition of class A common stock is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the class A common stock or a financial intermediary involved in any such transaction.

Distributions on class A common stock

         Distributions by us with respect to the class A common stock that are treated as dividends paid or deemed paid (including a deemed distribution on the convertible notes or class A common stock as described above under "United States Holders -- Constructive dividends") to a Foreign Holder, excluding dividends that are effectively connected with the conduct of a trade or business in the U.S. by such Foreign Holder which are taxable as described below, will be subject to U.S. federal withholding tax at a 30% rate, or lower rate provided under any applicable income tax treaty. Except to the extent that an applicable tax treaty otherwise provides, a Foreign Holder will be subject to tax in the same manner as a United States Holder on dividends paid or deemed paid that are effectively connected with the conduct of a trade or business in the U.S. by the Foreign Holder. If such Foreign Holder is a foreign corporation, it may in certain circumstances also be subject to a U.S. "branch profits tax" on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Foreign Holder delivers U.S. Treasury Form W-8, ECI to the payor.

         Under current U.S. treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the withholding discussed above, and under the current interpretation of U.S. treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under U.S. treasury regulations which generally are effective for payments made after December 31, 2000, subject to certain transition rules, however, a Foreign Holder of class A common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under current U.S. treasury regulations, in the case of class A common stock held by a foreign partnership, or other fiscally transparent entities, the certification requirement would generally be applied to the partners of the partnership and the partnership would be required to provide certain information, including a U.S. taxpayer identification number. The treasury regulations also provide look-through rules for tiered partnerships.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a convertible note, dividends on class A common stock, and payments of the proceeds of the sale of a convertible note or class A common stock to certain non-corporate United States Holders, and a 31% backup withholding tax may apply to such payment if the United States Holder (1) fails to furnish or certify his correct taxpayer identification number to the payer in the manner required, (2) is notified by the IRS that he has failed to report payments of interest or dividends properly or (3) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments.

         Information reporting requirements will apply to payments of interest or dividends to Foreign Holders where such interest or dividends are subject to withholding or are exempt from U.S. withholding tax pursuant to a tax treaty, or where such interest is exempt from U.S. tax under the Portfolio Interest Exemption discussed above. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.

         Treasury regulations provide that backup withholding and information reporting will not apply to payments of principal on the convertible notes by us to a Foreign Holder if the Foreign Holder certifies as to its status as a Foreign Holder under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge that the Foreign Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

         The payment of the proceeds from the disposition of convertible notes or class A common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Foreign Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a convertible note or class A common stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is:

   o a "controlled foreign corporation" for U.S. federal income tax purposes; or

   o a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connecte with the conduct of a U.S. trade or business.

         In the case of the payment of proceeds from the disposition of convertible notes or class A common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, treasury regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Foreign Holder and the broker has no knowledge to the contrary.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

         U.S. treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, will generally expand the circumstances under which information reporting and backup withholding may apply. Holders of convertible notes should consult their tax advisors regarding the application of the information and reporting and backup withholding rules, including such treasury regulations.

         THE ABOVE SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF CONVERTIBLE NOTES IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF CONVERTIBLE NOTES SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THE HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE NOTES INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT REVISIONS OF THESE TAX LAWS.

                             SELLING SECURITYHOLDERS


         The convertible notes were originally issued by us and sold by the initial purchasers in transactions not requiring registration under the Securities Act or applicable state securities laws. The initial purchasers of the convertible notes offered and sold the convertible notes to persons they reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of other "accredited investors"(as defined in Rule 501(a)(1)(, (2) or (7) of the Securities Act). Selling securityholders, which includes their transferees, pledgees or donees and their successors, may from time to time offer and sell pursuant to this prospectus any or all of the convertible notes or shares of class A common stock into which they are convertible.

         The following table provides information, as of the date of this prospectus, regarding the principal amount of the convertible notes and shares of class A common stock beneficially owned that may be offered and sold by each selling securityholder. The information is based upon information provided to us by each selling securityholder. The selling securityholders may have sold, transferred or otherwise disposed of all or any portion of their convertible notes or acquired additional convertible notes since the date on which they provided information to us. Any of the foregoing would have been pursuant to transactions not requiring registration under the Securities Act or applicable state securities laws.

         Because the selling securityholders may offer all or some portion of the convertible notes and shares of class A common stock into which they are convertible, we cannot estimate the amount of convertible notes or the number of shares of class A common stock that will be held by the selling securityholders upon termination of such sales.


                                                                             SHARES OF
                                                                              CLASS A
                                                                              COMMON
                                                                               STOCK
                                                                               OWNED
                                                   PRINCIPAL AMOUNT OF       PRIOR TO
                                                    CONVERTIBLE NOTES           THE              SHARES OF CLASS A
                                                   BENEFICIALLY OWNED        OFFERING           COMMON STOCK OFFERED
           NAME                                    AND OFFERED HEREBY         (1)(2)                 HEREBY(2)
Abele, John                                          $       100,000                                            2,310
AFTRA Health Fund                                    $       190,000                                            4,389
AIG/National Union Fire Insurance                    $       875,000                                           20,213
AK Steel Master Pension Trust                        $     4,520,000                                          104,412
Alexandra Global Investment Fund 1, Ltd.             $     2,000,000                                           46,200
Allstate Insurance Company                           $     4,800,000                                          110,880
Allstate Life Insurance Company                      $     1,200,000                                           27,720
Alta Partners Holdings, LDC                          $    19,500,000                                          450,450
American Investors Life Insurance                    $       400,000                                            9,240
Company
American Samoa Government                            $        52,000                                            1,201

                                                                             SHARES OF
                                                                              CLASS A
                                                                              COMMON
                                                                               STOCK
                                                                               OWNED
                                                   PRINCIPAL AMOUNT OF       PRIOR TO
                                                    CONVERTIBLE NOTES           THE              SHARES OF CLASS A
                                                   BENEFICIALLY OWNED        OFFERING           COMMON STOCK OFFERED
           NAME                                    AND OFFERED HEREBY         (1)(2)                 HEREBY(2)
Amerus Life Insurance Company                        $       500,000                                            11,550
(Amerus Multi-Fund Convertible Account)
Arbitrex Master Fund L.P.                            $     9,000,000                                           207,900
Argent Classic Convertible Arbitrage Fund            $     6,000,000                                           138,600
L.P.
Argent Classic Convertible Arbitrage Fund            $    11,000,000                                           254,100
(Bermuda) Ltd.
Argent Convertible Arbitrage Fund Ltd.               $    12,000,000                                           277,200
Argent LowLev Convertible Arbitrage Fund             $       500,000                                            11,550
LLC
Bank Austria Cayman Islands, Ltd.                    $    12,030,000                                           277,893
Bankers Trust Company                                $     1,065,360                                            24,610
Bear Stearns & Co. Inc.                              $     3,600,000                                            83,160
Black Diamond Convertible Offshore LDC               $       500,000                                            11,550
Black Diamond Offshore Ltd.                          $     1,180,000                                            27,258
BNY Hamilton Equity Income Fund                      $     6,000,000                                           138,600
BP Amoco PLC Master Trust                            $     1,535,000                                            35,459
BTES - Convertible ARB                               $     2,000,000                                            46,200
BTPO - Growth VS Value                               $     4,000,000                                            92,400
California Public Employees' Retirement              $    20,000,000                                           462,000
System
Campbell, Estate of James                            $       331,000                                             7,646
Cannizaro, Salvatore                                 $        55,000                                             1,271
Canyon Capital Arbitrage Master Hedge                $    25,000,000                                           577,501
Fund, Ltd
Canyon MAC 18 LTD (RMF)                              $     7,000,000                                           161,700

                                                                             SHARES OF
                                                                              CLASS A
                                                                              COMMON
                                                                               STOCK
                                                                               OWNED
                                                   PRINCIPAL AMOUNT OF       PRIOR TO
                                                    CONVERTIBLE NOTES           THE              SHARES OF CLASS A
                                                   BENEFICIALLY OWNED        OFFERING           COMMON STOCK OFFERED
           NAME                                    AND OFFERED HEREBY         (1)(2)                 HEREBY(2)
Canyon Value Realization Fund (Cayman),              $    45,000,000                                         1,039,501
Ltd.
Canyon Value Realization Fund L.P.                   $    25,000,000                                           577,501
CFFX, LLC                                            $     3,000,000                                            69,300
Chase Manhattan Private Bank & Trust                 $        55,000                                             1,271
Chrysler Corporation Master Retirement               $     3,950,000                                            91,245
Trust
Cinader, Arthur                                      $       105,000                                             2,426
Circlet (IMA) Limited                                $     2,000,000                                            46,200
Citicorp Life Insurance Company                      $        40,000                                               924
Citi-SAM Fund-Ltd                                    $     4,300,000                                            99,330
Class I C Company                                    $     2,000,000                                            46,200
Clinton Multistrategy Master Fund Ltd.               $     9,850,000                                           227,535
Clinton Riverside Convertible Portfolio              $    15,650,000                                           361,515
Limited
Convertible Securities Fund                          $       150,000                                             3,465
Crusade for Family Prayer                            $        90,000                                             2,079
Delta Airlines Master Trust                          $     1,075,000                                            24,833
Delta Airlines Master Trust - High Income            $       340,000                                             7,854
Delta Pilots D&S Trust                               $       555,000                                            12,821
Deutsche Banc Alex Brown Inc.                        $    48,200,000                                         1,113,421
Double Black Diamond Offshore LDC                    $     5,512,000                                           127,327
Educational Trust                                    $         5,000                                               116
Elizabeth Town College                               $       130,000                                             3,003
Enron North America Corp.                            $     6,000,000                                           138,600

                                                                             SHARES OF
                                                                              CLASS A
                                                                              COMMON
                                                                               STOCK
                                                                               OWNED
                                                   PRINCIPAL AMOUNT OF       PRIOR TO
                                                    CONVERTIBLE NOTES           THE              SHARES OF CLASS A
                                                   BENEFICIALLY OWNED        OFFERING           COMMON STOCK OFFERED
           NAME                                    AND OFFERED HEREBY         (1)(2)                 HEREBY(2)
Fidelity Advisor Series I: Fidelity Advisor          $     4,750,000                                           109,725
Dividend Growth Fund
Fidelity Advisor Series VII: Fidelity                $     5,700,000                                           131,670
Advisor Telecommunications & Utilities
Growth Fund
Fidelity Charles Street Trust: Fidelity Asset        $    34,160,000                                           789,097
Manager
Fidelity Charles Street Trust: Fidelity Asset        $    17,360,000                                           401,016
Manger: Growth
Fidelity Financial Trust: Fidelity                   $     5,500,000                                           127,050
Convertible Securities Fund
Fidelity Hastings Street Trust: Fidelity Fund        $    14,620,000                                           337,722
Fidelity Hastings Street Trust: Fidelity             $     2,760,000                                            63,756
Growth & Income II Portfolio
Fidelity Management Trust Company                    $       380,000                                             8,778
Fidelity Securities Fund: Fidelity Dividend          $    33,730,000                                           779,164
Growth Fund
Fidelity Select Portfolios: Multimedia               $     2,000,000                                            46,200
Portfolio
Fidelity Select Portfolios:                          $     3,700,000                                            85,470
Telecommunications Portfolio
Fidelity Summer Street Trust: Fidelity               $    20,000,000                                           462,000
Capital & Income Fund
Fidelity Trend Fund: Fidelity Trend Fund             $     1,000,000                                            23,100
First Union National Bank                            $    10,000,000                                           231,000
First Union Securities, Inc.                         $     2,130,000                                            49,203
Fleetwood Retirement Plan                            $       395,000                                             9,125
GCG Mid Cap Growth Series (Novelty &                 $    29,680,000                                           685,609
Co.)
Goldman, Sachs and Company                           $       330,000                                             7,623

                                                                             SHARES OF
                                                                              CLASS A
                                                                              COMMON
                                                                               STOCK
                                                                               OWNED
                                                   PRINCIPAL AMOUNT OF       PRIOR TO
                                                    CONVERTIBLE NOTES           THE              SHARES OF CLASS A
                                                   BENEFICIALLY OWNED        OFFERING           COMMON STOCK OFFERED
           NAME                                    AND OFFERED HEREBY         (1)(2)                 HEREBY(2)
Golub Corporation Employee Retirement                $       165,000                                             3,812
Plan
Guidepost- A Church Corporation                      $       125,000                                             2,888
Hamilton Partners Limited                            $    10,000,000                                           231,000
HBK Master Fund L.P.                                 $    37,000,000                                           854,701
HFR TQA Master Trust                                 $       200,000                                             4,620
Hollow Battle & Co.                                  $     2,000,000                                            46,200
Hotel Union & Hotel Industry of Hawaii               $       565,000                                            13,052
Pension Plan
IL Annuity and Insurance Company                     $       750,000                                            17,325
IMF Convertible Fund                                 $       900,000                                            20,790
Investcorp-SAM Fund Ltd                              $     3,800,000                                            87,780
Island Holdings                                      $        50,000                                             1,155
James Campbell Corporation                           $       433,000                                            10,002
Jeffries & Company Inc.                              $        12,000                                               277
Jersey (IMA) Ltd.                                    $       550,000                                            12,705
JMG Capital Partners, L.P.                           $    57,250,000                                         1,322,476
JMG Triton Offshore FD Ltd.                          $    60,250,000                                         1,391,776
JP Morgan Securities Inc.                            $    17,150,000                                           396,165
KBC Financial Products USA Inc.                      $     3,000,000                                            69,300
LDG Limited                                          $       465,000                                            10,742
Leonardo L.P.                                        $    13,000,000                                           300,300
Lexington Vantage Fund Ltd.                          $       200,000                                             4,620
LibertyView Fund LLC                                 $       100,000                                             2,310
LibertyView Funds L.P.                               $     1,850,000                                            42,735

                                                                             SHARES OF
                                                                              CLASS A
                                                                              COMMON
                                                                               STOCK
                                                                               OWNED
                                                   PRINCIPAL AMOUNT OF       PRIOR TO
                                                    CONVERTIBLE NOTES           THE              SHARES OF CLASS A
                                                   BENEFICIALLY OWNED        OFFERING           COMMON STOCK OFFERED
           NAME                                    AND OFFERED HEREBY         (1)(2)                 HEREBY(2)
Lincoln National Convertible Securities              $       500,000                                            11,550
Fund
Lipper Convertibles, L.P.                            $     3,000,000                                            69,300
Lipper Convertibles, L.P. (Class B)                  $     1,000,000                                            23,100
Lipper Convertibles Series II, L.P.                  $     1,000,000                                            23,100
Lipper Offshore Convertibles, L.P.                   $     3,000,000                                            69,300
Lipper Offshore Convertibles, L.P. #2                $     1,000,000                                            23,100
Liz Claiborne Foundation                             $        45,000                                             1,040
Long Island Trust c/o Klukwan, Inc.                  $         5,000                                               116
Lyxor Master Fund                                    $     2,000,000                                            46,200
Mainstay Convertible Fund                            $     2,680,000                                            61,908
Mainstay VP Convertible Portfolio                    $       760,000                                            17,556
MFS Mid Cap Growth Fund                              $   100,000,000                                         2,310,002
MFS/Sunlife Series Trust-Mid Cap Growth              $     1,380,000                                            31,878
Series
MFS Total Return Fund                                $     5,000,000                                           115,500
MFS VIT-MFS Mid Cap Growth Series                    $       620,000                                            14,322
Microsoft Corporation                                $     2,820,000                                            65,142
Microsoft Corporation - High Income                  $     1,840,000                                            42,504
Morgan Stanley & Co.                                 $    10,000,000                                           231,000
Motion Picture Industry Health Plan -                $       365,000                                             8,432
Active Member Fund
Motion Picture Industry Health Plan -                $       115,000                                             2,657
Retiree Member Fund
Nations Convertible Securities Fund                  $     5,850,000                                           135,135
New York Life Separate Account #7                    $       370,000                                             8,547

                                                                             SHARES OF
                                                                              CLASS A
                                                                              COMMON
                                                                               STOCK
                                                                               OWNED
                                                   PRINCIPAL AMOUNT OF       PRIOR TO
                                                    CONVERTIBLE NOTES           THE              SHARES OF CLASS A
                                                   BENEFICIALLY OWNED        OFFERING           COMMON STOCK OFFERED
           NAME                                    AND OFFERED HEREBY         (1)(2)                 HEREBY(2)
NMS Services (Cayman) Inc.                           $    25,500,000                                           589,051
OCM Convertible Trust                                $     1,850,000                                            42,735
OCM High Income Convertible Limited                  $       570,000                                            13,167
Partnership
Ohio National Growth & Income                        $     1,000,000                                            23,100
Ondeo Nalco                                          $       220,000                                             5,082
Partner Reinsurance Company Ltd.                     $       635,000                                            14,669
Penn Capital Strategic High Yield Fund               $       510,000                                            11,781
Penn High Yield Fund                                 $       630,000                                            14,553
Pimco Convertible Fund                               $       500,000                                            11,550
Primerica Life Insurance Company                     $       728,000                                            16,817
Qwest Occupational Health Trust                      $       275,000                                             6,353
Ramius Capital Group                                 $     1,000,000                                            23,100
RCG Halifax Master Fund, Ltd.                        $       600,000                                            13,860
RCG Latitude Master Fund Ltd.                        $     3,370,000                                            77,847
RCG Multi Strategy L.P.                              $       500,000                                            11,550
Rhapsody Fund , L.P.                                 $     5,400,000                                           124,740
Rogers Corp. DB Pension Plan                         $        40,000                                               924
Rogers Corp. Employees' Pension Plan                 $        20,000                                               462
RS Mid Cap Opportunities Fund                        $     1,000,000                                            23,100
Ruth Berry Trust DTD                                 $        50,000                                             1,155
R(2)Investments, LDC                                 $    60,000,000                                         1,386,001
Sage Capital                                         $     2,000,000                                            46,200
Salomon Smith Barney Inc.                            $     8,000,000                                           184,800

                                                                             SHARES OF
                                                                              CLASS A
                                                                              COMMON
                                                                               STOCK
                                                                               OWNED
                                                   PRINCIPAL AMOUNT OF       PRIOR TO
                                                    CONVERTIBLE NOTES           THE              SHARES OF CLASS A
                                                   BENEFICIALLY OWNED        OFFERING           COMMON STOCK OFFERED
           NAME                                    AND OFFERED HEREBY         (1)(2)                 HEREBY(2)
San Diego County Employee's Retirement               $       250,000                                             5,775
Association - High Income
Sandler Associates                                   $     4,350,000                                           100,485
Sandler Internet Partners                            $     1,800,000                                            41,580
Shell Pension Trust                                  $       515,000                                            11,897
Shepard Investments International, Ltd               $     5,486,000                                           126,727
Sherman Fairchild Foundation, Inc.                   $       330,000                                             7,623
Sloane, Carl S. and Toby M                           $        40,000                                               924
Southern Farm Bureau Life Insurance                  $       450,000                                            10,395
St. Albans Partners                                  $     5,000,000                                           115,500
Stark International                                  $     5,514,000                                           127,374
State Employees' Retirement Fund of the              $     1,570,000                                            36,267
State of Delaware
State of Connecticut Combined Investment             $     3,190,000                                            73,689
Funds
SunAmerica/MFS Mid Cap Growth                        $     7,630,000                                           176,253
Portfolio
Sunrise Partners L.L.C                               $     2,500,000                                            57,750
Susquehanna Capitol Group                            $     1,400,000                                            32,340
TQA Master Fund Ltd.                                 $     6,138,000                                           141,788
Transamerica Life Canada IMS Asset                   $     2,000,000                                            46,200
Allocation Fund
Travelers Indemnity Company, The                     $     2,754,000                                            63,617
Travelers Insurance Company - Life, The              $     1,289,000                                            29,776
Travelers Insurance Company Separate                 $        90,000                                             2,079
Account - TLAC, The
Travelers Life and Annuity Company, The              $        99,000                                             2,287

                                                                             SHARES OF
                                                                              CLASS A
                                                                              COMMON
                                                                               STOCK
                                                                               OWNED
                                                   PRINCIPAL AMOUNT OF       PRIOR TO
                                                    CONVERTIBLE NOTES           THE              SHARES OF CLASS A
                                                   BENEFICIALLY OWNED        OFFERING           COMMON STOCK OFFERED
           NAME                                    AND OFFERED HEREBY         (1)(2)                 HEREBY(2)
Travelers Mid Cap Growth Portfolio                   $     6,590,000                                           152,229
Tribeca Investments L.L.C                            $     5,000,000                                           115,500
UBS AG                                               $    34,500,000                                           796,951
UBS AG London Branch                                 $    62,000,000                                         1,432,201
UBS Warburg LLC                                      $    41,385,000                                           955,994
University of Chicago                                $     1,215,000                                            28,067
Value Realization Fund, LP                           $    25,000,000                                           577,501
Vanguard Convertible Securities Fund, Inc.           $     3,250,000                                            75,075
Variable Insurance Products Fund III:                $    21,240,000                                           490,644
Growth & Income Portfolio
Viacom Inc. Pension Plan Master Trust                $        60,000                                             1,386
West Jersey Health and Hospital                      $        45,000                                             1,040
Foundation
West Jersey Health System Reserve Fund               $       220,000                                             5,082
White River Securities L.L.C                         $     2,500,000                                            57,750
Worldwide Transactions Ltd.                          $       308,000                                             7,115
Zola Partners, LP                                    $       250,000                                             5,775
Zurich Institutional Benchmarks Master               $       200,000                                             4,620
Fund
Zurich Institutional Benchmarks Master               $       312,000                                             7,207
Fund Limited
Other current and future holders of                  $  (242,168,360)                                       (5,594,095)
convertible notes(3)
          TOTALS                                     $ 1,000,000,000                                        23,100,023

----------

         (1) Includes shares of class A common stock into which the notes are convertible.

         (2) Assumes a conversion price of $43.29 per share and the payment of cash in lieu of fractional shares.

         (3) Information concerning other selling securityholders, including current holders of convertible notes for which we have not received information regarding their holdings of convertible notes and class A common stock, will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that such holders do not beneficially own any other shares of class A common stock, other than the shares issuable upon conversion of the convertible notes.

         None of the selling securityholders has had any material relationship with us or our affiliates within the past three years.

         Information concerning the selling securityholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion price of the convertible notes may be adjusted under certain circumstances which will change the number of shares of class A common stock received upon their conversion.

                              PLAN OF DISTRIBUTION


         The selling securityholders and their successors (which term includes their transferees, pledgees or donees of their successors) may sell the convertible notes and the class A common stock into which they are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers (which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved).

         The convertible notes and the class A common stock into which they are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions): (1) on any national securities exchange or quotation service on which the notes or the class A common stock may be listed or quoted at the time of sale; (2) in the over-the-counter market; (3) in transactions otherwise than on such exchanges or services or in the over-the-counter market; (4) through the writing of options (whether such options are listed on an options exchange or otherwise); or (5) through the settlement of short sales. In connection with the sale of the convertible notes and the class A common stock received upon their conversion or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the class A common stock, into which they are convertible and deliver these securities to close out such short positions, or loan or pledge the notes or the class A common stock into which they are convertible to broker-dealers that in turn may sell these securities.

         The aggregate proceeds to the selling securityholders from the sale of the convertible notes or class A common stock into which they are convertible offered by them hereby will be the purchase price of such convertible notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

         Our outstanding class A common stock is listed for trading on Nasdaq National Market. We do not intend to list the convertible notes for trading on any national securities exchange or on the Nasdaq National market and can give no assurance about the development of any trading market for the notes.

         In order to comply with the securities laws of some states, if applicable, the convertible notes and class A common stock into which they are convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the convertible notes and class A common stock into which they are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the convertible notes and common stock into which they are convertible may be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale or the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any convertible notes or class A common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

         To the extent required, the specific convertible notes or shares of class A common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.


                                  LEGAL MATTERS

         Friedlob Sanderson Paulson & Tourtillott, LLC, Denver, Colorado, will pass on the validity of the convertible notes and the class A common stock issuable upon their conversion. Mr. Friedlob, a member of the firm, is also a member of our Board of Directors and currently owns options to acquire 38,000 shares of class A common stock. Friedlob Sanderson Paulson & Tourtillott, LLC will rely on an opinion of Hale Lane Peek Dennison Howard and Anderson, Reno, Nevada, as to matters of Nevada law.

         Certain legal matters will be passed upon for the initial purchaser by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                             INDEPENDENT ACCOUNTANTS

         The audited financial statements incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

================================================================================
January 25, 2002



                       ECHOSTAR COMMUNICATIONS CORPORATION


                                 $1,000,000,000
                 5 3/4% Convertible Subordinated Notes Due 2008



                    -----------------------------------------

                                   PROSPECTUS

                    -----------------------------------------

















We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following table sets forth the costs and expenses, other than any underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee                  $    250,000
Legal fees and expenses                     50,000
Printing fees                               25,000
Accounting fees and expenses                15,000
Transfer agent fees                             50
Miscellaneous                                  950
                                      ------------
                  Total               $    341,000
                                      ============


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Chapter 78.7502(1) of the Nevada Revised Statutes allows us to indemnify any person made or threatened to be made a party to any action (except an action by or in the right of us, a "derivative action"), by reason of the fact that he is or was a director, officer, employee or agent of us, or is or was serving at the request of us as a director, officer, employee or agent of another corporation, against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in a good faith manner which he reasonably believed to be in or not opposed to the best interests of us and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Under chapter 78.7502(2), a similar standard of care applies to derivative actions, except that indemnification is limited solely to expenses (including attorneys' fees) incurred in connection with the defense or settlement of the action and court approval of the indemnification is required where the person seeking indemnification has been found liable to us. In addition, Chapter 78.751(2) allows us to advance payment of indemnifiable expenses prior to final disposition of the proceeding in question. Decisions as to the payment of indemnification are made by a majority of the Board of Directors at a meeting at which a quorum of disinterested directors is present, or by written opinion of special legal counsel, or by the stockholders.

         Provisions relating to liability and indemnification of officers and directors of us for acts by such officers and directors are contained in Article IX of the Amended and Restated Articles of Incorporation of us and Article IX our by- laws. These provisions state, among other things, that, consistent with and to the extent allowable under Nevada law, and upon the decision of a disinterested majority of our Board of Directors, or a written opinion of outside legal counsel, or our stockholders: (1) we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of us) by reason of the fact that he is or was our director, officer, employee, fiduciary or agent, or is or was serving at the request of us as director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of us, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and (2) we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he is or was our director, officer, employee, fiduciary or agent, or is or was serving at the request of us as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of us, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

ITEM 16. EXHIBITS

2.1 Agreement and Plan of Merger, dated October 28, 2001, by and between EchoStar Communications Corporation and Hughes Electronics Corporation (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K filed October 29, 2001, Commission File No. 000-26176)

2.2 Implementation Agreement, dated October 28, 2001, by and among General Motors Corporation, Hughes Electronics Corporation and EchoStar Communications Corporation (incorporated by reference to Exhibit 99.2 to our Current Report on Form 8-K filed October 29, 2001, Commission File No. 000-26176)

2.3 Stock Purchase Agreement, dated October 28, 2001, among EchoStar Communications Corporation, Hughes Electronics Corporation, Hughes Communications Galaxy, Inc., Hughes Communications Satellite Services, Inc. and Hughes Communications Inc. (incorporated by reference to
         Exhibit 99.3 to our Current Report on Form 8-K filed October 29, 2001, Commission File No. 000-26176)

4.1 Indenture, dated as of May 31, 2001 between EchoStar Communications Corporation and U.S. Bank Trust National Association, as trustee, including the form of 5 3/4% Convertible Subordinated Note Due 2008 attached as Exhibit A thereto (incorporated by reference to Exhibit 4.1 to the our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, Commission File No. 000-26176)

4.2 Registration Rights Agreement, dated as of May 31, 2001, by and among EchoStar Communications Corporation and the initial purchasers (incorporated by reference to Exhibit 4.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, Commission File No. 000-26176)

5.1      Opinion of Hale Lane Peek Dennison Howard and Anderson*

5.2      Opinion of Friedlob Sanderson Paulson & Tourtillott, LLC*

12.1     Computation of Ratio of Earnings to Fixed Changes**

23.1     Consent of Arthur Andersen LLP**

23.2     Consent of Hale Lane Peek Dennison Howard and Anderson (included in
         Exhibit 5.1)*

23.3     Consent of Friedlob Sanderson Paulson & Tourtillott, LLC (included in
         Exhibit 5.2)*

24.1 Power of Attorney (included on page II-4 of this registration statement)*

25.1 Form T-1 Statement of Eligibility of U.S. Bank Trust National Association to act as trustee under the Indenture*

99.1 Separation Agreement, dated October 28, 2001, by and between General Motors Corporation and Hughes Electronics Corporation (incorporated by reference to Exhibit 99.4 to our Current Report on Form 8-K filed October 29, 2001, Commission File No. 000-26176)

----------

* PREVIOUSLY FILED
** FILED HEREWITH

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (4) for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (5) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue; and

         (6) to file an application for the purpose of determining the eligibility of the trustee to act under Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado on January 25, 2002.

                                          ECHOSTAR COMMUNICATIONS CORPORATION


                                          By:   /s/ Michael R. McDonnell
                                             ----------------------------------
                                                Michael R. McDonnell
                                                Senior Vice President and
                                                Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                     Title                                      Date
---------                                     -----                                      ----
/s/ Charles W. Ergen*                         Chairman and Chief Executive Officer       January 25, 2002
------------------------------                (Principal Executive Officer)
Charles W.  Ergen

/s/ Michael R. McDonnell                      Chief Financial Officer                    January 25, 2002
------------------------------                (Principal Financial Officer)
Michael R. McDonnell


/s/ Cantey M. Ergen*                          Director                                   January 25, 2002
------------------------------
Cantey M. Ergen

/s/ David K. Moskowitz*                       Director                                   January 25, 2002
------------------------------
David K.  Moskowitz

/s/ Raymond L. Friedlob*                      Director                                   January 25, 2002
------------------------------
Raymond L.  Friedlob

/s/ O. Nolan Daines*                          Director                                   January 25, 2002
------------------------------
O.  Nolan Daines

/s/ James DeFranco*                           Director                                   January 25, 2002
------------------------------
James DeFranco

/s/ Peter A. Dea*                             Director                                   January 25, 2002
------------------------------
Peter A. Dea

*/s/ Michael R. McDonnell                                                                January 25, 2002
------------------------------
 Michael R. McDonnell
  Attorney-in-Fact

                                INDEX TO EXHIBITS


    NUMBER                                    TITLE
    -------                                   -----
      2.1         Agreement and Plan of Merger, dated October 28, 2001, by and between EchoStar Communications Corporation and Hughes
                  Electronics Corporation (incorporated by reference to Exhibit
                  99.1 to our Current Report on Form 8-K filed October 29, 2001,
                  Commission File No. 000-26176)

      2.2         Implementation Agreement, dated October 28, 2001, by and among
                  General Motors Corporation, Hughes Electronics Corporation and
                  EchoStar Communications Corporation (incorporated by reference to Exhibit 99.2 to our Current Report on Form 8-K filed
                  October 29, 2001, Commission File No. 000-26176)

      2.3         Stock Purchase Agreement, dated October 28, 2001, among
                  EchoStar Communications Corporation, Hughes Electronics
                  Corporation, Hughes Communications Galaxy, Inc., Hughes
                  Communications Satellite Services, Inc. and Hughes
                  Communications Inc. (incorporated by reference to Exhibit 99.3 to our Current Report on Form 8-K filed October 29, 2001,
                  Commission File No. 000-26176)

      4.1         Indenture, dated as of May 31, 2001, between EchoStar
                  Communications Corporation and U.S. Bank Trust National
                  Association, as trustee, including the form of 5 3/4%
                  Convertible Subordinated Note Due 2007 attached as Exhibit A thereto (incorporated by reference to Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30,
                  2001, Commission File No. 000-26176)

      4.2 Registration Rights Agreement, dated as of May 31, 2001, by and among EchoStar Communications Corporation and the initial purchasers (incorporated by reference to Exhibit 4.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30,
                  2001, Commission File No. 000-26176)

      5.1         Opinion of Hale Lane Peek Dennison Howard and Anderson*

      5.2         Opinion of Friedlob Sanderson Paulson & Tourtillott, LLC*

     12.1         Computation of Ratio of Earnings to Fixed Changes**

     23.1         Consent of Arthur Andersen LLP**

     23.2         Consent of Hale Lane Peek Dennison Howard and Anderson
                  (included in Exhibit 5.1)*

     23.3         Consent of Friedlob Sanderson Paulson & Tourtillott, LLC
                  (included in Exhibit 5.2)*

     24.1 Power of Attorney (included on page II-4 of this registration statement)*

     25.1         Form T-1 Statement of Eligibility of U.S. Bank Trust National
                  Association to act as trustee under the Indenture*

     99.1         Separation Agreement, dated October 28, 2001, by and between
                  General Motors Corporation and Hughes Electronics Corporation
                  (incorporated by reference to Exhibit 99.4 to our Current
                  Report on Form 8-K filed October 29, 2001, Commission File No.
                  000-26176)

* Previously filed
** Filed herewith